Exhibit 10.1

EXECUTION VERSION

Dated 16 April 2014

For

PAN-ASIA iGATE SOLUTIONS

the Company

arranged by

DBS BANK LTD.,

DEUTSCHE BANK, SINGAPORE BRANCH,

ING BANK N.V.,

and

STANDARD CHARTERED BANK

with

ING BANK N.V., SINGAPORE BRANCH

acting as Agent

RELATING TO A FACILITIES AGREEMENT

DATED 22 NOVEMBER 2013

SYNDICATION AND AMENDMENT AGREEMENT

ABU DHABI  |  BEIJING  |  BRUSSELS  |  FRANKFURT  |  HONG KONG  |  LONDON  |  MILAN  |  NEW YORK  |  PALO ALTO PARIS  |  ROME  |  SAN FRANCISCO  |  SÃO PAULO  |  SHANGHAI  |  SINGAPORE  |  TOKYO  |  TORONTO  |  WASHINGTON, DC

i

THIS AGREEMENT is dated 16 April 2014 and made between:

(1)	PAN-ASIA iGATE SOLUTIONS (the “Company”);

(2)	THE COMPANIES listed in Part I of Schedule 1 (together with the Company, the “Loan Parties”);

(3)	DBS BANK LTD., DEUTSCHE BANK AG, SINGAPORE BRANCH, ING BANK N.V. and STANDARD CHARTERED BANK (whether acting individually or together, the “Arrangers”);

(4)	THE FINANCIAL INSTITUTIONS listed in Part II of Schedule 1 as existing Lenders (the “Existing Lenders”);

(5)	THE FINANCIAL INSTITUTIONS listed in Part III of Schedule 1 as new Lenders (the “New Lenders”);

(6)	ING BANK N.V., SINGAPORE BRANCH as agent of the other Finance Parties (the “Agent”); and

(7)	ING BANK N.V., SINGAPORE BRANCH as security agent of the other Finance Parties (the “Security Agent”).

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Amendment Document” means this Agreement.

“Effective Date” means the Business Day on which the Agent shall have confirmed in writing that it has received all the documents listed in Schedule 4 (Conditions Precedent) to this Agreement and that each such document is, in form and substance, satisfactory to the Agent acting on the instructions of the Majority Lenders.

“EY Reorganisation Memorandum” means the memorandum detailing certain proposed reorganisations of the Group and related matters dated on 7 March 2014 prepared by Ernst & Young, in form and substance approved by the Agent acting on the instructions of the Majority Lenders.

“Facilities Agreement” means the Original Facilities Agreement, as amended and restated by this Agreement.

“Original Facilities Agreement” means the facilities agreement dated 22 November 2013 between the Company, the Loan Parties, the Agent, the Arrangers and the Existing Lenders.

“Syndication Date” means 22 April 2014.

1.2	Incorporation of defined terms

(a)	Unless otherwise expressly defined in this Agreement or the context otherwise requires, words and expressions defined in the Original Facilities Agreement have the same meaning in this Agreement.

(b)	The provisions of Clause 1.2 (Construction) of the Original Facilities Agreement shall apply to this Agreement with all necessary modifications as if they were expressly set out in full in this Agreement.

1.3	Clauses

In this Agreement any reference to a “Clause” or a “Schedule” is, unless the context otherwise requires, a reference to a Clause of or a Schedule to this Agreement.

1.4	Third Party Rights

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

1.5	Designation

In accordance with the Original Facilities Agreement, each of the Company and the Agent designate this Agreement as a Finance Document.

2.	EFFECTIVE DATE

2.1	Effective Date

Subject to:

(a)	no Event of Default having occurred which is continuing; and

(b)	the representations and warranties set out in Clause 3 (Representations) of this Agreement being true and accurate in all material respects (or, to the extent any materiality test or threshold or qualification referring to the Legal Reservations or Perfection Requirements or any qualification similar to the foregoing applies, in all respects), this Amendment Agreement and the amendments to the Original Facilities Agreement referred to in Clause 5 (Amendments to the Original Facilities Agreement) shall take effect on the Effective Date in accordance with their terms.

For the purposes determining whether an Event of Default has occurred under the Original Facilities Agreement by reason of any Reorganisation described in paragraphs (b)(i) or (ii) of the definition of “Permitted Merger” or any transaction of the type described in paragraph (f) of the definition of “Permitted Transaction”, the Effective Date will be treated as having occurred and any Event of Default which has occurred by reason of such Reorganisation or transaction will be deemed to be waived on the Effective Date.

2.2	Reservation of Rights

(a)	The waiver referred to in Clause 2.1 (Effective Date) shall apply only to the matters specifically referred to therein and is given in reliance upon all information supplied to the Finance Parties by the Loan Parties in relation to the matters referred to in the EY Reorganisation Memorandum being true and accurate in all material respects and upon the Loan Parties not omitting to disclose any matter that would result in the request being misleading in any material respect. Such waiver shall be without prejudice to any rights which the Finance Parties may now or hereafter have (i) in relation to any other circumstances or matters not specifically referred to herein (whether subsisting at the date hereof or otherwise); or (ii) in relation to any such information being untrue or inaccurate in any material respects or the Loan Parties omitting to disclose any matter that would result in such information being misleading in any material respect, which right shall remain in full force and effect.

(b)

This Agreement is without prejudice to any other breach of the Finance Documents or Default or Event of Default not referred to herein which may have occurred or will occur. In respect of any Default or Event of Default which has occurred or may occur, save as set out in Clause

2.1 (Effective Date), nothing in this Agreement shall operate as a waiver thereof and no failure or delay on the part of the Finance Parties or any of them under the Finance Documents in exercising any rights or remedies in respect thereof shall operate as a waiver of such rights and remedies.

3.	REPRESENTATIONS

Each Loan Party makes the Repeating Representations and the representations and warranties in Clause 20.12 (No misleading information) of the Facilities Agreement by reference to the facts and circumstances then existing on the date hereof, on the Syndication Date and on the Effective Date as if references to the “Transaction Documents” and “Finance Documents” were references to the “Transaction Documents” and the “Finance Documents” as amended and supplemented by this Agreement, and with reference to the facts and circumstances then existing.

4.	TRANSFER BY NOVATION

4.1	Transfer by novation

On the Syndication Date (whether or not a Default is continuing) each Existing Lender shall transfer by novation all or part of its Commitment, rights and obligations under the Finance Documents to a New Lender, so that:

(a)	each New Lender will become a Lender under the Facilities Agreement with a Facility A Commitment and a Facility B Commitment as set out in the relevant columns opposite its name in Schedule 2 (The Lenders);

(b)	each Existing Lender’s Facility A Commitment and Facility B Commitment shall be reduced to the respective amount set out in the relevant columns opposite its name in Schedule 2 (The Lenders);

(c)	each New Lender will become a Lender under the Facilities Agreement with a participation in each Loan as notified to it by the Agent pursuant to paragraphs (a) and (c) of Clause 4.6 (Lenders participations); and

(d)	each Existing Lender’s participation in each Loan shall be as notified to it by the Agent pursuant to paragraphs (a) and (c) of Clause 4.6 (Lenders participations).

4.2	Procedure for transfer by novation

The transfer by novation set out in Clause 4.1 (Transfer by novation) shall take effect on the Syndication Date so that:

(a)	to the extent that in Clause 4.1 (Transfer by novation) each Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents and in respect of the Transaction Security, each of the Loan Parties and each Existing Lender shall be released from further obligations towards one another under the Finance Documents and in respect of the Transaction Security and their respective rights against one another under the Finance Documents and in respect of the Transaction Security shall be cancelled (being the “Discharged Rights and Obligations”);

(b)	each of the Loan Parties and each New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Loan Party or other member of the Group and the relevant New Lender have assumed and/or acquired the same in place of that Loan Party and that Existing Lender;

(c)	the Agent, the Arrangers, the Security Agent, each New Lender and the other Lenders shall acquire the same rights and assume the same obligations between themselves and in respect of the Transaction Security as they would have acquired and assumed had each New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arrangers, the Security Agent and the relevant Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(d)	each New Lender shall become a Party as a “Lender”.

4.3	Amounts due on or before the Syndication Date

Any amounts payable to the Existing Lenders by the Loan Parties pursuant to any Finance Document (including, without limitation, all interest, fees and commission payable on the Syndication Date) in respect of any period ending on or before the Syndication Date shall be for the account of the Existing Lenders and none of the New Lenders shall have any interest in, or any rights in respect of, any such amount.

4.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, the Existing Lenders make no representation or warranty and assume no responsibility to the New Lenders for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Transaction Documents, the Transaction Security or any other documents;

(ii)	the financial condition of any Loan Party;

(iii)	the performance and observance by any Loan Party of its obligations under the Transaction Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Transaction Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lenders, the other Finance Parties and the Secured Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Loan Party and its related entities in connection with its participation in this Agreement and the Facilities Agreement and has not relied exclusively on any information provided to it by any Existing Lender or any other Finance Party in connection with any Transaction Document or the Transaction Security; and

(ii)	will continue to make its own independent approval of the creditworthiness of each Loan Party and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges any Existing Lender to:

(i)	accept a re-transfer or re-assignment from any New Lender of any of the rights and obligations transferred by novation under this Agreement; or

(ii)	support any losses directly or indirectly incurred by a New Lender by reason of the non-performance by any Loan Party of its obligations under the Transaction Documents or otherwise.

4.5	Administrative Details

Each New Lender has delivered to the Agent its Facility Office details and address, fax number and attention details for the purposes of Clause 33.2 (Addresses) of the Facilities Agreement.

4.6	Lenders’ participations

(a)	The Agent shall notify each New Lender and each Existing Lender of the amount and currency of each Facility A Loan and each Facility B Loan which was made before the Syndication Date and which is to continue to be outstanding on the Syndication Date and the amount and currency of its participation in that Facility A Loan and that Facility B Loan by 6.00 pm, three Business Days before the Syndication Date.

(b)	Each New Lender shall make its participation in each Facility A Loan and each Facility B Loan referred to in paragraph (a) above available for value on the Syndication Date in accordance with Clause 31.1 (Payments to the Agent) of the Facilities Agreement and, for the avoidance of doubt, will be allocated a participation in each Facility A Loan and each Facility B Loan in the amounts notified by the Agent pursuant to Clause 4.6(a) (Lenders’ participation) above for value on the Syndication Date.

4.7	Tax Confirmation

Each New Lender for the benefit of the Agent and without liability to any Loan Party confirms that is a Qualifying Lender.

4.8	Sponsor Affiliate confirmation

Each New Lender confirms that it is not a Sponsor Affiliate.

5.	AMENDMENTS TO ORIGINAL FACILITIES AGREEMENT

(a)	The parties hereto agree that with effect from the Effective Date, the Original Facilities Agreement shall be varied and amended and restated by this Agreement and shall be deemed to take effect in the form set out in Schedule 3 (Form of Facilities Agreement).

(b)	Subject to the terms of this Agreement, the Original Facilities Agreement will remain in full force and effect and as from the Effective Date references in the Original Facilities Agreement to “this Agreement”, “hereunder”, “herein” and like terms or to any provision of the Original Facilities Agreement shall be construed as a reference to the Original Facilities Agreement, or such provision, as amended and restated by this Agreement.

(c)	Except as otherwise provided in this Agreement, the Finance Documents remain in full force and effect.

6.	SECURITY AND GUARANTEE CONFIRMATION

Each Loan Party hereby represents, warrants and confirms to and for the benefit of each Finance Party on the date hereof and on the Effective Date that:

(a)	the Security created by the Transaction Security Documents to which it is a party extends where it purports to do so to the liabilities and obligations of the Loan Parties under the Original Facilities Agreement as amended by this Agreement and that the obligations of the Loan Parties arising under or in connection with this Agreement and the Original Facilities Agreement (as amended by the Agreement) and the other Amendment Documents form part of (but do not limit) the obligations secured under the Transaction Security Documents;

(b)	the Security created or conferred under the Transaction Security Documents to which it is a party continue in full force and effect in accordance with their terms notwithstanding the Amendment Document and the amendments to the Finance Documents contemplated by them; and

(c)	subject to certain jurisdictional guarantee limitations, its guarantee of the obligations and liabilities of the other Loan Parties to the Finance Parties on the terms of the Original Facilities Agreement extends where it purports to do so to the liabilities and obligations of the Loan Parties to the Finance Parties under the Original Facilities Agreement (as amended by this Agreement) and such guarantee continues in full force and effect in accordance with its terms.

7.	CONSENTS AND WAIVERS

The Company, each other Loan Party, the Arrangers, the Existing Lenders, the Agent and the Security Agent:

(a)	consent to the New Lenders becoming Lenders; and

(b)	waive the requirements of Clause 25 (Changes to the Lenders) of the Original Facilities Agreement (other than the requirements of paragraph (j) of Clause 25.2 (Changes to the Lenders)) for the purposes of this Agreement and for the transfer by novation effected pursuant to this Agreement.

8.	FURTHER ASSURANCE

The Borrower shall at its own expense, do, or procure that the relevant Loan Party will do, all acts necessary or reasonable to give effect to this Amendment Agreement.

9.	MISCELLANEOUS

9.1	Incorporation of terms

The provisions of Clause 33 (Notices), Clause 35 (Partial Invalidity) and Clause 42 (Enforcement) of the Original Facilities Agreement shall be incorporated into this Agreement as if set out in full in this Agreement and as if references in those clauses to “this Agreement” are references to this Agreement and as if references in those clauses to “Party” and “Lender” include the New Lenders.

9.2	Counterparts

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

10.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE PARTIES

Part I

The Loan Parties

Name of Borrower	Registration number (or equivalent, if any) Original Jurisdiction

Pan-Asia iGATE Solutions	099642 C1/GBL, Mauritius

Name of Original Loan Parties	Registration number (or equivalent, if any) Original Jurisdiction

iGATE Technologies Inc.	2926029, Pennsylvania

iGATE Inc.	932153, Pennsylvania

iGATE Holding Corporation	2684379, Delaware

iGATE Corporation	2723678, Pennsylvania

Part II

The Existing Lenders

DBS Bank Ltd.

Deutsche Bank AG, Singapore Branch

ING Bank N.V., Singapore Branch

Standard Chartered Bank, London

Standard Chartered Bank (Mauritius) Limited

Part III

The New Lenders

Hua Nan Commercial Bank Ltd., Offshore Banking Branch

Taiwan Cooperative Bank, Offshore Banking Branch

Taichung Commercial Bank Co., Ltd., Offshore Banking Branch

Qatar National Bank SAQ, Singapore Branch

Mizuho Bank, Ltd., Hong Kong Branch

Chang Hwa Commercial Bank Ltd., Offshore Banking Branch

Siemens Financial Services, Inc.

SCHEDULE 2

THE LENDERS

Name of Lender	Facility A Commitment (USD)	Facility B Commitment (USD)
DBS Bank Ltd.	38,875,000.00	22,500,000.00
Deutsche Bank AG, Singapore Branch	38,875,000.00	22,500,000.00
ING Bank N.V., Singapore Branch	38,875,000.00	22,500,000.00
Standard Chartered Bank (Mauritius) Limited	38,875,000.00	22,500,000.00
Hua Nan Commercial Bank Ltd., Offshore Banking Branch	4,500,000.00
Taiwan Cooperative Bank, Offshore Banking Branch	10,000,000.00
Taichung Commercial Bank Co., Ltd., Offshore Banking Branch	5,000,000.00
Qatar National Bank SAQ, Singapore Branch	15,000,000.00
Mizuho Bank, Ltd., Hong Kong Branch	25,000,000.00
Chang Hwa Commercial Bank Ltd., Offshore Banking Branch	20,000,000.00
Siemens Financial Services, Inc.	35,000,000.00
Total:	270,000,000	90,000,000

SCHEDULE 3

FORM OF FACILITIES AGREEMENT

FACILITIES AGREEMENT

Dated 22 November 2013

as amended and restated on 16 April 2014

For

PAN-ASIA iGATE SOLUTIONS

arranged by

DBS BANK LTD.

DEUTSCHE BANK AG, SINGAPORE BRANCH

ING BANK N.V.

and

STANDARD CHARTERED BANK

as Mandated Lead Arrangers and Bookrunners

with

ING BANK N.V., SINGAPORE BRANCH

acting as Agent

and

ING BANK N.V., SINGAPORE BRANCH

acting as Security Agent

FACILITIES AGREEMENT

ABU DHABI   |   BEIJING   |   BRUSSELS   |   FRANKFURT   |   HONG KONG   |   LONDON   |   MILAN   |   NEW YORK   |   PALO ALTO

PARIS   |   ROME   |   SAN FRANCISCO   |   SÃO PAULO   |   SHANGHAI   |   SINGAPORE   |   TOKYO   |   TORONTO   |   WASHINGTON, DC

29.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES	147

30.	SHARING AMONG THE FINANCE PARTIES	148

31.	PAYMENT MECHANICS	150

32.	SET-OFF	153

33.	NOTICES	154

34.	CALCULATIONS AND CERTIFICATES	156

35.	PARTIAL INVALIDITY	157

36.	REMEDIES AND WAIVERS	157

37.	AMENDMENTS AND WAIVERS	157

38.	CONFIDENTIALITY	162

39.	DISCLOSURE OF LENDER DETAILS BY AGENT	166

40.	COUNTERPARTS	167

41.	GOVERNING LAW	168

42.	ENFORCEMENT	168

SCHEDULE 1 THE ORIGINAL PARTIES		169

Part I The Original Loan Parties		169

Part II The Original Lenders		170

SCHEDULE 2 CONDITIONS PRECEDENT		171

Part I Conditions Precedent to Signing of the Agreement		171

Part II Conditions Precedent Required to be Delivered by an Additional Loan Party		174

SCHEDULE 3 REQUESTS		176

Part I Utilisation Request Loans		176

Part II Selection Notice Applicable to a Loan		177

SCHEDULE 4 FORM OF TRANSFER CERTIFICATE		178

SCHEDULE 5 FORM OF ASSIGNMENT AGREEMENT		180

SCHEDULE 6 FORM OF ACCESSION DEED		183

SCHEDULE 7 FORM OF RESIGNATION LETTER		185

SCHEDULE 8 FORM OF COMPLIANCE CERTIFICATE		186

SCHEDULE 9 TIMETABLES		187

Part I Loans		187

THIS AGREEMENT was originally dated 22 November 2013, as amended and restated on 16 April 2014, and made between:

(1)	iGATE CORPORATION (the “Parent”);

(2)	PAN-ASIA iGATE SOLUTIONS, a company incorporated in Mauritius (the “Borrower”);

(3)	THE SUBSIDIARIES of the Parent listed in Part I of Schedule 1 (The Original Parties) as Original Loan Parties as defined below;

(4)	DBS BANK LTD., DEUTSCHE BANK AG, SINGAPORE BRANCH, ING BANK N.V. and STANDARD CHARTERED BANK as mandated lead arrangers and bookrunners (together, the “Arrangers”);

(5)	THE FINANCIAL INSTITUTIONS listed in Part II of Schedule 1 (The Original Parties) as lenders (the “Original Lenders”);

(6)	ING BANK N.V., SINGAPORE BRANCH as agent of the other Finance Parties (the “Agent”); and

(7)	ING BANK N.V., SINGAPORE BRANCH as security trustee for the Secured Parties (the “Security Agent”).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Acceptable Bank” means:

(a)	a bank or financial institution which has a rating for its short-term unsecured and non-credit-enhanced debt obligations of A-1 or higher by Standard & Poor’s Rating Services or F1 or higher from Fitch Ratings Ltd or P-1 or higher by Moody’s Investors Service Limited or a comparable rating from an internationally recognised credit rating agency or, in the case of any bank or financial institution in India which has a rating for its short-term unsecured and non-credit-enhanced debt obligations of A1 or higher by CRISIL or an equivalent rating by an alternative Indian credit rating agency of similar standing to CRISIL;

(b)	any other bank or financial institution approved by the Agent;

(c)	any Arranger or Original Lender; or

(d)	any Approved Bank provided that none of Ulster Bank, Turkey Garanti Bank, China Merchant Bank, Banamex, BBVA Bancomer SA or Banco Nacional de Mexico S.A. shall be Approved Banks if at any time the aggregate USD Amount of Cash or Cash Equivalent Investments held with such banks exceeds USD 10,000,000.

“Acceptable European Country” means a country listed in Schedule 14 (Acceptable European Countries).

“Accession Deed” means a document substantially in the form set out in Schedule 6 (Form of Accession Deed).

“Accounting Principles” means generally accepted accounting principles in the United States of America, including US GAAP.

“Accounting Reference Date” means 31 December.

“Acquired Financial Indebtedness” means Financial Indebtedness:

(a)	of a person or any of its Subsidiaries existing at the time such person becomes a Restricted Subsidiary;

(b)	assumed in connection with the acquisition of assets from such person, in each case whether or not Incurred by such person in connection with such person becoming a Restricted Subsidiary or such acquisition; or

(c)	of a person at the time such person merges with or into or consolidates or otherwise combines with the Parent or any Restricted Subsidiary.

Acquired Financial Indebtedness shall be deemed to have been Incurred, with respect to paragraph (a) of the preceding sentence, on the date such person becomes a Restricted Subsidiary and, with respect to paragraph (b) of the preceding sentence, on the date of consummation of such acquisition of assets and, with respect to paragraph (c) of the preceding sentence, on the date of the relevant merger, consolidation or other combination.

“Additional Loan Party” means a company which becomes an Additional Loan Party in accordance with Clause 27 (Changes to the Loan Parties).

“Adjusted Total Secured Financial Indebtedness” means Total Secured Financial Indebtedness including Financial Indebtedness represented by Finance Lease Obligations.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agent’s Spot Rate of Exchange” means the Agent’s spot rate of exchange for the purchase of the relevant currency with US Dollars in the Singapore foreign exchange market at or about 11:00 a.m. Singapore time on a particular day.

“Annual Financial Statements” has the meaning given to that term in Clause 21 (Information Undertakings).

“Anti-Corruption Laws” means the Bribery Act 2010 of England and Wales, the Foreign Corrupt Practices Act of 1977 of the United States of America or other similar legislation in other jurisdictions which is applicable to any member of the Group, including applicable Anti-Money Laundering Laws.

“Anti-Money Laundering Laws” means anti-terrorism and anti-money laundering statutes and regulations of all jurisdictions, including, without limitation, the Executive Order, the US Patriot Act and all other U.S. anti-terrorism and anti-money laundering laws, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental or regulatory agency.

“Apax” means Apax Partners LLP and funds or partnerships related or managed or advised by any of them or any affiliate of any of them.

“Apax Preference Shares” means the 480,000 8.00% series B convertible participating preferred stock, no par value, issued by the Parent and owned by Viscaria Limited.

“Apax PSI Put/Conversion” means the first date on which all the Apax Preference Shares have been converted into common stock of the Parent or purchased by the Parent or redeemed.

“Apax PSI Put Option Date” means 9 May 2017.

“Apax Put Option Document” means the statement in respect of the 8% Series B Convertible Participating Preferred stock of the Parent dated 31 January 2011.

“Approved Bank” means the banks listed in Schedule 13 (Approved Banks).

“Approved Currency” means AUD, CAD, CHF, CNY, DKK, GBP, HKD, INR, JPY, SEK, SGD, UAE or USD or the national currency of an Acceptable European Country.

“Assignment Agreement” means an agreement substantially in the form set out in Schedule 5 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee.

“Auditors” means an internationally recognised accounting firm approved in advance by the Majority Lenders (such approval not to be unreasonably withheld or delayed).

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means the period from and including the date of this Agreement to and including the date falling 45 days after the date of this Agreement.

“Available Commitment” means, in relation to a Facility, a Lender’s Commitment under that Facility minus (subject as set out below):

(a)	the USD Amount of its participation in any outstanding Loans under that Facility; and

(b)	in relation to any proposed Loan, the USD Amount of its participation in any other Loans that are due to be made under that Facility on or before the proposed Utilisation Date.

“Available Facility” means, in relation to a Facility, the aggregate for the time being of each Lender’s Available Commitment in respect of that Facility.

“Base Case Model” means the financial model including profit and loss, balance sheet and cash flow projections in agreed form relating to the Group prepared by the Parent.

“Break Costs” means the amount (if any) by which:

(a)	the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Budget” means any budget delivered by the Parent to the Agent in respect of that period pursuant to Clause 21.4 (Budget).

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Singapore, Mauritius, Mumbai and London and:

(a)	(in relation to any date for payment or purchase of a currency other than USD) the principal financial centre of the country of that currency; or

(b)	(in relation to any date for payment or purchase of USD) New York, USA.

“Buyback Proceeds” has the meaning given to it in Clause 8.2(a) (Application of Proceeds).

“Capital Stock” of any person means any and all shares of, rights to purchase, warrants, options or depositary receipts for, or other equivalents of or partnership or other interests in (however designated), equity of such person, including any Apax Preference Shares, but excluding any debt securities convertible into such equity.

“Cash” means, at any time, cash denominated in:

(a)	an Approved Currency;

(b)	any foreign currency in which the Group holds cash in the ordinary course of business (other than an Approved Currency) provided that if the aggregate cash held in the currencies referred to in this paragraph (b) exceeds the equivalent in such currencies of USD 5,000,000 the excess shall not constitute “Cash”; and

(c)	cash denominated in MUR up to the equivalent of USD 500,000

in hand or at bank and (in the latter case) credited to an account in the name of a member of the Group with an Acceptable Bank and to which a member of the Group is alone (or together with other members of the Group) beneficially entitled and for so long as:

(i)	that cash is repayable within seven days after the relevant date of calculation;

(ii)	repayment of that cash is not contingent on the prior discharge of any other indebtedness of any member of the Group or of any other person whatsoever or on the satisfaction of any other condition;

(iii)	there is no Security over that cash except for Transaction Security or any Permitted Security constituted by a netting or set-off arrangement entered into by members of the Group in the ordinary course of their banking arrangements; and

(iv)	the cash is freely and (except as mentioned in paragraph (i) above) immediately available to be applied in repayment or prepayment of the Facilities.

“Cash Equivalent Investments” means at any time:

(a)	securities issued or insured by the United States government, the Canadian government, the government of an Acceptable European Country or the government of the Republic of India or, in each case, any agency or instrumentality thereof, or, in respect of which the United States government, the Canadian government, the government of an Acceptable European Country or the government of the Republic of India or, in each case, any agency or instrumentality thereof, has a full and direct Guarantee Obligation (provided that the full faith and credit of such country or such member state is pledged in support thereof), having maturities of not more than 18 months from the date of acquisition;

(b)	certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by an Acceptable Bank or trust company (i) whose commercial paper is rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at the time neither Moody’s nor S&P is issuing comparable ratings, then a comparable rating of another Nationally Recognised Statistical Rating Organization in the Republic of India) or (ii) (in the event that the bank or trust company does not have commercial paper which is rated) having combined capital and surplus in excess of USD 100,000,000 provided that none of the foregoing items in this paragraph (ii) shall constitute ‘Cash Equivalent Investments’ to the extent the aggregate amount of such items of the Group exceeds USD 5,000,000 (or its equivalent in other currencies);

(c)	repurchase obligations for underlying securities of the types described in paragraphs (a) and (b) entered into with any bank meeting the qualifications specified in clause (b)(i) above;

(d)	commercial paper rated at the time of acquisition thereof at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s or carrying an equivalent rating by a Nationally Recognised Statistical Rating Organization in the Republic of India, if neither of Moody’s nor S&P is publishing ratings of such investments, or, if no rating is available in respect of the commercial paper, the issuer of which has a rating of A or higher by S&P or A2 or higher by Moody’s in respect of its long-term debt, and in any case maturing within one year after the date of acquisition thereof;

(e)

readily marketable direct obligations issued by any state of the United States of America, any province of Canada, any Acceptable European Country, the Republic of India or any political subdivision thereof, in each case, having one of the two highest short-term rating categories obtainable from either Moody’s or S&P (or, if at the time, neither Moody’s nor S&P is issuing ratings of such obligations, then a comparable rating of a Nationally Recognised Statistical Rating Organisation) with maturities of not more than 18 months from the date of acquisition;

(f)	Financial Indebtedness or Preferred Stock issued by persons with a rating of AA or higher from S&P or Aa2 or higher from Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognised Statistical Rating Organization in the Republic of India) with maturities of 12 months or less from the date of acquisition;

(g)	bills of exchange issued in the United States, Canada, an Acceptable European Country, the Republic of India or Japan eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent) having a maturity of less than 180 days;

(h)	any investment in any investment company, money market or debt fund which invests substantially all its assets in securities of the types described in paragraphs (a) to (g) above and hold assets in the form of Cash; or

(i)	any other debt security approved by the Majority Lenders,

in each case, denominated in an Approved Currency to which any member of the Group is alone (or together with other members of the Group) beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any Security (other than Security arising under the Transaction Security Documents). Notwithstanding the foregoing, Cash Equivalent Investments shall also include amounts denominated in currencies other than Approved Currencies provided that such amounts are converted into such currencies as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Change of Control” means:

(a)	the Parent becomes aware (by way of a report or any other filing pursuant to section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) that any “person” or group of related persons (as such terms are used in sections 13-d and 13d-5 of the Exchange Act as in effect on the Closing Date), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as defined in the Exchange Act as in effect on the Closing Date) directly or indirectly of more than 50 per cent. of the total voting power of the Voting Stock of the Parent or more than 50 per cent. of the issued and outstanding shares of the Parent; or

(b)	the Parent ceases to hold, directly or indirectly, legally or beneficially, 100 per cent. of the issued share capital of the Borrower; or

(c)	the Parent ceases to hold, directly or indirectly, legally or beneficially, at least 98 per cent. of the issued share capital of iGATE India or all of the issued share capital of any Material Company that is neither a Loan Party nor an India Business Company; or

(d)	the Parent ceases to hold, directly or indirectly, legally or beneficially, at least 76 per cent. of the issued share capital of its Material Companies which together have EBITDA (in each case calculated on an unconsolidated basis and excluding all intra-Group items and investments in Subsidiaries of any member of the Group) representing not less than 75 per cent. of Consolidated EBITDA (as defined in Clause 22 (Financial Covenants) of the Group (excluding EBITDA of the India Business Companies and any other Material Company which is not a Loan Party and is not required to become a Loan Party pursuant to Clause 23.28 (Loan Parties)).

“Charged Property” means all of the assets of the Loan Parties which from time to time are, or are expressed to be, the subject of the Transaction Security.

“Closing Date” means the date on which the Agent confirms that the conditions precedent set out in Clause 4.1 (Initial conditions precedent) are satisfied.

“Code” means the US Internal Revenue Code of 1986.

“Commitment” means a Facility A Commitment or Facility B Commitment.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 8 (Form of Compliance Certificate).

“Confidential Information” means all information relating to the Parent, any Loan Party, the Group, the Finance Documents or a Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or a Facility from either:

(a)	any member of the Group or any of its advisers, or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 38 (Confidentiality); or

(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(iii)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA or in any other form agreed between the Borrower and the Agent but amended to the extent necessary to ensure it is capable of being relied on by the Borrower without its signature.

“Conflicted Lender” means any Lender whose primary business (or which has an Affiliate whose primary business) is the provision of information technology services of any type (other than to one of its Affiliates) unless that Lender or its Affiliate acquired shares in a company whose primary business is the provision of information technology services as a result of the enforcement of security or a debt for equity swap and the employees and teams working in such business are separate from the employees and teams working on the Finance Documents and subject to information barriers or any person acting on behalf of or on the instructions of or for the account of such person in becoming a Lender.

“Constitutional Documents” means the constitutional documents of the Parent.

“Contribution Notice” means a contribution notice issued by the Pensions Regulator under section 38 or section 47 of the Pensions Act 2004 of England and Wales.

“Debt Purchase Transaction” means, in relation to a person, a transaction where such person:

(a)	purchases by way of assignment or transfer;

(b)	enters into any sub-participation in respect of; or

(c)	enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of,

any Commitment or amount outstanding under this Agreement.

“Default” means an Event of Default or any event or circumstance specified in Clause 24 (Events of Default) which would (with the expiry of any grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default provided that for the avoidance of doubt any such event or circumstance which requires any determination as to materiality to be made before it may become an Event of Default shall not be a Default until such determination is made.

“Defaulting Lender” means any Lender (other than a Lender which is a Sponsor Affiliate):

(a)	which has failed to make its participation in a Loan available (or has notified the Agent or the Borrower (which has notified the Agent) that it will not make its participation in a Loan available) by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders’ participation);

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Security Agent.

“Designated Preferred Stock” means, with respect to the Parent, Preferred Stock (other than Disqualified Stock):

(a)	that is issued for cash (other than to the Parent or a Subsidiary of the Parent or an employee stock ownership plan or trust established by the Parent or any such Subsidiary for the benefit of their employees to the extent funded by the Parent or such Subsidiary); and

(b)	that is designated as “Designated Preferred Stock” pursuant to a certificate signed by a Responsible Officer of the Parent at or prior to the issuance thereof.

“Disqualified Stock” means, with respect to any person, any Capital Stock of such person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(a)	matures or is mandatorily redeemable for cash or in exchange for Financial Indebtedness pursuant to a sinking fund obligation or otherwise; or

(b)	is or may become (in accordance with its terms) upon the occurrence of certain events or otherwise redeemable or repurchasable for cash or in exchange for Financial Indebtedness at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the earlier of (i) the Stated Maturity of the Senior Notes or (ii) the date on which there are no Senior Notes outstanding; provided, however, that (A) only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified

Stock and (B) that if such Capital Stock is issued to any plan for the benefit of employees of the Parent or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Parent or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Environment” means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

(a)	air (including, without limitation, air within natural or man-made structures, whether above or below ground);

(b)	water (including, without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)	land (including, without limitation, land under water).

“Environmental Claim” means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.

“Environmental Law” means any applicable law or regulation which relates to:

(a)	the pollution or protection of the Environment;

(b)	the conditions of the workplace; or

(c)	the generation, handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including, without limitation, any waste.

“Environmental Permits” means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by any member of the Group.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with any Loan Party and is treated as a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” means:

(a)	a Reportable Event with respect to a Pension Plan;

(b)	a withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as a termination under Section 4062(a) of ERISA;

(c)	a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan, notification of any Loan Party or ERISA Affiliate concerning the imposition of withdrawal liability or notification that a Multiemployer Plan is insolvent or is in reorganisation within the meaning of Title IV of ERISA (or, after the effectiveness of the Pension Act, that is in endangered or critical status, within the meaning of Section 305 of ERISA);

(d)	the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan;

(e)	an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan;

(f)	the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate; or

(g)	on or after the effectiveness of the Pension Act, a determination that any Pension Plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code).

“Event of Default” means any event or circumstance specified as such in Clause 24 (Events of Default).

“Executive Order” means Executive Order No. 13224 on blocking property and prohibiting transactions with persons who commit, threaten to commit, or support terrorism, effective 24 September 2001, of the United States of America.

“Exchange Act” means the Securities Exchange Act of 1934 of the United States of America.

“Existing Credit Facilities Agreements” means the Existing Revolving Credit Facility Agreement, the Existing ITI Term Loan Facility Agreement and the Existing iGATE India Credit Agreement.

“Existing iGate India Credit Agreement” means the credit agreement dated 1 April 2011 between iGATE Global Solutions Limited as borrower and Standard Chartered Bank as lender.

“Existing ITI Term Loan Facility Agreement” means the facility agreement dated 28 August 2012 between, among others, ITI and Standard Chartered Bank as administrative agent and lender.

“Existing Revolving Credit Facility Agreement” means the revolving credit facility dated 10 May 2011 between, among others, the Parent (as borrower) and DBS Bank Ltd., Singapore (as administrative agent).

“EY Reorganisation Memorandum” means the memorandum detailing certain proposed reorganisations of the Group and related matters dated 7 March 2014 prepared by Ernst & Young, in form and substance approved by the Agent and the Mandated Lead Arrangers.

“EY Reorganisation Memorandum Update” means any update to the EY Reorganisation Memorandum changing or adding to the proposed reorganisations of the Group and related matters referred to in the EY Reorganisation Memorandum prepared by Ernst & Young, in form and substance approved by the Agent (acting on the instructions of the Majority Lenders or, if the matter requires the approval of all the Lenders pursuant to Clause 37 (Amendments and Waivers), all Lenders).

“Facility” means Facility A or Facility B.

“Facility A” means the Loan facility made available under this Agreement as described in paragraph (a)(i) of Clause 2.1 (The Facilities).

“Facility A Commitment” means:

(a)	in relation to an Original Lender, the amount in US Dollars set opposite its name under the heading “Facility A Commitment” in Part II of Schedule 1 (The Original Parties) and the amount of any other Facility A Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

(b)	in relation to any other Lender, the amount in US Dollars of any Facility A Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase),

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility A Loan” means a loan made or to be made under Facility A or the principal amount outstanding for the time being of that loan.

“Facility A Repayment Date” means each date set out in paragraph (a) of Clause 6.1 (Repayment).

“Facility B” means the term loan facility made available under this Agreement as described in paragraph (a)(ii) of Clause 2.1 (The Facilities).

“Facility B Commitment” means:

(a)	in relation to an Original Lender, the amount in US Dollars set opposite its name under the heading “Facility B Commitment” in Part II of Schedule 1 (The Original Parties) and the amount of any other Facility B Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

(b)	in relation to any other Lender, the amount in US Dollars of any Facility B Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase),

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility B Loan” means a loan made or to be made under Facility B or the principal amount outstanding for the time being of that loan.

“Facility B Termination Date” means the date falling 9 months from the Utilisation Date.

“Facility Office” means:

(a)	in respect of a Lender, the office or offices notified by that Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement; or

(b)	in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes.

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations or other official guidance;

(b)	any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(c)	any agreement pursuant to the implementation of paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)	in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2017; or

(c)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2017,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“FATCA FFI” means a foreign financial institution as defined in section 1471(d)(4) of the Code which, if any Finance Party is not a FATCA Exempt Party, could be required to make a FATCA Deduction.

“FATCA Protected Lender” means any Lender irrevocably designated as a “FATCA Protected Lender” by the Borrower by notice to that Lender and the Agent at least six months prior to the earliest FATCA Application Date for a payment by a Party to that Lender (or to the Agent for the account of that Lender).

“Fee Letter” means:

(a)	any letter or letters dated on or about the date of this Agreement between the Arrangers and the Borrower (or the Agent and the Borrower or the Security Agent and the Borrower) setting out any of the fees referred to in Clause 13 (Fees); and

(b)	any agreement setting out fees payable to a Finance Party referred to in paragraph (e) of Clause 2.2 (Increase), of this Agreement or under any other Finance Document.

“Finance Document” means this Agreement, the Mandate Letter, any Accession Deed, any Compliance Certificate, any Fee Letter, any Resignation Letter, any Selection Notice, any Transaction Security Document, any Utilisation Request and any other document designated as a “Finance Document” by the Agent and the Borrower.

“Finance Lease Obligations” means an obligation that is required to be classified and accounted for as a finance lease for financial reporting purposes on the basis of US GAAP. The amount of Financial Indebtedness represented by such obligation will be the capitalised amount of such obligation at the time any determination thereof is to be made as determined on the basis of US GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Finance Party” means the Agent, the Arrangers, the Security Agent and a Lender.

“Financial Indebtedness” means, with respect to any person on any date of determination (without duplication):

(a)	the principal of indebtedness of such person for borrowed money including debit balances at banks or other financial institutions;

(b)	the principal of obligations of such person evidenced by bonds, debentures, notes, loan stock or other similar instruments;

(c)	all reimbursement and counter-indemnity obligations of such person in respect of letters of credit, bankers’ acceptances, guarantees, bonds or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of drawings thereunder that have been reimbursed) (except to the extent such reimbursement and counter-indemnity obligations relate to trade payables and such obligations are satisfied within 30 days of Incurrence);

(d)	the principal component of all obligations of such person to pay the deferred and unpaid purchase price of property, assets or services (except trade payables) or the amount of any liability under an advance or deferred purchase agreement, where the purchase price is due more than one year after the date of placing such property, assets or service or taking final delivery and title thereto or completion of the relevant services;

(e)	Finance Lease Obligations of such person;

(f)	the principal component of all obligations, or liquidation preference, of such person with respect to any Disqualified Stock or, with respect to any Restricted Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends) or any shares which are redeemable (other than at the option of the issuer);

(g)	the principal component of all Financial Indebtedness of other persons secured by a Security on any asset of such person, whether or not such Financial Indebtedness is assumed by such person; provided, however, that the amount of such Financial Indebtedness will be the lesser of:

(i)	the fair market value of such asset at such date of determination (as determined in good faith by the Borrower); and

(ii)	the amount of such Financial Indebtedness of such other persons;

(h)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis and meet any requirements for de-recognition under the Accounting Principles);

(i)	Guarantee Obligations of such person in respect of the principal component of Financial Indebtedness of other persons, without double counting the amount of any liability in respect of any guarantee or indemnity for any of the times referred to in paragraphs (a) to (h) inclusive or paragraph (j); and

(j)	to the extent not otherwise included in this definition, net obligations of such person under Hedging Obligations (the amount of any such obligations to be equal at any time to the net payments under such agreement or arrangement giving rise to such obligation that would be payable by such person at the termination of such agreement or arrangement).

The term “Financial Indebtedness” shall not include any lease, concession or licence of property (or Guarantee Obligation in respect thereof) which would be considered an operating lease under US GAAP as in effect on the Closing Date, any prepayments of deposits received from clients or customers in the ordinary course of business, or obligations under any licence, permit or other approval (or Guarantee Obligations in respect of such obligations) Incurred prior to the Closing Date or in the ordinary course of business.

The amount of Financial Indebtedness of any person at any time in the case of any revolving credit or similar facility shall be the total amount of funds borrowed and then outstanding. The amount of Financial Indebtedness of any person at any date shall be determined as set forth above or otherwise provided in this Agreement, and (other than with respect to letters of credit or Guarantee Obligations or Financial Indebtedness specified in the foregoing clauses (g), (h) or (i)) shall equal the amount thereof that would appear on a balance sheet of such person (excluding any notes thereto) prepared on the basis of US GAAP.

Notwithstanding the above provisions, in no event shall the following constitute Financial Indebtedness:

(i)	contingent obligations Incurred in the ordinary course of business;

(ii)	in connection with the purchase by the Parent or any Restricted Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days; or

(iii)	for the avoidance of doubt, any obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes.

“Financial Quarter” has the meaning given to that term in Clause 22.1 (Financial definitions).

“Financial Support Direction” means a financial support direction issued by the Pensions Regulator under section 43 of the Pensions Act 2004.

“Financial Year” has the meaning given to that term in Clause 22.1 (Financial definitions).

“First Buyback Date” means the first date on which the Buyback Proceeds from the first buyback of shares in iGATE India to occur following the date of this Agreement are received by any member of the Group.

“Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to or by, or entered into with, any Loan Party or any Subsidiary with respect to employees outside the United States.

“Funds Flow Statement” means a funds flow statement in agreed form.

“Group” means the Parent and each of its Subsidiaries for the time being.

“Group Structure Chart” means the group structure chart in the agreed form.

“Guarantee Obligations” means any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any Financial Indebtedness of any other person, including any such obligation, direct or indirect, contingent or otherwise, of such person:

(a)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Financial Indebtedness of such other person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(b)	entered into primarily for purposes of assuring in any other manner the person to whom such Financial Indebtedness is owed of the payment thereof or to protect such person against loss in respect thereof (in whole or in part), provided, however, that the term “Guarantee Obligations” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing person in good faith.

“Hedging Obligations” means, with respect to any person, the obligations of such person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contracts, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate, commodity price or currency risks either generally or under specific contingencies.

“Hold Back Amount” has the meaning given to it in Clause 8.2 (Application of Proceeds).

“Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary.

“iGATE India” means iGATE Global Solutions Limited, a limited liability company incorporated under the laws of the Republic of India.

“iGATE Information” means iGATE Information Services Private Limited, a company incorporated under the laws of the Republic of India.

“iGATE UK” means iGATE Computer Systems (UK) Limited, a company incorporated under the laws of England and Wales and registered with company number 2859908.

“Impaired Agent” means the Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Agent otherwise rescinds or repudiates a Finance Document;

(c)	(if the Agent is also a Lender) it is a Defaulting Lender under paragraph (a), (b) or (c) of the definition of “Defaulting Lender”; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Agent;

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within five Business Days of its due date; or

(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

“Increase Confirmation” means a confirmation substantially in the form set out in Schedule 11 (Form of Increase Confirmation).

“Increase Lender” has the meaning given to that term in Clause 2.2 (Increase).

“Incur” means issue, create, assume, have any Guarantee Obligation in respect of, incur, extend or otherwise become directly or indirectly liable for, contingently or otherwise; provided, however, that any Financial Indebtedness or Capital Stock of a person existing at the time such person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing and any Financial Indebtedness pursuant to any revolving credit or similar facility shall only be “Incurred” at the time any funds are borrowed thereunder.

“India Business Companies” means (i) (prior to the date on which it becomes a Loan Party, iGATE UK); (ii) (prior to the date on which it becomes a Loan Party, ITI UK); (iii) iGATE India and its Subsidiaries (including, for the avoidance of doubt, branches which are not separate legal entities) from time to time; and (iv) iGATE Information and its Subsidiaries (including, for the avoidance of doubt, branches which are not separate legal entities) from time to time.

“India Buyback” has the meaning given to it in Clause 8.2 (Application of Proceeds).

“Indian GAAP” means generally accepted accounting principles in the Republic of India as in effect on the date of any calculation or determination required hereunder.

“Information Memorandum” means the document in the form approved by the Parent concerning the Group which, at the request of Parent and on its behalf is to be prepared in relation to this transaction, approved by the Parent and distributed by the Arrangers prior to the Syndication Date in connection with the syndication of the Facilities.

“Information Package” means the Base Case Model and the Structure Memoranda.

“Insolvency Event” in relation to an entity means that the entity:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	fails or admits in writing its inability to pay its debts as they fall due makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(c)	institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(d)	has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (c) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(e)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(f)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (c) above);

(g)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(h)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (g) above; or

(i)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Intellectual Property” means:

(a)	any patents, trademarks, service marks, designs, business names, copyrights, database rights, design rights, domain names, moral rights, inventions, confidential information, know-how and other intellectual property rights and interests (which may now or in the future subsist), whether registered or unregistered; and

(b)	the benefit of all applications and rights to use such assets of each member of the Group (which may now or in the future subsist).

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 11 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 10.3 (Default interest).

“Interpolated Screen Rate” means, in relation to LIBOR for any Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and

(b)	the applicable Screen Rate for the shortest Period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan,

each as of the Specified Time on the Quotation Day for the currency of that Loan.

“ITI” means iGATE Technologies Inc., a company organised under the laws of the state of Pennsylvania.

“ITI Canada” means iGATE Technologies Inc., a company organised under the laws of Canada and registered with registration number 002291344.

“ITI UK” means iGATE Information Services (UK) Limited, a company incorporated under the laws of England and Wales registered with company number 4276081.

“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.

“Joint Venture Investment” means, in respect of a Joint Venture:

(a)	all amounts subscribed for shares, stock securities or other interests in, lent to, acquired or invested in, that Joint Venture by any member of the Group;

(b)	the total continuing amount of a contingent liability of a member of the Group under any outstanding guarantee or indemnity given in respect of the liabilities of that Joint Venture or agreement to maintain solvency of or provide working capital to that Joint Venture; and

(c)	an amount equal to the market value of any assets transferred by any member of the Group to that Joint Venture.

“Last Buyback Date” means the last date following the date of this Agreement on which Buyback Proceeds are received by any member of the Group.

“Legal Opinion” means any legal opinion delivered to the Agent under Clause 4.1 (Initial conditions precedent) or Clause 27 (Changes to the Loan Parties).

“Legal Reservations” means:

(a)	the principle that equitable remedies (or remedies that are analogous to equitable remedies in other jurisdictions) may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency (including laws relating to bankruptcy, liquidation, court schemes, administration, examinership and moratoria), reorganisation and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under the Limitation Acts or any applicable statutes of limitation under any applicable laws, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim;

(c)	similar principles, rights and defences under the laws of any Relevant Jurisdiction; and

(d)	any other matters which are set out as qualifications or reservations as to matters of law of general application in the Legal Opinions.

“Lender” means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party as a Lender in accordance with Clause 2.2 (Increase) or Clause 25 (Changes to the Lenders),

which in each case has not ceased to be a Lender in accordance with the terms of this Agreement.

“Leverage Ratio” has the meaning given to it in Clause 22.1 (Financial definitions).

“LIBOR” means, in relation to any Loan:

(a)	the applicable Screen Rate;

(b)	(if no Screen Rate is available for the Interest Period of that Loan) the Interpolated Screen Rate for that Loan; or

(c)	if:

(i)	no Screen Rate is available for the currency of that Loan; or

(ii)	no Screen Rate is available for the Interest Period of that Loan and it is not possible to calculate an Interpolated Screen Rate for that Loan,

the Reference Bank Rate,

as of, in the case of paragraphs (a) and (c) above, the Specified Time on the Quotation Day for the currency of that Loan and for a period equal in length to the Interest Period of that Loan and, if that rate is less than zero, LIBOR shall be deemed to be zero.

“Limitation Acts” means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984.

“LMA” means the Loan Market Association.

“Loan” means a Facility A Loan or a Facility B Loan.

“Loan Parties’ Agent” means the Borrower, appointed to act on behalf of each Loan Party in relation to the Finance Documents pursuant to Clause 2.4 (Loan Parties’ Agent).

“Loan Party” means the Borrower, an Original Loan Party or an Additional Loan Party, unless it has ceased to be a Loan Party in accordance with Clause 27 (Changes to the Loan Parties).

“Majority Lenders” means a Lender or Lenders whose Commitments aggregate more than 66 2⁄3 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2⁄3 per cent. of the Total Commitments immediately prior to that reduction).

“Mandate Letter” means the letter dated 16 December 2013, between the Arrangers and the Borrower.

“Margin” means:

(a)	in relation to any Facility A Loan, 3.25 per cent. per annum;

(b)	in relation to any Facility B Loan, 2.00 per cent. per annum;

(c)	in relation to any Unpaid Sum relating or referable to a Facility, the rate per annum specified above for that Facility; and

(d)	in relation to any other Unpaid Sum, the highest rate specified above.

“Material Adverse Effect” means a material adverse effect on:

(a)	the business, operations, assets, liabilities (actual or contingent) or financial condition of the Group (taken as a whole); or

(b)	the ability of the Loan Parties (taken as a whole) to perform their respective payment obligations under the Finance Documents; or

(c)	subject to the Legal Reservations or Perfection Requirements, the validity or enforceability of, or the effectiveness or ranking of the Security granted or purporting to be granted pursuant to any of the Finance Documents (taken as a whole) or the rights or remedies of any Finance Party under the Finance Documents (taken as a whole).

“Material Company” means, at any time:

(a)	a Loan Party; or

(b)	a wholly-owned member of the Group that holds shares in a Loan Party; or

(c)	a Subsidiary of the Parent which:

(i)	has earnings before interest, tax, depreciation and amortisation calculated on the same basis as Consolidated EBITDA (as defined in Clause 22.1 (Financial definitions) (in each case calculated on an unconsolidated basis and excluding all intra-Group items and investments in Subsidiaries of any member of the Group) representing 5 per cent. or more of Consolidated EBITDA (as defined in Clause 22.1 (Financial definitions)) of the Group (excluding the EBITDA of the India Business Companies); or

(ii)	which is otherwise required to ensure that the EBITDA (as defined in Clause 22.1 (Financial definitions)) of the Material Companies (in each case calculated on an unconsolidated basis and excluding all intra-Group items and investments in Subsidiaries of any member of the Group) represents 75 per cent. or more of Consolidated EBITDA (as defined in Clause 22.1 (Financial definitions)) of the Group (excluding the EBITDA of the India Business Companies), and, as at the date of this Agreement, the members of the Group which satisfy the requirements in (i) and (ii) are those listed in Schedule 10 (Material Companies).

Compliance with the conditions set out in paragraphs (c)(ii) and (iii) above shall be determined by reference to the most recent Compliance Certificate supplied by the Parent and/or the latest audited financial statements of that Subsidiary (consolidated in the case of a Subsidiary which itself has Subsidiaries) and the latest audited consolidated financial statements of the Group. However, if a Subsidiary has been acquired since the date as at which the latest audited consolidated financial statements of the Group were prepared, the financial statements shall be deemed to be adjusted in order to take into account the acquisition of that Subsidiary (that adjustment being certified by the Group’s Auditors as representing an accurate reflection of the revised Consolidated EBITDA (as defined in Clause 22.1 (Financial definitions)), gross assets, net assets or turnover of the Group).

A report by the Auditors of the Parent that a Subsidiary is or is not a Material Company shall, in the absence of manifest error, be conclusive and binding on all Parties.

“Mauritian Closing Deliverables” has the meaning given to it in paragraph 3 of Schedule 2 (Conditions Precedent).

“Mauritian New Shares” has the meaning given to it in Clause 23.31 (Conditions Subsequent).

“Mauritian Share Pledge” means the pledge agreement pledging 65% of the share capital of the Borrower dated the Closing Date between ITI, the Borrower and the Security Agent.

“Mauritian Share Pledge Addendum” has the meaning given to it in Clause 23.31 (Conditions Subsequent).

“Moody’s” means Moody’s Investors Service Limited and any successor hereto.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The rules set out in paragraphs (a) to (c) above will only apply to the last Month of any period.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the period since January 1, 2005, has made or been obligated to make contributions.

“Nationally Recognised Statistical Rating Organisation” means any nationally recognised statistical rating organisation within the meaning of Rule 436 of the Securities Act.

“New Equity” means the proceeds of a subscription for shares in the Parent or any other form of equity contribution to the Parent (provided that in each case it is fully paid and issued and, in the case of redeemable shares, the redemption date of such shares is after the Termination Date for Facility A).

“New Lender” has the meaning given to that term in Clause 25 (Changes to the Lenders).

“New Shareholder Injection” means the aggregate amount of New Equity and/or New Subordinated Shareholder Debt.

“New Subordinated Shareholder Debt” means any loan made to the Parent by a Holding Company of the Parent or a Sponsor Affiliate that is subordinated on terms acceptable to the Agent and has a tenor longer than the Termination Date for Facility A, which does not by its terms require repayment prior to such date and which is unsecured and subordinated on terms satisfactory to the Agent.

“Non-Consenting Lender” has the meaning given to that term in Clause 37.5 (Replacement of Lender).

“Non-Loan Party” means a member of the Group which is not a Loan Party.

“Notifiable Debt Purchase Transaction” has the meaning given to that term in paragraph (b) of Clause 26.2 (Disenfranchisement on Debt Purchase Transactions entered into by Sponsor Affiliates).

“OECD country” means a member state of the Organisation for Economic Co-operation and Development as at the date of this Agreement.

“Original Financial Statements” means:

(a)	in relation to the Parent, its consolidated audited financial statements for its Financial Years ended 31 December 2010, 31 December 2011 and 31 December 2012 and its quarterly financial statements for and as at its first three financial quarters in 2013;

(b)	in relation to the Borrower, its audited financial statements for its financial years ended 31 December 2011 and 31 December 2012 and its quarterly financial statements for and as at its first three financial quarters in 2013;

(c)	in relation to iGATE India, its audited financial statements for its financial year ended 31 March 2013 and its quarterly financial statements for its first two financial quarters in 2013; and

(d)	in relation to any other Loan Party, its audited financial statements delivered to the Agent as required by Clause 27 (Changes to the Loan Parties).

“Original Jurisdiction” means, in relation to a Loan Party, the jurisdiction under whose laws that Loan Party is incorporated as at the date of this Agreement or, in the case of an Additional Loan Party, as at the date on which that Additional Loan Party becomes Party as the Borrower or a Loan Party (as the case may be).

“Original Loan Parties” means the Borrower and the companies listed as Original Loan Parties in Part 1 of Schedule 1 (The Original Parties).

“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“PBGC” means the United States Pension Benefit Guaranty Corporation.

“Pension Act” means the United States Pension Protection Act of 2006.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time since January 1, 2005.

“Pensions Regulator” means the body corporate called the Pensions Regulator established under Part I of the Pensions Act 2004.

“Perfection Requirements” means in relation to the Mauritian Share Pledge:

(a)	the delivery of the executed undated resignation letters from each director of the Borrower to the Security Agent as set out in the form set out in the Mauritian Share Pledge;

(b)	the delivery of the authorisation letters from each director of the Borrower to the Security Agent in the form set out in the Mauritian Share Pledge;

(c)	entry of the pledge in the register of the Borrower;

(d)	registration of the Mauritian Share Pledge with the office of the Registrar General of Mauritius; and

(e)	registration of the transfer in guarantee in the register of the Borrower,

provided that, in relation to any period prior to the Closing Date but not afterwards, “Perfection Requirements” shall include the Mauritian Closing Deliverables and “Perfection Requirements” shall not include any matter in paragraphs (a) to (e) above, after the date on which such matter is required to be completed under the terms of the Mauritian Share Pledge.

“Permitted Acquisition” means:

(a)	an acquisition by a member of the Group of an asset sold, leased, transferred or otherwise disposed of by another member of the Group in circumstances which constitute or form part of a Permitted Disposal or a Permitted Transaction;

(b)	an acquisition of shares or securities pursuant to or forming part of a Permitted Share Issue;

(c)	an acquisition of securities which are Cash Equivalent Investments;

(d)	the incorporation of a company which on incorporation becomes a member of the Group and the acquisition of the entire issued share capital of a limited liability company which has not traded and has no assets or liabilities, but only if that company is incorporated with limited liability in:

(i)	an OECD country; or

(ii)	India,

and such country is not subject to Sanctions;

(e)	an acquisition constituting a Permitted Joint Venture Investment (including the acquisition of ownership interests in a Joint Venture);

(f)	the reacquisition for zero premium or consideration by a member of the Group of an asset previously owned by it upon the termination of a finance or capital lease where the relevant Finance Lease Obligations are Permitted Financial Indebtedness;

(g)	an acquisition of (A) over 50 per cent. of the issued share capital of a limited liability company or, where the Group already owns over 50 per cent. of the issued share capital of a limited liability company, all or part of the remaining issued share capital (B) (if the acquisition is made by a limited liability company) a business or undertaking carried on as a going concern, but only if:

(i)	no Default is continuing on the date the Group legally commits to do the Acquisition or, to the extent that the Group is then entitled to terminate or withdraw from the Acquisition, on the closing date for the Acquisition, and no Default shall result from such Acquisition;

(ii)	the acquired company, business or undertaking is incorporated or established in and carries on its principal business in:

(A)	an OECD country; or

(B)	India,

as long as such country is not subject to Sanctions and such company is engaged in a business similar to the line of business carried on by the Group;

(iii)	prior to the Apax PSI Put/Conversion if the Leverage Ratio was greater than or equal to 1.5:1 when most recently tested pursuant to Clause 22.2 (Financial condition):

(A)	the consideration (including associated costs and expenses) for the acquisition and any Financial Indebtedness or other assumed actual or contingent liability, in each case remaining in the acquired company (or any such business) at the date of acquisition (the “Acquisition Consideration”) when aggregated with the consideration (including associated costs and expenses) for any other Permitted Acquisition and any Financial Indebtedness or other assumed actual or contingent liability, in each case remaining in any such acquired companies or businesses at the time of acquisition (the “Total Purchase Price”) does not in any Financial Year of the Parent exceed 50 per cent. of Consolidated EBITDA for the most recently ended Financial Year for which financial statements have been provided pursuant to Clause 21.1(a)(i) (Financial Statements) calculated on a pro forma basis assuming that all completed acquisitions, dispositions, mergers, consolidations, disposed of operations and investments in Joint Ventures which have occurred since the Financial Year ended had taken place at the beginning of such Financial Year; and

(B)	the Leverage Ratio most recently tested pursuant to Clause 22.2 (Financial condition) when recalculated for the Relevant Period ending on the most recent Quarter Date consolidating the financial statements for the target company (consolidated if it has Subsidiaries) or target business with the financial statements of the Group for such period on a pro forma basis and as if the Acquisition Consideration for the proposed acquisition had been paid at the start of that Relevant Period, is no greater than 2.5:1;

(iv)	prior to the Apax PSI Put/Conversion, if the Leverage Ratio was less than 1.5:1 when most recently tested pursuant to Clause 22.2 (Financial condition), then either:

(A)	the Total Purchase Price is less than or equal to USD 200,000,000 (or its equivalent in other currencies); or

(B)	the Leverage Ratio most recently tested pursuant to Clause 22.2 (Financial condition), when re-calculated for the Relevant Period ending on the most recent Quarter Date consolidating the financial statements for the target company (consolidated if it has Subsidiaries) or target business with the financial statements of the Group for such period on a pro forma basis and as if the Acquisition Consideration for the proposed acquisition had been paid at the start of that Relevant Period, is less than 1.75:1;

(v)	after the Apax PSI Put/Conversion, the Leverage Ratio most recently tested pursuant to Clause 22.2 (Financial condition) when re-calculated for the Relevant Period ending on the most recent Quarter Date consolidating the financial statements for the target company (consolidated if it has Subsidiaries) or target business with the financial statements of the Group for such period on a pro forma basis and as if the Acquisition Consideration for the proposed acquisition been paid at the start of that Relevant Period and after giving pro forma effect to any redemption or conversion of the Apax Preference Shares which took place after the period for which the Leverage Ratio was calculated) is less than or equal to 2:1;

(vi)	if the Acquisition Consideration exceeds USD 30,000,000 (or its equivalent in other currencies), the Parent has provided to the Agent prior to legally committing to do the Acquisition:

(A)	copies of any due diligence reports which any member of the Group has received in respect of the target company or target business (it being acknowledged that such due diligence reports are not required to be acceptable to the Agent or the Finance Parties); and

(B)	the annual audited financial statements and any later financial statements which any member of the Group has received in respect of the target company or target business;

(vii)	the Parent has delivered to the Agent prior to legally committing to the acquisition a certificate signed by a Responsible Officer certifying and providing reasonable supporting calculations, that the Parent will be in compliance with the covenants set out in Clause 22.2 (Financial condition) if the covenant tests were recalculated for the Relevant Period ending on the most recent Quarter Date consolidating the financial statements of the target company (consolidated if it has Subsidiaries) or target business with the financial statements of the Group for such period on a pro forma basis and as if the Acquisition Consideration for the proposed acquisition had been paid at the start of that Relevant Period;

(viii)	the target company or target business has positive EBITDA for the mostly recently ended 12 month period;

(ix)	the target company or the acquiror of the target business, if it becomes a Material Company as a result of the acquisition, becomes a Loan Party in accordance with and to the extent required by Clause 27.2 (Additional Loan Parties), within 45 days of the date of the acquisition, and only if such acquisition is not funded by a Loan.

Any acquisition will only be permitted under paragraph (g) above if the Parent has delivered to the Agent not later than three Business Days before legally committing to make such acquisition a certificate signed by a Responsible Officer of the Parent together with any reports or financial statements required to be provided under paragraph (g)(vi) above and calculations showing compliance with the requirements of paragraphs (g)(iii), (iv), (v) or (vii) above (as applicable) and paragraph (g)(vi) above, if applicable).

“Permitted Cash Pooling” means any cash pooling, netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of members of the Group but only so long as:

(a)	such arrangement is not established with the primary intention of preferring any Lender;

(b)	the aggregate amount which may be set-off against cash balances of any Loan Parties does not exceed USD 1,000,000; and

(c)	such arrangement is permitted pursuant to paragraph (b) the definition of Permitted Security.

“Permitted Disposal” means, subject to Clause 23.16 (Disposals), any sale, lease, licence, transfer or other disposal which, except in the case of paragraph (b), is on arm’s length terms:

(a)	of trading stock or cash made by any member of the Restricted Group in the ordinary course of trading of the disposing entity;

(b)	of any asset by a member of the Group (the “Disposing Company”) to one or more other Restricted Group Companies (the “Acquiring Companies”), but if:

(i)	the Disposing Company had given Security over the asset, the Acquiring Companies must give equivalent Security over that asset; and

(ii)	the Disposing Company is a Loan Party, the Acquiring Companies must be Loan Parties guaranteeing at all times an aggregate amount no less than that guaranteed by the Disposing Company;

(c)	of assets in exchange for other assets which are used in the operation of the business of the Group;

(d)	of assets which are obsolete or redundant;

(e)	of Cash Equivalent Investments for cash or in exchange for other Cash Equivalent Investments or the application of cash for any purpose and in any manner not prohibited by the Finance Documents;

(f)	constituted by a licence of intellectual property rights permitted by Clause 23.26 (Intellectual Property);

(g)	constituting a Permitted Joint Venture Investment;

(h)	arising as a result of any Permitted Security or which constitutes or forms part of a Permitted Transaction;

(i)	of treasury shares or shares held by a member of the Group in another member of the Group in connection with an employee or management share incentive scheme;

(j)	of assets of (or shares in) India Business Companies for cash where the higher of the market value and net consideration receivable for any such sale, lease, licence, transfer or other disposal does not exceed USD 35,000,000 in aggregate (or its equivalent in other currencies) in any calendar year or USD 75,000,000 in aggregate (or its equivalent in other currencies) over the life of the Facilities; and

(k)	of assets (other than assets of (or shares in) India Business Companies or shares of any Material Company that is neither a Loan Party nor an India Business Company):

(i)	for fair market value (as such value is determined on the date the relevant Restricted Group Company commits to the disposal) as determined in good faith by the board of directors of the Parent or the disposing company; and

(ii)	where at least 75 per cent. of the consideration for the disposal (including the assumption of liabilities) is in the form of Cash or Cash Equivalent Investments, where, if the asset is a fixed asset, the disposal proceeds are applied as required under Clause 8.2 (Application of Proceeds), provided that the requirements in paragraphs (k)(i) and (ii) above shall not apply if a disposal of assets is carried out to comply with a requirement under law or regulation to make such disposal and it is not possible for the disposing member of the Group to comply with the requirements in paragraphs (k)(i) or (ii)), where the higher of the market value and the net consideration receivable for any such sale, lease, licence, transfer or other disposal does not exceed USD 35,000,000 in aggregate (or its equivalent in other currencies) in any calendar year.

“Permitted Distribution” means:

(a)	the payment of a dividend to the Parent or any of its wholly-owned Subsidiaries;

(b)	the payment of a dividend by the Parent provided that:

(i)	the payment is made when no Default is continuing or would occur immediately after the making of the payment; and

(ii)	the payment is made after the Apax PSI Put/Conversion has occurred; and

(iii)	the Leverage Ratio most recently tested pursuant to Clause 22.2 (Financial condition) when re-calculated for the Relevant Period ending on the most recent Quarter Date after giving pro forma effect to any redemption or conversion of the Apax Preference Shares which took place after the period for which the Leverage Ratio was calculated and the proposed dividend payment is:

(A)	less than 2:1 but greater than 1:1, in which event dividends in an aggregate amount not exceeding 20% of Consolidated Net Income may be paid; or

(B)	equal to or less than 1:1, in which event dividends in an aggregate amount not exceeding 50% of Consolidated Net Income may be paid; and

(c)	the payment of management, transaction advisory, monitoring consulting or advisory fees (including termination fees) and related indemnities and expenses paid or accrued in such period, provided such fees do not exceed USD 2,500,000 per annum.

“Permitted Financial Indebtedness” means Financial Indebtedness permitted under Clause 23.21 (Financial Indebtedness).

“Permitted Guarantee” means:

(a)	the endorsement of negotiable instruments in the ordinary course of trade;

(b)	any performance or similar bond guaranteeing performance by a member of the Group under any contract entered into in the ordinary course of trade;

(c)	any guarantee constituting or forming part of a Permitted Joint Venture Investment to the extent permitted by Clause 23.10 (Joint ventures);

(d)	any guarantee permitted under Clause 23.21 (Financial Indebtedness) or which constitutes or forms part of a transaction falling with paragraphs (a), (c) or (e) of the definition of Permitted Transaction;

(e)	any guarantee given in respect of the netting or set-off arrangements or Permitted Cash Pooling Arrangements permitted pursuant to paragraph (b) of the definition of Permitted Security;

(f)	any guarantee existing on the date of this Agreement and disclosed to the Agent in writing provided that the aggregate contingent obligations under any such guarantees does not exceed USD 5,000,000 (or its equivalent in other currencies);

(g)	guarantees given by a member of the Group to landlords in the ordinary course of business where the amount guaranteed or indemnified does not exceed USD 1,000,000 in aggregate;

(h)	any indemnity granted to the trustee of an employee share option or unit trust scheme for the liabilities, costs and expenses and similar amounts of the transfer;

(i)	customary indemnities in favour of officers and directors of members of the Group in their capacity as such;

(j)	guarantees by a member of the Group of one or more other members of the Group arising under taxation or corporate legislation;

(k)	customary indemnities given in mandate, engagement and commitment letters relating to Financial Indebtedness which, if Incurred, will not breach the Finance Documents, and to professional advisers and consultants, for the liabilities, costs and expenses and similar amounts;

(l)	guarantees and indemnities given in the ordinary course of the documentation of an acquisition or disposal transaction which is a Permitted Acquisition or Permitted Disposal which are in a customary form and subject to customary limitations;

(m)	any guarantee by an Unrestricted Subsidiary of the obligations of another Unrestricted Subsidiary given to an Unrestricted Subsidiary; or

(n)	any guarantee of amounts due or which may become due under any court order or judgment which is being contested or appealed not giving rise to an Event of Default (so long as any applicable legal proceedings duly initiated for review of such judgement have not been finally terminated or the period within which such legal proceedings may be initiated has not expired).

“Permitted Holder” means, collectively:

(a)	Apax;

(b)	Senior Management;

(c)	any person who is acting as an underwriter in connection with a public or private offering of Capital Stock of the Parent (or any Holding Company of the Parent), acting in such capacity; and

(d)	any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members, provided that, in the case of such group and without giving effect to the existence of such group or any other group, Apax and Senior Management, collectively, have beneficial ownership of more than 50 per cent. of the total voting power of the Voting Stock of the Parent.

“Permitted iGATE UK Transfer to the Borrower” means the transfer of the shares in iGATE UK to the Borrower at fair value for cash consideration.

“Permitted ITI UK Transfer to iGATE UK” means the transfer of shares in ITI UK by the Borrower to iGATE UK in consideration for the issue of shares in iGATE UK to the Borrower after the Permitted iGATE UK Transfer.

“Permitted ITI Canada Transfer to iGATE UK” means the transfer of the shares in ITI Canada by the Borrower to iGATE UK by capital contribution followed by the issue of shares in iGATE UK to the Borrower.

“Permitted ITI Canada Transfer to the Borrower” means the transfer of the shares in ITI Canada by ITI to the Borrower by capital contribution follow by the issue of shares in the Borrower to ITI.

“Permitted ITI UK Transfer to the Borrower” means the transfer by ITI of the shares in ITI UK to the Borrower by capital contribution followed by the issue of shares in the Borrower to ITI.

“Permitted Joint Venture” means any Joint Venture where:

(a)	the Joint Venture is incorporated, or established, and carries on its principal business, in:

(i)	an OECD country; or

(ii)	India,

and such country is not subject to Sanctions; and

(b)	the Joint Venture is engaged in a business similar to or complementary or related to the business carried on by the Group which is owned or in:

(i)	an OECD country; or

(ii)	India;

and such country is not subject to Sanctions.

“Permitted Joint Venture Investment” means a Joint Venture Investment, provided that in any Financial Year of the Parent, the aggregate Joint Venture Investments shall not exceed USD 25,000,000 (or its equivalent in other currencies) plus the amount of any New Shareholder Injections.

“Permitted Loan” means:

(a)	any trade credit extended by any member of the Group to its customers on normal commercial terms and in the ordinary course of its trading activities;

(b)	Financial Indebtedness which is referred to in the definition of, or otherwise constitutes, Permitted Financial Indebtedness (except under Clauses 23.21(b)(iv), (v), (vi) or (vii) (Financial Indebtedness);

(c)	a loan made to a Joint Venture to the extent permitted under Clause 23.10 (Joint ventures);

(d)	a loan made by a Loan Party to another Loan Party or made by a Restricted Group Company which is not a Loan Party to another Restricted Group Company;

(e)	any loan made by a Loan Party (other than the Parent) to a member of the Restricted Group which is not a Loan Party so long as the sum of:

(i)	the aggregate amount of the Financial Indebtedness under any such loans; and

(ii)	the aggregate Guarantee Obligations of Loan Parties in respect of the obligations of Non-Loan Parties,

does not exceed USD 25,000,000 (in aggregate or its equivalent) at any time;

(f)	a loan made by an Unrestricted Subsidiary to another Unrestricted Subsidiary;

(g)	a loan made by a member of the Group to an employee or director of any member of the Group if the amount of that loan when aggregated with the amount of all loans to employees and directors by members of the Group does not exceed USD 2,000,000 (or its equivalent) at any time;

(h)	any loans made to an employee share option scheme or unit trust scheme if the aggregate amount of such loans does not exceed USD 1,000,000; and

(i)	for the avoidance of doubt credit balances on bank accounts of any member of the Group with financial institutions to the extent these constitute loans,

so long as in the case of paragraphs (c), (d) and (e) above the creditor of such Financial Indebtedness shall subordinate its rights in respect of such Financial Indebtedness to any claims of the Secured Parties under the Finance Documents in respect of the debtor.

“Permitted Merger” means, in relation to a member of the Group, a merger, amalgamation, consolidation with or into another member of the Group or sale, assignment, transfer or disposal of all or substantially all of its assets to another member of the Group (each being a “Reorganisation”), in each case on a solvent basis and provided that:

(a)	no Event of Default is continuing at commencement of the relevant Reorganisation and no Default would result from the relevant Reorganisation;

(b)	the Reorganisation:

(i)	comprises the transfer by iGATE India of the business and assets or contracts and employees of the United Kingdom branch of iGATE India to iGATE UK at fair market value for cash;

(ii)	comprises the transfer by ITI UK of its business and assets to iGATE UK for fair market value the consideration for which will be left outstanding on intercompany loan account which loan will be subordinated to all amounts outstanding under the Finance Documents on terms reasonably acceptable to the Agent;

(iii)	comprises a merger amalgamation, consolidation with or into another member of the Group or sale assignment, transfer or disposal of all or substantially all of its assets to another member of the Group referred to in the EY Reorganisation Memorandum; or

(iv)	does not involve the Borrower, the Parent or any India Business Company or any Material Company that is not an India Business Company,

(c)	if the Reorganisation involves an Unrestricted Subsidiary then no Restricted Subsidiary is also involved in the Reorganisation;

(d)	if the Reorganisation involves a Loan Party, either:

(i)	that Loan Party is the surviving entity or the resulting, surviving or transferee person (the “Survivor”) is incorporated in the same jurisdiction as that Loan Party and expressly assumes all the obligations of that Loan Party (if required by the Agent, by becoming an Additional Loan Party and signing an Accession Deed in accordance with Clause 27.2 (Additional Loan Parties)), and the resulting guarantee from the Survivor is not materially worse than the guarantee of such Loan Party prior to the Reorganisation; or

(ii)	the Reorganisation constitutes a sale or other disposal (including by way of consolidation or merger) of the Loan Party or the sale or other disposal of all or substantially all of its assets (other than to another Restricted Group Company) otherwise permitted by this Agreement;

(e)	the Borrower shall have delivered to the Agent a certificate signed by a Responsible Officer that such Reorganisation complies with this Agreement and, if required by an Agent, a legal opinion from the Borrower’s counsel in form and substance satisfactory to the Agent regarding any Accession Deed referred to in paragraph (b) and the status, power and corporate authorisation and related matters of the Survivor; and

(f)	any transaction permitted under any EY Reorganisation Memorandum Update.

“Permitted Security” means:

(a)	any lien arising by operation of law and in the ordinary course of trading and not as a result of any default or omission by any member of the Group;

(b)	any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of members of the Group but only so long as (i) such arrangement does not permit credit balances of Loan Parties to be netted or set off against debit balances of members of the Group which are not Loan Parties and (ii) such arrangement does not give rise to other Security over the assets of Loan Parties in support of liabilities of members of the Group which are not Loan Parties, except, in the case of (i) and (ii) above, to the extent such netting, set-off or Security relates to, or is granted in support of, a loan from a Loan Party to a member of the Group which is not a Loan Party permitted under paragraph (e) of the definition of “Permitted Loan”;

(c)	any payment or close out netting or set-off arrangement pursuant to any derivative transaction entered into in connection with protection against or benefit from any fluctuation or price or foreign exchange transaction entered into by a member of the Group which constitutes Permitted Financial Indebtedness, excluding any Security or Quasi-Security under a credit support arrangement;

(d)	any Security or Quasi-Security over or affecting any asset acquired by a member of the Group after the Closing Date if:

(i)	the Security or Quasi-Security was not created in contemplation of the acquisition of that asset by a member of the Group;

(ii)	the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by a member of the Group; and

(iii)	the Security or Quasi-Security is removed or discharged within three months of the date of acquisition of such asset;

(e)	any Security or Quasi-Security over or affecting any asset of any company which becomes a member of the Group after the Closing Date, where the Security or Quasi-Security is created prior to the date on which that company becomes a member of the Group if:

(i)	the Security or Quasi-Security was not created in contemplation of the acquisition of that company;

(ii)	the principal amount secured has not increased in contemplation of or since the acquisition of that company; and

(iii)	the Security or Quasi-Security is removed or discharged within three months of that company becoming a member of the Group;

(f)	any Security or Quasi-Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Group in the ordinary course of trading and on the supplier’s standard or usual terms and not arising as a result of any default or omission by any member of the Group;

(g)	any Quasi-Security arising as a result of a disposal which is a Permitted Disposal;

(h)	deposits to secure the performance of bids, trade contracts, governmental contracts and leases, statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business which do not secure Financial Indebtedness;

(i)	any Security or Quasi Security constituted by easements, rights of way, restrictions, encroachments, protrusions and other similar encumbrances and title defects affecting real property which, in the aggregate, do not materially interfere with the ordinary conduct of the business of the applicable member of the Group and do not secure Financial Indebtedness;

(j)	any Security or Quasi-Security arising as a consequence of any finance or capital lease provided the Finance Lease Obligations thereunder are permitted to be Incurred under Clause 23.21 (Financial Indebtedness) and that such Security or Quasi-Security is permitted under paragraph (o) below;

(k)	any Security or Quasi-Security arising by operation of law securing amounts due or which may become due under any arbitration award, court order or judgement not giving rise to an Event of Default which is being contested or appealed (so long as any applicable legal proceedings duly initiated for review of such judgement have not been finally terminated or the period within which such legal proceedings may be initiated has not expired);

(l)	Security or other securities or assets of any Unrestricted Subsidiary that secure Financial Indebtedness of such Unrestricted Subsidiary provided that there is no recourse for such Financial Indebtedness to any Restricted Group Company or any asset thereof;

(m)	any Security or Quasi-Security arising by operation of law securing amounts due or which may become due to any governmental authority, which do not arise as a result of a default or omission by a Restricted Group Company, provided, in the case of Security or Quasi-Security securing amounts due in respect of Taxes, that such payment is contested in good faith by appropriate proceedings and adequate reserves required pursuant to US GAAP have been made in respect thereof;

(n)	any Security or Quasi-Security over assets of any Restricted Group Company (including the assets the subject of Security created under or pursuant to the Transaction Security Documents) securing Financial Indebtedness other than under the Facilities with an average loan life and tenor which is longer than the average loan life and tenor of Facility A to the extent the Facilities are also equally and rateably secured on such assets pursuant to the Transaction Documents and intercreditor arrangements satisfactory to the Agent (acting on the instructions of the Majority Lenders) between the holders of such other Financial Indebtedness and the Finance Parties have been implemented (provided that the aggregate outstanding principal amount of Financial Indebtedness secured by any Security or Quasi-Security on the shares of or assets of the India Business Companies shall not exceed USD 35,000,000 (or its equivalent in other currencies));

(o)	any Security or Quasi-Security securing Financial Indebtedness the outstanding principal amount of which (when aggregated with the outstanding principal amount of any other Financial Indebtedness which is secured by Security given by a member of the Group (other than any permitted under paragraphs (a) to (k) or (m) or (n) above or paragraph (p) below) and all Finance Lease Obligations of the Group) does not exceed an amount not exceeding 9.9 per cent. of the Total Tangible Assets, provided that:

(i)	the aggregate outstanding principal amount of Financial Indebtedness secured by Security or Quasi-Security on the shares of or assets of the India Business Companies shall not exceed USD 35,000,000 (or its equivalent in other currencies); and

(ii)	Security over any securities or assets of any Unrestricted Subsidiaries which secures Financial Indebtedness of Unrestricted Subsidiaries shall only be permitted where there is no recourse for such Financial Indebtedness against any Restricted Group Company or any asset thereof; or

(p)	any Transaction Security.

“Permitted Share Issue” means an issue of:

(a)	common stock by the Parent, paid for in full in cash upon issue and which by its terms is not redeemable prior to the first anniversary of the Termination Date of Facility A and where such issue does not lead to a Change of Control of the Parent;

(b)	shares by a member of the Group which is a Subsidiary of the Parent to its immediate Holding Company and where such Subsidiary is not wholly owned, to any other minority shareholder pro rata to its holding;

(c)	shares issued by any Subsidiary of the Parent to another member of the Group as part of a Permitted Transaction; or

(d)	shares issued to managers, officers, directors or employees pursuant to any share incentive scheme where the shares are not issued by the Parent and the share issue does not cause a Change of Control.

“Permitted Transaction” means:

(a)	any disposal required, Financial Indebtedness Incurred, guarantee, indemnity or Security or Quasi-Security given, or other transaction arising, under the Finance Documents;

(b) (i)	the solvent liquidation or reorganisation of any member of the Group which is neither a Loan Party nor an India Business Company or a Material Company that is not a Loan Party, so long as any payments or assets distributed as a result of such liquidation or reorganisation are distributed to other members of the Group; or

(ii)	the solvent liquidation of ITI UK after it has transferred its business to iGATE UK and so long as payments or assets, including the assets of the Swedish branch of ITI UK and the shares in iGATE UK distributed as a result of such liquidation, are transferred to the Borrower and any Financial Indebtedness owed by ITI UK to iGATE UK or by ITI UK to any other member of the Group is repaid prior to the liquidation;

(c)	transactions (other than (i) any sale, lease, licence transfer or other disposal and (ii) the granting or creation of Security or the Incurring or permitting to subsist of Financial Indebtedness) conducted in the ordinary course of trading;

(d)	a Permitted Merger;

(e)	the India Buyback and the repatriation of cash as referred to in the Structure Memoranda and any payment or transaction required to effect the same;

(f)	the Permitted ITI Canada Transfer to iGATE UK, the Permitted ITI Canada Transfer to the Borrower, the Permitted ITI UK Transfer to iGATE UK, the Permitted ITI UK Transfer to the Borrower or the Permitted iGATE UK Transfer to the Borrower; and

(g)	any transaction described in the EY Reorganisation Memorandum or any EY Reorganisation Memorandum Update.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) other than a Foreign Plan, established by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Preferred Stock” as applied to the Capital Stock of any person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such person, over shares of Capital Stock of any other class of such person but excluding the Apax Preference Shares.

“Purchase Money Obligations” means any Financial Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets (including Capital Stock) used or acquired in connection with the business of the Parent or any of its Restricted Subsidiaries, and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any person owning such property or assets, or otherwise.

“Quarter Date” means the last day of a Financial Quarter.

“Quasi-Security” has the meaning given to that term in Clause 23.15 (Negative pledge).

“Quotation Day” means, in relation to any period for which an interest rate is to be determined two Business Days before the first day of that period unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.

“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Bank, as the rate at which the relevant Reference Bank could borrow funds in the London interbank market in US Dollars and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period.

“Reference Banks” means subject to Clause 28.20 (Reference Banks), in relation to LIBOR, the principal offices in London of ING Bank N.V., DBS Bank Ltd., Standard Chartered Bank, Deutsche Bank AG, HSBC Bank plc, Barclays Bank plc or such other banks as may be appointed by the Agent in consultation with the Borrower.

“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Relevant Interbank Market” means the Singapore interbank market.

“Relevant Jurisdiction” means, in relation to a Loan Party:

(a)	its Original Jurisdiction;

(b)	any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be created by it is situated;

(c)	any jurisdiction where it conducts its business; and

(d)	the jurisdiction whose laws govern the perfection of any of the Transaction Security Documents entered into by it.

“Relevant Period” has the meaning given to that term in Clause 22.1 (Financial definitions).

“Reliance Parties” means the Agent, the Arrangers, the Security Agent, each Original Lender and each person which becomes a Lender as part of the primary syndication of the Facilities.

“Repayment Date” means a Facility A Repayment Date or a Facility B Termination Date.

“Repayment Instalments” has the meaning given to it in Clause 6.1 (Repayment).

“Repeating Representations” means each of the representations set out in Clause 20.2 (Status) to Clause 20.7 (Governing law and enforcement), Clause 20.11(a) (No default), paragraph (g) of Clause 20.12 (No misleading information), Clause 20.13 (Original Financial Statements), Clause 20.18 (Anti-Corruption Laws) and Clauses 20.20 (Ranking) to Clause 20.23 (Shares), Clause 20.28 (Margin Regulations; Investment Company Act) and Clause 20.29 (Sanctions).

“Reportable Event” means with respect to any Plan any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the 30 day notice period has been waived.

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Required Amount” has the meaning given to it in Clause 23.25(d) (Minimum Cash Requirement and Refinancing).

“Resignation Letter” means a letter substantially in the form set out in Schedule 7 (Form of Resignation Letter).

“Responsible Officer” means:

(a)	any director, the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer or other similar officer of a Loan Party and, as to any document delivered on the Closing Date, any director, secretary or assistant secretary of a Loan Party; and

(b)	solely with respect to Utilisation Requests, any other director, officer or employee of the applicable Loan Party so designated by any of the foregoing officers of such Loan Party in a notice to the Agent.

Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorised by all necessary corporate, partnership and/or other action on the part of such Loan Party and “Responsible Officer” of the Parent means the chairman of the board of directors, the chief executive officer, the president, the chief financial officer, any vice president, the treasurer or any managing director or secretary of the Parent, such Responsible Officer shall be conclusively presumed to have acted on behalf of the Parent.

“Restricted Financial Institution” has the meaning given to it in Clause 25.2(c) (Conditions of assignment or transfer).

“Restricted Group” means the Parent and its Restricted Subsidiaries from time to time.

“Restricted Group Company” means any member of the Restricted Group.

“Restricted Party” means a person that is:

(a)	listed on, or owned or controlled by a person listed on, or acting on behalf of a person listed on, any Sanctions List;

(b)	located in, incorporated under the laws of, or owned or (directly or indirectly) controlled by, or acting on behalf of, a person located in or organized under the laws of a country or territory that is the target of country-wide or territory-wide Sanctions; or

(c)	otherwise a target of Sanctions (“target of Sanctions” signifying a person with whom a US person or other national of a Sanctions Authority would be prohibited or restricted by law from engaging in trade, business or other activities).

“Restricted Subsidiary” means any Subsidiary which is not an Unrestricted Subsidiary.

“Sanctions” means the economic sanction laws, regulations, embargoes or restrictive measures administered, enacted or enforced by (i) the United States government; (ii) the United Nations; (iii) the European Union; (iv) the United Kingdom; or (v) the respective governmental institutions and agencies of any of the foregoing, or any other country which maintains Sanctions lists including, without limitation, the Office of Foreign Assets Control of the US Department of Treasury (“OFAC”), the United States Department of State, the United States Department of the Treasury or the United Nations Security Council and Her Majesty’s Treasury (together the “Sanctions Authorities”).

“Sanctions List” means Myanmar, North Korea, South Sudan, Sudan, Syria, Cuba and Iran (“Restricted Countries”); the nationals of such Restricted Countries or entities with connection to such Restricted Countries or any persons listed on the lists of specifically designated nationals or designated blocked persons or equivalent, maintained by OFAC, the Consolidated List of Financial Sanctions and the Investment Bank List maintained by Her Majesty’s Treasury of the United Kingdom, or any similar list maintained by, or public announcement of Sanctions designation made by, the U.S. Government, the United Nations, the European Union or the United Kingdom Government, any of the Sanctions Authorities including any country which maintains Sanctions lists or who or which would otherwise contravene laws or regulations of the Sanctions Authorities.

“Screen Rate” means in relation to LIBOR, the London interbank offered rate administered by ICE Benchmark Administration (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on pages LIBOR01 or LIBOR02 of the Reuters screen (or any replacement Reuters page which displays that rate), on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Borrower.

“SEC” means the Securities and Exchange Commission and any successor to its principal functions.

“Secured Parties” means each Finance Party from time to time party to this Agreement, any Receiver or Delegate.

“Securities Act” means the Securities Act of 1933 of the United States of America.

“Securitisation Fees” means distributions or payments made directly or by means of discounts with respect to any sale of receivables on a recourse basis, and other fees paid to a person that is not a Restricted Group Company in connection with any sale of receivables on a non-recourse basis.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Selection Notice” means a notice substantially in the form set out in Part II of Schedule 3 (Requests) given in accordance with Clause 11 (Interest Periods) in relation to a Facility.

“Senior Management” means the officers, directors, and other members of senior management of the Parent or any of its Subsidiaries, who on the Closing Date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Parent or any Holding Company of the Parent.

“Senior Notes” means the $770,000,000 aggregate principal amount of existing 9 per cent. Senior Notes due 2016 issued by the Parent under the Senior Notes Indenture.

“Senior Notes Indenture” means the indenture pursuant to which the Senior Notes are issued dated 29 April 2011 between the Parent as issuer, ITI as guarantor and Wilmington Trust FSB as trustee for the holders of the Senior Notes.

“Solvent” and “Solvency” mean, with respect to any person on any date of determination, that on such date:

(a)	the fair value of the property (for the avoidance of doubt, calculated to include goodwill and other intangibles) of such person is greater than the total amount of liabilities, including contingent liabilities, of such person;

(b)	the present fair saleable value of the assets of such person is not less than the amount that will be required to pay the probable liability of such person on its debts as they become absolute and matured;

(c)	such person does not intend to, and does not believe that it will, incur debts or liabilities beyond such person’s ability to pay such debts and liabilities as they mature; and

(d)	such person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such person’s property would constitute an unreasonably small capital.

The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Time” means a time determined in accordance with Schedule 9 (Timetables).

“Sponsor Affiliate” means Apax, each of its Affiliates, any trust of which Apax or any of its Affiliates is a trustee, any partnership of which Apax or any of its Affiliates is a partner and any trust, fund or other entity which is managed by, or is under the control of, Apax or any of its Affiliates provided that any such trust, fund or other entity which has been established for at least six months solely for the purpose of making, purchasing or investing in loans or debt securities and which is managed or controlled independently from all other trusts, funds or other entities managed or controlled by Apax or any of its Affiliates which have been established for the primary or main purpose of investing in the share capital of companies shall not constitute a Sponsor Affiliate.

“S&P” means the Standard & Poor’s Rating Services a division of the McGraw Hill Companies Inc. and any successor thereto.

“Structure Memoranda” means (i) the structure paper entitled “short term cash repatriation options” and dated on or about the date of this Agreement describing tax aspects of the India Buyback and the repatriation of cash thereby arising and prepared by KPMG; (ii) the structure paper from Khaitan & Co describing the legal aspects of the India Buyback and the repatriation of cash thereby arising and the structure paper entitled “cash repatriation and debt refinancing” dated on or about the date of this Agreement describing certain tax aspects of the India Buyback and the repatriation of cash thereby arising and prepared by Ernst & Young; (iii) the EY Reorganisation Memorandum; and (iv) any EY Reorganisation Memorandum Update.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Financial Indebtedness” means, with respect to any person, any Financial Indebtedness (whether outstanding on the Closing Date or thereafter Incurred) which is expressly subordinated in right of payment to any Loans outstanding hereunder.

“Subsidiary” means, with respect to any person:

(a)	any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50 per cent. of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of that person or a combination thereof; or

(b)	any partnership, Joint Venture, limited liability company or similar entity of which:

(i)	more than 50 per cent. of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of that person or a combination thereof whether in the form of membership, general, special or limited partnership interests or otherwise; and

(ii)	such person or any Subsidiary of such person is a controlling general partner or otherwise controls such entity.

Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Parent.

“Sub-Participation” means any sub-participation or agreement or arrangement having an economic effect substantially similar to a sub-participation of any of its rights which transfers voting rights.

“Syndication Date” means has the meaning given to it in the Mandate Letter.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Termination Date” means:

(a)	in relation to Facility A the fifth anniversary of the Utilisation Date; or

(b)	in relation to Facility B the date falling nine months after the Utilisation Date.

“Total Commitments” means the aggregate of the Total Facility A Commitments and the Total Facility B Commitments, being USD 360,000,000 at the date of this Agreement.

“Total Facility A Commitments” means the aggregate of the Facility A Commitments, being USD 270,000,000 at the date of this Agreement.

“Total Facility B Commitments” means the aggregate of the Facility B Commitments, being USD 90,000,000 at the date of this Agreement.

“Total Secured Financial Indebtedness” means the aggregate amount of all obligations of members of the Group for or in respect of Financial Indebtedness secured by Security at that time.

“Total Tangible Assets” means as of any date the total consolidated assets of the Parent and its Restricted Subsidiaries (excluding goodwill and intangible assets) as shown on the most recent consolidated balance sheet of the Parent and its Subsidiaries.

“Trade Instruments” means any performance bonds, or advance payment bonds or documentary letters of credit issued in respect of the obligations of any member of the Group arising in the ordinary course of trading of that member of the Group.

“Transaction” means the transactions contemplated by the Transaction Documents.

“Transaction Costs” means all fees, costs and expenses incurred by the Borrower or any other member of the Group in connection with the Transaction or the Transaction Documents.

“Transaction Documents” means the Finance Documents, the Constitutional Documents and the constitutional documents of the Borrower.

“Transaction Security” means the Security created or expressed to be created in favour of the Security Agent pursuant to the Transaction Security Documents.

“Transaction Security Documents” means the Mauritian Share Pledge together with any other document entered into by any Loan Party creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Loan Parties under any of the Finance Documents.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.

“Transfer Date” means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.

“Treasury Transactions” means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

“United States” and “US” mean the United States of America.

“Unpaid Sum” means any sum due and payable but unpaid by a Loan Party under the Finance Documents.

“Unrestricted Cash” means, at any time, cash denominated in:

(a)	an Approved Currency;

(b)	any foreign currency in which the Group holds cash in the ordinary course of business (other than an Approved Currency) provided that if the aggregate cash held in the currencies referred to in this paragraph (b) exceeds the equivalent in such currencies of USD 5,000,000 the excess shall not constitute “Cash”;

(c)	and cash denominated in MUR up to the equivalent of USD 500,000;

in hand or at bank and (in the latter case) credited to an account in the name of a member of the Group with an Acceptable Bank and to which a member of the Group is alone (or together with other members of the Group) beneficially entitled and for so long as:

(i)	that cash is repayable within seven days after the relevant date of calculation;

(ii)	repayment of that cash is not contingent on the prior discharge of any other indebtedness of any member of the Group or of any other person whatsoever or on the satisfaction of any other condition; and

(iii)	there is no Security over that cash except for Transaction Security or any Permitted Security constituted by a netting or set-off arrangement entered into by members of the Group in the ordinary course of their banking arrangements.

“Unrestricted Subsidiary” means any Subsidiary of the Parent that at the time of determination is an Unrestricted Subsidiary (as designated by the board of directors of the Borrower with the prior written approval of the Majority Lenders) and which has been designated an Unrestricted Subsidiary for the purposes of the Senior Notes and the Existing Credit Facilities.

“USA Patriot Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

“US GAAP” means generally accepted accounting principles in the United States of America as in effect on the date of any calculation or determination required hereunder.

“US Tax Loan Party” means a Loan Party some or all of whose payments under the Finance Documents are from sources within the United States for US federal income tax purposes.

“USD Amount” means in relation to a Loan, the amount specified in the Utilisation Request delivered by the Borrower for that Loan, as adjusted to reflect any repayment, prepayment, consolidation or division of a Loan.

“Utilisation Date” means the date on which the Loans are to be made.

“Utilisation Request” means a notice substantially in the relevant form set out in Part I of Schedule 3 (Requests).

“Voting Stock” of a person means all classes of Capital Stock of such person then outstanding and normally entitled to vote in the election of directors.

“Wholly-owned Subsidiary” means a Restricted Subsidiary of the Borrower, all of the Capital Stock of which (other than directors’ qualifying shares or shares required by any applicable law or regulation to be held by a person other than the Borrower or another Wholly-owned Subsidiary) is owned by the Borrower or another Wholly-owned Subsidiary.

“Withdrawal Liability” means the liability of a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

1.2	Construction

(a)	Unless a contrary indication appears, a reference in this Agreement to:

(i)

the “Agent”, the “Arrangers”, any “Finance Party”, any “Lender”, any “Loan Party”, any “Party”, any “Secured Party”, the “Security Agent” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents and, in the case of the Security Agent, any person for the time being appointed as Security Agent or Security Agents in accordance with the Finance Documents;

(ii)	a document in “agreed form” is a document which is previously agreed in writing by or on behalf of the Borrower and the Agent or, if not so agreed, is in the form specified by the Agent;

(iii)	“assets” includes present and future properties, revenues and rights of every description;

(iv)	a “Finance Document” or a “Transaction Document” or any other agreement or instrument is a reference to that Finance Document or Transaction Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(v)	a “group of Lenders” includes all the Lenders or such other subset as may be appropriate;

(vi)	“guarantee” means (other than in Clause 19 (Guarantee and Indemnities)) any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(vii)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(viii)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, Joint Venture, consortium, partnership or other entity (whether or not having separate legal personality);

(ix)	“including” (or similar expressions) means “including, without limitation”.

(x)	a member of the Group will only be aware of a fact, event or circumstance if the officers or directors of that member of the Group have actual knowledge, after due and careful enquiry, of the fact, event or circumstance (and similar expressions regarding awareness and knowledge will be construed accordingly);

(xi)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, one with which companies customarily comply) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(xii)	a provision of law is a reference to that provision as amended or re-enacted; and

(xiii)	a time of day is a reference to London time.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived. For the avoidance of doubt, it is agreed that, subject to paragraph (e) below, any Default resulting from a failure to deliver a document or to perform an act within a period of time or by a specified date shall be capable of remedy and shall cease to be continuing once that document has been delivered or act performed.

(e)	An Event of Default is “continuing” in the following circumstances:

(i)	Subject to paragraph (ii) below, an Event of Default is “continuing” if it has not been remedied or waived unless it is one of the Events of Default listed below (the “Non-Remediable Events of Default”) in which case it is “continuing” if it has not been waived (whether or not it is subsequently remedied). The Non-Remediable Events of Default referred to above means any circumstance consisting of an Event of Default under: Clause 24.1 (Non-payment); Clause 24.2 (Financial covenants and other obligations); Clause 24.6 (Insolvency); Clause 24.7 (Insolvency proceedings); Clause 24.8 (Creditors’ process); Clause 24.9 (Unlawfulness and invalidity); Clause 24.10 (Cessation of business); Clause 24.12 (Audit qualification); Clause 24.13 (Expropriation); and Clause 24.14 (Repudiation and rescission of agreements).

(ii)	An Event of Default arising under Clause 24.2 (Financial covenants and other obligations) in respect of the delivery of financial statements or any related Compliance Certificate is continuing if it has not been remedied or waived, provided that if the Parent receives a request from the Agent (acting on the instructions of one or more of the Lenders) to remedy such Event of Default, if that Event of Default is not then remedied within 30 days of such request it shall be continuing as if it has not been waived (whether or not if it is subsequently remedied).

(iii)	Subject to paragraph (i) above, if the Agent (acting on the instructions of one or more of the Lenders) serves a notice of the occurrence of an Event of Default which is continuing on a Loan Party, such Event of Default can only be remedied if it has, in fact, been actually remedied and the Borrower serves notice on the Agent confirming that it has been remedied (and what steps have been taken to effect such remedy).

(iv)	If any or all of the Facilities have been accelerated, no Event of Default which has occurred and is continuing at the time of such acceleration can be remedied (or be deemed to be remedied) without the relevant consent of the Majority Lenders.

(f)	Any reference to the “date of this Agreement” means 22 November, 2013.

1.3	Currency of calculations, symbols and definitions

(a)	“AUD” denotes the lawful currency of Australia.

(b)	“CAD” denotes the lawful currency of Canada.

(c)	“CHF” denotes the lawful currency of Switzerland.

(d)	“CNY” denotes the lawful currency of the People’s Republic of China.

(e)	“DKK” denotes the lawful currency of Denmark.

(f)	“EUR” or “Euros” denote the single currency of the Participating Members States.

(g)	“£”, “GBP” and “Sterling” denote the lawful currency of the United Kingdom.

(h)	“HKD” denotes the lawful currency of the Hong Kong Special Administrative Region of the People’s Republic of China.

(i)	“INR” denotes the lawful currency of the Republic of India.

(j)	“JPY” denotes the lawful currency of Japan.

(k)	“MUR” denotes the lawful currency of Mauritius.

(l)	“SEK” denotes the lawful currency of Sweden.

(m)	“SGD” denotes the lawful currency of Singapore.

(n)	“UAE” means the lawful currency of the United Arab Emirates.

(o)	“$”, “USD”, “US Dollars” and “dollars” denote the lawful currency of the United States of America.

(p)	When applying any monetary limits or baskets, thresholds and other exceptions to the representations and warranties, general undertakings and events of default, the equivalent to an amount in US Dollars shall be calculated at the Agent’s Spot Rate of Exchange as at the date of the Group incurring or making the relevant disposal, acquisition, investment, lease, loan, debt or guarantee or taking other relevant action. No event of default or breach of representation and warranty or general undertaking shall arise merely as a result of a subsequent change in the USD amount of any relevant amount due to fluctuation in exchange rates.

1.4	Third party rights

(a)	Unless expressly provided to the contrary in a Finance Document, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

1.5	Personal liability

No director, officer, or employee, or attorney or representative of or any member of the Group (or any Affiliate of a member of the Group) shall be personally liable for any representation, certification or statement made (or deemed to be made) by that member of the Group or its Affiliate in any Finance Document whether or not signed by that person or any certificate, notice or other document signed by a director, officer, employee, attorney or representative which is required to be delivered under, or in connection with, any Finance Document save in the case of fraud or wilful misconduct of that director, officer or employee in which case liability (if any) will be determined in accordance with applicable law.

SECTION 2

THE FACILITIES

2.	THE FACILITIES

2.1	The Facilities

(a)	Subject to the terms of this Agreement, the Lenders make available:

(i)	a US Dollar term loan facility in an aggregate amount equal to the Total Facility A Commitments; and

(ii)	a US Dollar bridge loan facility in an aggregate amount equal to the Total Facility B Commitments.

(b)	Each Facility will be available to the Borrower as specified in the Funds Flow Statement.

2.2	Increase

(a)	The Borrower may by giving prior notice to the Agent after the effective date of a cancellation of:

(i)	the Available Commitments of a Defaulting Lender in accordance with Clause 7.6 (Right of cancellation in relation to a Defaulting Lender); or

(ii)	the Commitments of a Lender in accordance with:

(A)	Clause 7.1 (Illegality); or

(B)	paragraph (a) of Clause 7.6 (Right of cancellation in relation to a Defaulting Lender),

request that the Commitments relating to any Facility be increased (and the Commitments relating to that Facility shall be so increased) in an aggregate amount in US Dollars of up to the amount of the Available Commitments or Commitments relating to that Facility so cancelled as follows:

(iii)	the increased Commitments will be assumed by one or more Lenders or other banks, financial institutions, trusts, funds or other entities (each an “Increase Lender”) selected by the Borrower (which may include any Sponsor Affiliate but shall exclude any member of the Group) and each of which confirms in writing (whether in the relevant Increase Confirmation or otherwise) its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender;

(iv)	each of the Loan Parties and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Loan Parties and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender;

(v)	each Increase Lender shall become a Party as a “Lender” and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender;

(vi)	the Commitments of the other Lenders shall continue in full force and effect; and

(vii)	any increase in the Commitments relating to a Facility shall take effect on the date specified by the Borrower in the notice referred to above or any later date on which the conditions set out in paragraph (b) below are satisfied.

(b)	An increase in the Commitments relating to a Facility will only be effective on:

(i)	the execution by the Agent of an Increase Confirmation from the relevant Increase Lender, which the Agent shall execute promptly on request;

(ii)	in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase, the Agent being satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender. The Agent shall promptly notify the Borrower and the Increase Lender upon being so satisfied.

(c)	Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

(d)	The Borrower shall promptly on demand pay the Agent and the Security Agent the amount of all costs and expenses (including legal fees) reasonably incurred by either of them and, in the case of the Security Agent, by any Receiver or Delegate in connection with any increase in Commitments under this Clause 2.2.

(e)	The Increase Lender shall, on the date upon which the increase takes effect, pay to the Agent (for its own account) a fee in an amount equal to the fee which would be payable under Clause 25.3 (Assignment or transfer fee) if the increase was a transfer pursuant to Clause 25.5 (Procedure for transfer) and if the Increase Lender was a New Lender.

(f)	The Borrower may pay to the Increase Lender a fee in the amount and at the times agreed between the Borrower and the Increase Lender in a Fee Letter.

(g)	Clause 25.4 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.2 in relation to an Increase Lender as if references in that Clause to:

(i)	an “Existing Lender” were references to all the Lenders immediately prior to the relevant increase;

(ii)	the “New Lender” were references to that “Increase Lender”; and

(iii)	a “re-transfer” and “re-assignment” were references to respectively a “transfer” and “assignment”.

(h)	Each Finance Party will, on the request and at the cost of the Borrower, enter into any amendment or replacement to the Mauritian Share Pledge to ensure that each Increase Lender shall rank pari passu with the other Lenders in order to facilitate or reflect any of the matters contemplated by this Clause 2.2 and the Agent and the Security Agent are each irrevocably authorised and instructed by each Finance Party to execute any such amendment or replacement to the Mauritian Share Pledge on behalf of some or all of the Finance Parties.

2.3	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from a Loan Party shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.4	Loan Parties’ Agent

(a)	Each Loan Party (other than the Borrower) by its execution of this Agreement or an Accession Deed irrevocably appoints the Borrower (acting through one or more authorised signatories) to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)	the Borrower on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions (including, in the case of the Borrower, Utilisation Requests), to execute on its behalf any Accession Deed, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Loan Party notwithstanding that they may affect the Loan Party, without further reference to or the consent of that Loan Party; and

(ii)	each Finance Party to give any notice, demand or other communication to that Loan Party pursuant to the Finance Documents to the Borrower,

and in each case the Loan Party shall be bound as though the Loan Party itself had given the notices and instructions (including, any Utilisation Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(b)	Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Loan Parties’ Agent or given to the Loan Parties’ Agent under any Finance Document on behalf of another Loan Party or in connection with any Finance Document (whether or not known to any other Loan Party and whether occurring before or after such other Loan Party became a Loan Party under any Finance Document) shall be binding for all purposes on that Loan Party as if that Loan Party had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Loan Parties’ Agent and any other Loan Party, those of the Loan Parties’ Agent shall prevail.

3.	PURPOSE

3.1	Purpose

The Borrower shall apply all amounts borrowed by it under a Facility towards:

(a)	payment of interest on the Facilities, the fees, costs and expenses arising in connection with the financing under this Agreement (including periodic fees) and the refinancing referred to in paragraph (b) below (excluding periodic fees); and

(b)	to repay a capital contribution to ITI, which in turn shall be applied towards a refinancing of indebtedness under the Senior Notes and the Existing Credit Facilities Agreements,

as described in the Funds Flow Statement.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF LOAN

4.1	Initial conditions precedent

(a)	The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to any Loan if on or before the Utilisation Date for that Loan, the Agent has received (or waived the requirement to receive) all of the documents and other evidence listed in Part I of Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent (acting on the instructions of the Majority Lenders, each acting reasonably). The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

(b)	Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (a) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.2	Further conditions precedent

Subject to Clause 4.1 (Initial conditions precedent), the Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation), if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	no Default is continuing or would result from the proposed Loan; and

(b)	all the representations and warranties in Clause 20 (Representations) to be made by each Loan Party are true in all material respects (or, to the extent any materiality test or threshold or qualification referring to the Legal Reservations or Perfection Requirements or any qualification similar to any of the foregoing applies, in all respects).

4.3	Maximum number of Loans

(a)	The Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation two or more Facility A Loans or two or more Facility B Loans would be outstanding.

(b)	The Borrower may not request that a Facility A Loan be divided if, as a result of the proposed division, two or more Facility A Loans would be outstanding.

SECTION 3

LOANS

5.	LOANS

5.1	Delivery of a Utilisation Request

The Borrower may utilise a Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time (or such later time as the Agent may agree).

5.2	Completion of a Utilisation Request for Loans

(a)	Each Utilisation Request for a Loan is irrevocable and will not be regarded as having been duly completed unless:

(i)	it identifies the Facility to be utilised;

(ii)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility;

(iii)	the currency and amount of the Loan comply with Clause 5.3 (Currency and amount); and

(iv)	the proposed Interest Period complies with Clause 11 (Interest Periods).

(b)	Two Loans (one Loan under each Facility) may be requested in a Utilisation Request where the proposed Utilisation Date is the Closing Date.

(c)	If a Utilisation Request is delivered by PDF, the original must be delivered to the Agent promptly thereafter.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be, in relation to a Facility, US Dollars.

(b)	The amount of the proposed Loan must be US Dollars and in:

(i)	an amount equal to USD 270,000,000 for Facility A or, if less, the Available Facility; or

(ii)	an amount equal to USD 90,000,000 for Facility B or, if less, the Available Facility.

5.4	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

5.5	Limitations on Loans

A Facility may only be utilised on a date falling on or after the Closing Date within the Availability Period and only if both Facilities are utilised on that date.

5.6	Cancellation of Commitment

(a)	The Facility A Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for Facility A.

(b)	The Facility B Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for Facility B.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

6.	REPAYMENT

6.1	Repayment

(a)	The Borrower shall repay the aggregate Facility A Loans in instalments (each a “Repayment Instalment”) by repaying on each Facility A Repayment Date an amount which, save as adjusted in accordance with this Agreement, reduces the USD Amount of the outstanding aggregate Facility A Loans by an amount equal to the percentage of the Facility A Loans borrowed by the Borrower as at the close of business in Singapore on the last day of the Availability Period in relation to Facility A as set out in the table below:

Facility A Repayment Date	Repayment Instalment
30 November 2016	33.33 per cent.
14 February 2017	33.33 per cent.
60 months from the Utilisation Date	33.34 per cent.

(b)	The Borrower shall repay the Facility B Loan in full on the Facility B Termination Date.

(c)	The Borrower may not re-borrow any part of a Facility which is repaid.

6.2	Effect of cancellation and prepayment on scheduled repayments

(a)	If the Borrower cancels the whole or any part of any Available Commitment in accordance with Clause 7.4 (Right of cancellation and repayment in relation to a single Lender) or Clause 7.6 (Right of cancellation in relation to a Defaulting Lender) or if the Available Commitment of any Lender is cancelled under Clause 7.1 (Illegality) then (other than, in any relevant case, to the extent that any part of the relevant Available Commitment(s) so cancelled is subsequently increased pursuant to Clause 2.2 (Increase)) in the case of the Facility A Commitments, the amount of the Repayment Instalment for each Repayment Date falling after that cancellation will reduce pro rata by the amount cancelled.

(b)	If the Borrower cancels the whole or any part of any Available Commitment in accordance with Clause 7.2 (Voluntary cancellation) or if the whole or part of any Commitment is cancelled pursuant to Clause 5.6 (Cancellation of Commitment) then in the case of Facility A Commitments, the amount of the Repayment Instalment for each Repayment Date falling after that cancellation will reduce pro rata by the amount cancelled.

(c)	If any Loan is repaid or prepaid in accordance with Clause 7.4 (Right of cancellation and repayment in relation to a single Lender) or Clause 7.1 (Illegality) then, other than to the extent that any part of the relevant Commitment is subsequently increased pursuant to Clause 2.2 (Increase), the amount of the Repayment Instalments for the relevant Facility for each Repayment Date falling after that repayment or prepayment will reduce pro rata by the amount of the Loan repaid or prepaid.

(d)	If any Facility A Loan is prepaid in accordance with Clause 7.3 (Voluntary prepayment of Loans) then the amount of the Repayment Instalment for each Repayment Date falling after that prepayment will be reduced as selected by the Borrower by the amount of the Facility A Loan prepaid.

7.	ILLEGALITY, VOLUNTARY PREPAYMENT AND CANCELLATION

7.1	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in any Loan or it becomes unlawful for any Affiliate of a Lender for that Lender to do so:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event and the Agent shall notify the Borrower as soon as reasonably practicable after receiving such notice;

(b)	upon the Agent notifying the Borrower, each Available Commitment of that Lender will be immediately cancelled to the extent necessary to comply with applicable laws; and

(c)	to the extent that the Lender’s participation has not been transferred pursuant to Clause 37.5 (Replacement of Lender) and subject to Clause 17 (Mitigation by the Lenders), the Borrower shall repay that Lender’s cancelled participation (or part of that Lender’s participation which is unlawful) in the Loans made to the Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender’s corresponding Commitment(s) shall be cancelled in the amount of the participations repaid.

7.2	Voluntary cancellation

The Borrower may, if it gives the Agent not less than five Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of USD 1,000,000) of an Available Facility. Any cancellation under this Clause 7.2 shall reduce the Commitments of the Lenders rateably under that Facility.

7.3	Voluntary prepayment of Loans

(a)	The Borrower may, if it gives the Agent not less than five Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Loan (but, if in part, being a minimum amount of USD 1,000,000).

(b)	A Loan may only be voluntarily prepaid after the last day of the Availability Period for the applicable Facility (or, if earlier, the day on which the applicable Available Facility is zero).

(c)	A voluntary prepayment of Loans shall be applied first in prepayment of the Facility B Loan and, after prepayment in full of the Facility B Loan, in prepayment of Facility A Loans pro rata and in reducing the relevant Repayment Instalments for each Repayment Date falling after the date of prepayment as selected by the Borrower.

7.4	Right of cancellation and repayment in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by a Loan Party is required to be increased under paragraph (c) of Clause 14.2 (Tax gross-up);

(ii)	any Lender claims indemnification from the Borrower or a Loan Party under Clause 14.3 (Tax indemnity) or Clause 15.1 (Increased costs);

(iii)	any FATCA Protected Lender notifies the Agent of a FATCA Event pursuant to Clause 7.5 (Mandatory repayment and cancellation of FATCA Protected Lenders);

(iv)	any Lender gives notice of illegality under Clause 7.1(a) (Illegality); or

(v)	any Lender becomes a Conflicted Lender,

the Borrower may, whilst the circumstance giving rise to the requirement for that increase or indemnification or FATCA Event or illegality continues or the Lender remains a Conflicted Lender, give the Agent notice of cancellation of the Commitment(s) of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans.

(b)	On receipt of a notice referred to in paragraph (a) above in relation to a Lender, the Commitment(s) of that Lender shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Borrower has given notice under paragraph (a) above in relation to a Lender (or, if earlier, the date specified by the Borrower in that notice), the Borrower to which a Loan is outstanding shall repay that Lender’s participation in that Loan together with all interest and other amounts accrued under the Finance Documents.

7.5	Mandatory repayment and cancellation of FATCA Protected Lenders

(a)	If on the date falling six months before the earliest FATCA Application Date for any payment by a Party to a FATCA Protected Lender (or to the Agent for the account of that Lender), that Lender is not a FATCA Exempt Party and, in the opinion of that Lender (acting reasonably), that Party will, as a consequence, be required to make a FATCA Deduction from a payment to that Lender (or to the Agent for the account of that Lender) on or after that FATCA Application Date (a “FATCA Event”):

(i)	that Lender shall, reasonably promptly after that date, notify the Agent of that FATCA Event and the relevant FATCA Application Date;

(ii)	if, on the date falling one month before such FATCA Application Date, that FATCA Event is continuing and that Lender has not been repaid or replaced pursuant to Clause 7.4 (Right of cancellation and repayment in relation to a single Lender):

(A)	that Lender may, at any time between one month and two weeks before such FATCA Application Date, notify the Agent;

(B)	upon the Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and

(C)	the Borrower shall repay that Lender’s participation in the Loans made to the Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Borrower or, if earlier, the last Business Day before the relevant FATCA Application Date.

7.6	Right of cancellation in relation to a Defaulting Lender

(a)	If any Lender becomes a Defaulting Lender, the Borrower may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent five Business Days’ notice of cancellation of each Available Commitment of that Lender.

(b)	On the notice referred to in paragraph (a) above becoming effective, each Available Commitment of the Defaulting Lender shall immediately be reduced to zero.

(c)	The Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.

8.	MANDATORY PREPAYMENT AND CANCELLATION

8.1	Change of Control

Upon the occurrence of a Change of Control or the sale of all or substantially all of the assets of the Group whether in a single transaction or a series of related transactions:

(a)	the Borrower shall promptly notify the Agent upon becoming aware of the occurrence;

(b)	a Lender shall not be obliged to fund a Loan; and

(c)	if a Lender so requires and notifies the Agent within 15 days of the Borrower notifying the Agent of the event, the Agent shall, by not less than 7 days’ notice to the Borrower, cancel the Commitment of that Lender and declare the participations of that Lender in all outstanding Loans, together with accrued interest and all other amounts accrued under the Finance Documents and payable to that Lender, immediately due and payable whereupon the Commitments of that Lender will be cancelled and all such outstanding amounts will become immediately due and payable.

8.2	Application of Proceeds

(a)	For the purposes of this Clause 8.2 and Clause 8.3 (Application of mandatory prepayments and cancellations):

“Buyback Proceeds” means the proceeds of any buyback of shares in iGATE India paid to the Borrower or any shareholder of iGATE India or any other member of the Group or payments of dividends or distributions paid to the Borrower by iGATE India (each an “India Buyback”) less:

(i)	all legal, accounting, investment banking, title and registration or recording tax expenses, commissions and other fees and expenses Incurred (other than to another member of the Group or an Affiliate of a member of the Group); and

(ii)	all Taxes paid or required to be paid by or accrued as a liability of a member of the Group under US GAAP (as reasonably determined by the relevant member of the Group on the basis of existing rates and after taking account of any available Tax credits, deductions, allowances and any Tax sharing agreements) as a consequence of such buyback, in each case in relation to that share buyback, dividend or distribution.

“Excluded Insurance Proceeds” means any proceeds of an insurance claim which the Borrower notifies the Agent are, or are to be, applied:

(i)	to meet or cover any third party, public liability, personal injury, workers’ compensation, business interruption to cover operating losses and similar amounts, directors’ and officers’ liability or similar claims; or

(ii)	which the Borrower notifies the Agent are, or are to be, applied in the replacement, reinstatement and/or repair of the assets (or reimbursement of a member of the Group for funding any of the foregoing), or otherwise in amelioration of the loss, in respect of which the relevant insurance claim was made, in each case, within 365 days of receipt (or such longer period as the Majority Lender may agree).

“Insurance Proceeds” means the proceeds of any insurance claim under any insurance maintained by any member of the Group to the extent these exceed USD 20,000,000 in any Financial Year except for Excluded Insurance Proceeds after deducting:

(i)	all legal, accounting, investment banking, title and registration or recording tax expenses, commissions and other fees and expenses Incurred (other than to another member of the Group or an Affiliate of a member of the Group); and

(ii)	all Taxes paid or required to be paid by or accrued as a liability of a member of the Group under US GAAP (as reasonably determined by the relevant member of the Group on the basis of existing rates and after taking account of any available Tax credits, deductions, allowances and any Tax sharing agreements) as a consequence of receiving such claim.

(b)	The Borrower shall prepay Loans, and cancel Available Commitments, in the following amounts at the times and in the order of application contemplated by Clause 8.3 (Application of mandatory prepayments and cancellations):

(i)	following completion of each India Buyback, an amount equal to the aggregate amount of all Buyback Proceeds from such India Buyback less an amount (the “Hold Back Amount”) selected by the Borrower not exceeding an amount equal to the forecast interest on the Facility A Loans required to be paid pursuant to Clause 10.2 (Payment of interest) for the next 24 months following the date on which the proceeds of such India Buyback are received calculated (1) after deducting any Buyback Proceeds previously received and retained in such manner and not applied in either paying interest on Facility A Loans or in prepayment and (2) by reference to the LIBOR rate on the date the proceeds of such India Buyback are received; and

(ii)	an amount equal to the amount of Insurance Proceeds.

8.3	Application of mandatory prepayments and cancellations

(a)	A prepayment of Loans or cancellation of Available Commitments made under Clause 8.2 (Application of Proceeds) shall be applied in the following order:

(i)	first, in prepayment of the Facility B Loans as contemplated in paragraphs (b), (d) and (e) below; and

(ii)	second, in prepayment of the Facility A Loans as contemplated in paragraphs (b) to (e) inclusive below.

(b)	Unless the Borrower makes an election under paragraph (d) below, the Borrower shall prepay Loans promptly upon receipt of the relevant Buyback Proceeds, required to be prepaid and in the case of Insurance Proceeds required to be prepaid promptly upon the expiry of the applicable reinvestment period provided in the definitions of those terms (if any).

(c)	A prepayment under Clause 8.2 (Application of Proceeds) shall prepay the Facility A Loans by reducing the relevant Repayment Instalment for each Repayment Date falling after the date of prepayment in chronological order.

(d)	Subject to paragraph (e) below, the Borrower may elect that any prepayment under Clause 8.2 (Application of Proceeds) be applied in prepayment of a Loan on the last day of the Interest Period relating to that Loan. If the Borrower makes that election then a proportion of the Loan equal to the amount of the relevant prepayment will be due and payable on the last day of its Interest Period.

(e)	If the Borrower has made an election under paragraph (d) above but an Event of Default has occurred and is continuing, that election shall no longer apply and a proportion of the Loan in respect of which the election was made equal to the amount of the relevant prepayment shall be immediately due and payable (unless the Majority Lenders otherwise agree in writing).

8.4	Excluded proceeds

Where Excluded Insurance Proceeds include amounts which are intended to be used for a specific purpose within a specified period (as set out in the relevant definition of Excluded Insurance Proceeds), the Borrower shall ensure that those amounts are used for that purpose and, if requested to do so by the Agent, shall promptly deliver a certificate to the Agent at the time of such application and at the end of such period confirming the amount (if any) which has been so applied within the requisite time periods provided for in the relevant definition.

9.	RESTRICTIONS

9.1	Notices of Cancellation or Prepayment

Any notice of cancellation, prepayment, authorisation or other election given by any Party under Clause 7 (Illegality, voluntary prepayment and cancellation) or paragraph (d) of Clause 8.3 (Application of mandatory prepayments and cancellations) shall (subject to the terms of those Clauses) be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

9.2	Interest and other amounts

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

9.3	No reborrowing of Facilities

The Borrower may not reborrow any part of a Facility which is prepaid.

9.4	Prepayment in accordance with Agreement

The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

9.5	No reinstatement of Commitments

Subject to Clause 2.2 (Increase), no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

9.6	Agent’s receipt of Notices

If the Agent receives a notice under Clause 7 (Illegality, voluntary prepayment and cancellation) or an election under paragraph (d) of Clause 8.3 (Application of mandatory prepayments and cancellations), it shall promptly forward a copy of that notice or election to either the Borrower or the affected Lender, as appropriate.

9.7	Effect of repayment and prepayment on Commitments

If all or part of any Lender’s participation in a Loan under a Facility is repaid or prepaid, an amount of that Lender’s Commitment (equal to the USD Amount of the amount of the participation which is repaid or prepaid) in respect of that Facility will be deemed to be cancelled on the date of repayment or prepayment.

9.8	Application of prepayments

Any prepayment of a Loan (other than a prepayment pursuant to Clause 7.1 (Illegality) or Clause 7.4 (Right of cancellation and repayment in relation to a single Lender)) shall be applied pro rata to each Lender’s participation in that Loan.

SECTION 5

COSTS OF LOAN

10.	INTEREST

10.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

(b)	LIBOR.

10.2	Payment of interest

The Borrower shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six Monthly intervals after the first day of the Interest Period).

10.3	Default interest

(a)	If a Loan Party fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on any Unpaid Sum from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is 2 per cent. per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 10.3 shall be immediately payable by the Loan Party on demand by the Agent.

(b)	If any Unpaid Sum consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that Unpaid Sum shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to that Unpaid Sum during that first Interest Period shall be 2 per cent. per annum higher than the rate which would have applied if the Unpaid Sum had not become due.

(c)	Default interest (if unpaid) arising on an Unpaid Sum will be compounded with the Unpaid Sum at the end of each Interest Period applicable to that Unpaid Sum but will remain immediately due and payable.

10.4	Notification of rates of interest

The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

11.	INTEREST PERIODS

11.1	Selection of Interest Periods and Terms

(a)	The Borrower may select an Interest Period for a Loan in the Utilisation Request for that Loan or in a Selection Notice.

(b)	Each Selection Notice is irrevocable and must be delivered to the Agent by the Borrower not later than the Specified Time.

(c)	If the Borrower fails to deliver a Selection Notice to the Agent in accordance with paragraph (b) above, the relevant Interest Period will, subject to Clause 11.2 (Changes to Interest Periods), be one Month.

(d)	Subject to this Clause 11, the Borrower may select an Interest Period of one, two, three or six Months or any other period agreed between the Borrower and the Agent (acting on the instructions of all the Lenders in relation to the relevant Loan).

(e)	An Interest Period for a Loan shall not extend beyond the Termination Date applicable to its Facility.

(f)	Each Interest Period for a Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

(g)	Prior to the Syndication Date, Interest Periods shall be one Month or such other period as the Agent and the Borrower may agree and any Interest Period which would otherwise end during the Month preceding or extend beyond the Syndication Date shall end on the Syndication Date.

11.2	Changes to Interest Periods

(a)	Prior to determining the interest rate for a Facility A Loan, the Agent may shorten an Interest Period for any Facility A Loan to ensure there are sufficient Facility A Loans (with an aggregate USD Amount equal to or greater than the relevant Repayment Instalment) which have an Interest Period ending on a Facility A Repayment Date for the Borrower to make the relevant Repayment Instalment due on that date.

(b)	If the Agent makes any of the changes to an Interest Period referred to in this Clause 11.2, it shall promptly notify the Borrower and the Lenders.

11.3	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

11.4	Consolidation and division of Facility A Loans

(a)	Subject to paragraph (b) below, if two or more Interest Periods end on the same date, those Facility A Loans will, unless the Borrower specifies to the contrary in the Selection Notice for the next Interest Period, be consolidated into, and treated as, a single Facility A Loan on the last day of the Interest Period.

(b)	Subject to Clause 4.3 (Maximum number of Loans) and Clause 5.3 (Currency and amount), if the Borrower requests in a Selection Notice that a Facility A Loan be divided into two or more Facility A Loans, that Facility A Loan will, on the last day of its Interest Period, be so divided with USD Amounts specified in that Selection Notice, having an aggregate USD Amount equal to the USD Amount of the Facility A Loan immediately before its division.

12.	CHANGES TO THE CALCULATION OF INTEREST

12.1	Absence of quotations

Subject to Clause 12.2 (Market disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

12.2	Market disruption

(a)	If the Agent determines that a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)	the rate notified to the Agent by that Lender, as soon as practicable and in any event by close of business on the date falling five Business Days after the Quotation Day (or, if earlier, on the date falling five Business Days prior to the date on which interest is due to be paid in respect of that Interest Period or such later date as may be acceptable to the Agent), to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source or sources it may, acting in good faith, reasonably select.

(b)	If:

(i)	the percentage rate per annum notified by a Lender pursuant to paragraph (a)(ii) above is less than LIBOR; or

(ii)	a Lender has not notified the Agent of a percentage rate per annum pursuant to paragraph (a)(ii) above,

the cost to that Lender of funding its participation in that Loan for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be LIBOR.

(c)	If the Agent determines that a Market Disruption Event has occurred, the Agent shall, as soon as is practicable, notify the Borrower and the Lenders.

(d)	In this Agreement:

“Market Disruption Event” means:

(i)	at or about noon on the Quotation Day for the relevant Interest Period LIBOR is to be determined by reference to the Reference Banks in accordance with the definition of LIBOR and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR for the relevant currency and Interest Period; or

(ii)	at 5.00 p.m. in Singapore on the Business Day immediately following the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 40 per cent. of that Loan) that the cost to it of funding its participation in that Loan from whatever source(s) it may reasonably select would be in excess of LIBOR.

12.3	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest. For the avoidance of doubt, in the event that no substitute basis is agreed at the end of such period of negotiation, the rate of interest shall continue to be determined in accordance with this Agreement.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

(c)	The Agent shall promptly inform the Borrower and each Lender of any alternative basis agreed under this Clause 12.3.

12.4	Break Costs

(a)	The Borrower shall, within five Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

13.	FEES

13.1	Arrangement fee

The Borrower shall pay to the Arrangers an arrangement fee in the amount and at the times agreed in a Fee Letter.

13.2	Agency fee

The Borrower shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

13.3	Security Agency fee

The Borrower shall pay to the Security Agent (for its own account) a security agency fee in the amount and at the times agreed in a Fee Letter.

13.4	Limitation

Notwithstanding any other provision of any Finance Document, no fee or other amount payable under this Clause 13 shall be payable if the Closing Date and the first Utilisation of the Facilities do not occur save as provided in Clause 18.5 (Limitation).

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

14.	TAX GROSS UP AND INDEMNITIES

14.1	Definitions

In this Agreement:

“Indirect Tax” means any goods and services tax, consumption tax, value added tax, or any tax of a similar nature.

“Qualifying Lender” means a Lender which is beneficially entitled to interest payable to that Finance Party in respect of an advance under a Finance Document and either:

(a)	is a Mauritius resident bank; or

(b)	does not carry on business in Mauritius through a permanent establishment, fixed place of business or permanent representative with which that Finance Party’s participation is effectively connected.

“Tax Credit” means a credit against, relief or remission for, or repayment of, any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

“Tax Payment” means an increased payment made by a Loan Party to a Finance Party under Clause 14.2 (Tax gross-up) or a payment under Clause 14.3 (Tax indemnity).

Unless a contrary indication appears, in this Clause 14 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

14.2	Tax gross-up

(a)	All payments to be made by a Loan Party to any Finance Party under the Finance Documents shall be made free and clear of and without any Tax Deduction, unless such Loan Party is required to make a Tax Deduction, in which case the sum payable by such Loan Party (in respect of which such Tax Deduction is required to be made) shall be increased to the extent necessary to ensure that such Finance Party receives a sum net of any deduction or withholding equal to the sum which it would have received if no such Tax Deduction had been made or required to be made.

(b)	The Borrower shall promptly upon becoming aware that a Loan Party must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender, it shall notify the Borrower and that Loan Party.

(c)	If a Loan Party is required to make a Tax Deduction, that Loan Party shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(d)	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Loan Party making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(e)	A payment shall not be increased under paragraph (a) above by reason of a Tax Deduction in respect of Tax imposed by the relevant tax authorities from a payment pursuant to this Agreement, if on the date on which the payment falls due the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that the Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or any published practice or published concession of any relevant taxing authority.

14.3	Tax indemnity

(a)	Without prejudice to Clause 14.2 (Tax gross-up), if any Finance Party is required to make any payment of or on account of Tax on or in relation to any sum received or receivable under the Finance Documents (including any sum deemed for purposes of Tax to be received or receivable by such Finance Party whether or not actually received or receivable) or if any liability in respect of any such payment is asserted, imposed, levied or assessed against any Finance Party, the Borrower shall, within three Business Days of demand of the Agent, promptly indemnify the Finance Party which suffers a loss or liability as a result against such payment or liability, together with any interest, penalties, costs and expenses payable or incurred in connection therewith,

(b)	Paragraph (a) above shall not apply:

(i)	to any Tax imposed on and calculated by reference to the net income actually received or receivable by such Finance Party (but, for the avoidance of doubt, not including any sum deemed for purposes of Tax to be received or receivable by such Finance Party but not actually receivable) by the jurisdiction in which such Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes;

(ii)	to any Tax imposed on and calculated by reference to the net income of the Facility Office of such Finance Party actually received or receivable by such Finance Party (but, for the avoidance of doubt, not including any sum deemed for purposes of Tax to be received or receivable by such Finance Party but not actually receivable) by the jurisdiction in which its Facility Office is located; or

(iii)	to the extent that such payment, liability, interest, penalty, cost or expense:

(A)	relates to a FATCA Deduction required to be made by a Party;

(B)	is compensated for by an increased payment under Clause 14.2 (Tax gross-up); or

(C)	would have been compensated for by an increased payment under Clause 14.2 (Tax gross-up) but was not so compensated solely because the exclusion in paragraph (e) of Clause 14.2 (Tax gross-up) applied.

(c)	A Finance Party making or intending to make, a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.

(d)	A Finance Party shall, on receiving a payment from a Loan Party under this Clause 14.3, notify the Agent.

14.4	Tax Credit

If a Loan Party makes a Tax Payment and the relevant Finance Party determines (in its absolute discretion) that:

(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)	that Finance Party has obtained and utilised that Tax Credit,

the Finance Party shall pay an amount to the Loan Party which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Loan Party.

14.5	Stamp taxes

The Borrower shall:

(a)	pay all stamp duty, registration and other similar Taxes payable in respect of any Finance Document, and

(b)	pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

14.6	Indirect Tax

(a)	All amounts set out or expressed in a Finance Document to be payable by any Party to a Finance Party shall be deemed to be exclusive of any Indirect Tax. If any Indirect Tax is chargeable on any supply made by any Finance Party to any Party in connection with a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the Indirect Tax (and such Finance Party must promptly provide an appropriate Indirect Tax invoice to that Party).

(b)	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all Indirect Tax incurred by that Finance Party in respect of the costs or expenses to the extent the Finance Party reasonably determines that it is not entitled to credit or repayment in respect of the Indirect Tax.

14.7	Lender Status Confirmation

(a)	Each Lender which becomes a Party to this Agreement after the date of this Agreement shall indicate, in the Transfer Certificate, Assignment Agreement or Increase Confirmation which it executes on becoming a Party, and for the benefit of the Agent and without liability to any Loan Party, which of the following categories it falls in:

(i)	not a Qualifying Lender; or

(ii)	a Qualifying Lender.

(b)	If a New Lender or an Increase Lender fails to indicate its status in accordance with this Clause 14.7 then such New Lender or Increase Lender shall be treated for the purposes of this Agreement (including by each Loan Party) as if it is not a Qualifying Lender until such time as it notifies the Agent which category applies (and the Agent, upon receipt of such notification, shall inform the Borrower). For the avoidance of doubt, a Transfer Certificate, Assignment Agreement or Increase Confirmation shall not be invalidated by any failure of a Lender to comply with this Clause 14.7.

14.8	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party; and

(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA (including its applicable “passthru payment percentage” or other information required under the US Treasury Regulations or other official guidance including intergovernmental agreements) as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA.

(b)	If a Party confirms to another Party pursuant to 14.6(a)(a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Finance Party to do anything which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)	If a Party fails to confirm its status or to supply forms, documentation or other information requested in accordance with paragraph (a) above (including, for the avoidance of doubt, where paragraph (c) above applies), then:

(i)	if that Party failed to confirm whether it is (and/or remains) a FATCA Exempt Party then such Party shall be treated for the purposes of the Finance Documents as if it is not a FATCA Exempt Party; and

(ii)	if that Party failed to confirm its applicable “passthru payment percentage” then such Party shall be treated for the purposes of the Finance Documents (and payments made thereunder) as if its applicable “passthru payment percentage” is 100 per cent., until (in each case) such time as the Party in question provides the requested confirmation, forms, documentation or other information.

(e)	If the Borrower is a US Tax Loan Party, or where the Agent reasonably believes that its obligations under FATCA require it, each Lender shall, within ten Business Days of:

(i)	where the Borrower is a US Tax Loan Party and the relevant Lender is an Original Lender, the date of this Agreement;

(ii)	where the Borrower is a US Tax Loan Party and the relevant Lender is a New Lender, the relevant Transfer Date; or

(iii)	where the Borrower is not a US Tax Loan Party, the date of a request from the Agent,

supply to the Agent:

(iv)	a withholding certificate on Form W-8 or Form W-9 (or any successor form) (as applicable); or

(v)	any withholding statement and other documentation, authorisations and waivers as the Agent may require to certify or establish the status of such Lender under FATCA.

The Agent shall provide any withholding certificate, withholding statement, documentation, authorisations and waivers it receives from a Lender pursuant to this paragraph (e) to the Borrower and shall be entitled to rely on any such withholding certificate, withholding statement, documentation, authorisations and waivers provided without further verification. The Agent shall not be liable for any action taken by it under or in connection with this paragraph (e).

(f)	Each Lender agrees that if any withholding certificate, withholding statement, documentation, authorisations and waivers provided to the Agent pursuant to paragraph (e) above is or becomes materially inaccurate or incomplete, it shall promptly update such withholding certificate, withholding statement, documentation, authorisations and waivers or promptly notify the Agent in writing of its legal inability to do so. The Agent shall provide any such updated withholding certificate, withholding statement, documentation, authorisations and waivers to the Borrower. The Agent shall not be liable for any action taken by it under or in connection with this paragraph (f).

14.9	FATCA Deduction

(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)	Each Party shall promptly upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Borrower, the Agent and the other Finance Parties.

15.	INCREASED COSTS

15.1	Increased costs

(a)	Subject to Clause 15.3 (Exceptions), the Borrower shall, within five Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation; or

(ii)	compliance with any law or regulation made after the date of this Agreement; or

(iii)	the implementation or application of, or compliance with, Basel III or any law or regulation which implements or applies Basel III.

(b)	In this Agreement “Increased Costs” means:

(i)	a reduction in the rate of return from a Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

“Basel	III” means:

(A)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(B)	the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(C)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

15.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 15.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

(c)	A claim pursuant to Clause 15.1 (Increased costs) must contain reasonable details of the event giving rise to the claim, the amount of the claim and the basis of computation of the claim.

15.3	Exceptions

(a)	Clause 15.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by a Loan Party;

(ii)	attributable to a FATCA Deduction required to be made by a Party;

(iii)	compensated for by Clause 14.3 (Tax indemnity) (or would have been compensated for under Clause 14.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 14.3 (Tax indemnity) applied); or

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

(b)	In this Clause 15.3 reference to a “Tax Deduction” has the same meaning given to the term in Clause 14.1 (Definitions).

16.	OTHER INDEMNITIES

16.1	Currency indemnity

(a)	If any sum due from a Loan Party under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Loan Party; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Loan Party shall as an independent obligation, within three Business Days of demand, indemnify the Arrangers and each other Secured Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Loan Party waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

16.2	Other indemnities

(a)	The Borrower shall (or shall procure that a Loan Party will), within three Business Days of demand, indemnify the Arrangers and each other Secured Party against any cost, loss or liability incurred by it as a result of:

(i)	the occurrence of any Event of Default;

(ii)	a failure by a Loan Party to pay any amount due under a Finance Document on its due date, including, without limitation, any cost, loss or liability arising as a result of Clause 30 (Sharing among the Finance Parties);

(iii)	funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement other than:

(A)	by reason of the fraud, default or negligence by that Finance Party alone; and

(B)	loss of Margin; or

(iv)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

(b)

The Borrower shall promptly indemnify each Finance Party, each Affiliate of a Finance Party and each officer or employee of a Finance Party or its Affiliate, against any cost, loss or liability incurred by that Finance Party or its Affiliate (or officer or employee of that Finance Party or Affiliate) in connection with or arising out of the Transaction or the arranging, syndicating, underwriting or funding of the Transaction (including but not limited to those incurred in connection with any litigation, arbitration or administrative proceedings or regulatory enquiry concerning the Transaction), unless such loss or liability is caused by the fraud, gross negligence or wilful misconduct of (or breach of a material term of any Finance Document by) that Finance Party or its Affiliate (or employee or officer of that Finance Party or Affiliate). Any Affiliate or any officer or employee of a Finance Party or its Affiliate may rely on this Clause 16.2 subject to Clause 1.4 (Third party rights) and the provisions of the Third Parties Act. No Finance Party or its Affiliate (or employee or officer of that Finance Party) shall have any liability to any member of the Group or Affiliate thereof for consequential losses or damages.

16.3	Indemnity to the Agent

The Borrower shall promptly indemnify the Agent against:

(a)	any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(i)	investigating any event which it reasonably believes is a Default;

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(iii)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement; and

(b)	any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent,

(otherwise than by reason of the Agent’s fraud, gross negligence or wilful misconduct) (or in the case of any cost, loss or liability pursuant to Clause 31.11 (Disruption to Payment Systems etc.), notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents.

16.4	Indemnity to the Security Agent

(a)	Each Loan Party jointly and severally shall promptly indemnify the Security Agent and every Receiver and Delegate against any cost, loss or liability incurred by any of them as a result of:

(i)	any failure by the Borrower to comply with its obligations under Clause 18 (Costs and expenses);

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(iii)	the taking, holding, protection or enforcement of the Transaction Security;

(iv)	the exercise of any of the rights, powers, discretions, authorities and remedies vested in the Security Agent and each Receiver and Delegate by the Finance Documents or by law;

(v)	any default by any Loan Party in the performance of any of the obligations expressed to be assumed by it in the Finance Documents;

(vi)	acting as Security Agent, Receiver or Delegate under the Finance Documents or which otherwise relates to any of the Charged Property; or

other than, in each case, as may arise by reason of the relevant Security Agent’s, Receiver’s or Delegate’s fraud, gross negligence or wilful misconduct.

(b)	The Security Agent and every Receiver and Delegate may, in priority to any payment to the Secured Parties, indemnify itself out of the Charged Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 16.4 and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all moneys payable to it.

17.	MITIGATION BY THE LENDERS

17.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 14 (Tax gross up and indemnities) or Clause 15 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Loan Party under the Finance Documents.

17.2	Limitation of liability

(a)	The Borrower shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 17.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 17.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

18.	COSTS AND EXPENSES

18.1	Transaction expenses

Subject to Clause 18.5 (Limitation), the Borrower shall, promptly on demand, pay the Agent, the Arrangers and the Security Agent the amount of all costs and expenses (including legal fees of counsel qualified under English law, one counsel qualified under the law of the Republic of India, one counsel qualified under the law of each other jurisdiction in which a Loan Party is incorporated and such other counsel as may be agreed between the Agent and the Borrower) reasonably and properly incurred by any of them (and, in the case of the Security Agent, by any Receiver or Delegate) in connection with the negotiation, preparation, printing, execution, syndication and perfection of:

(a)	this Agreement and any other documents referred to in this Agreement and the Transaction Security; and

(b)	any other Finance Documents executed after the date of this Agreement.

18.2	Amendment costs

If:

(a)	a Loan Party requests an amendment, waiver or consent; or

(b)	an amendment is required pursuant to Clause 31.10 (Change of currency),

the Borrower shall, within five Business Days of demand, reimburse each of the Agent and the Security Agent for the amount of all costs and expenses (including legal fees) reasonably and properly incurred by the Agent and the Security Agent (and, in the case of the Security Agent, by any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that request or requirement.

18.3	Security Agent’s ongoing costs

(a)	Any amount payable to the Security Agent under Clause 16.4 (Indemnity to the Security Agent) and this Clause 18 shall include the cost of utilising the Security Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Security Agent may notify to the Parent and the Lenders and is in addition to any other fee paid or payable to the Security Agent.

(b)	In the event of:

(i)	a Default;

(ii)	the Security Agent being requested by a Loan Party or the Majority Lenders to undertake duties which the Security Agent and the Borrower agree to be of an exceptional nature or outside the scope of the normal duties of the Security Agent under the Finance Documents; or

(iii)	the Security Agent and the Borrower agreeing that it is otherwise appropriate in the circumstances,

the Borrower shall pay to the Security Agent any additional remuneration that may be agreed between them or determined pursuant to paragraph (c) below.

(c)	If the Security Agent and the Borrower fail to agree upon the nature of the duties or upon the additional remuneration referred to in paragraph (b) above or whether additional remuneration is appropriate in the circumstances, any dispute shall be determined by an investment bank (acting as an expert and not as an arbitrator) selected by the Security Agent and approved by the Borrower or, failing approval, nominated (on the application of the Security Agent) by the President for the time being of the Law Society of England and Wales (the costs of the nomination and of the investment bank being payable by the Borrower) and the determination of any investment bank shall be final and binding upon the Parties.

18.4	Enforcement and preservation costs

The Borrower shall, within five Business Days of demand, pay to the Arrangers and each other Secured Party the amount of all costs and expenses (including legal fees but excluding any internal management time of the Agent or Security Agent except to the extent expressly contemplated in the relevant Fee Letters) reasonably and properly incurred by it in connection with the enforcement of or the preservation of any rights under any Finance Document and the Transaction Security and any proceedings instituted by or against the Security Agent as a consequence of taking or holding the Transaction Security or enforcing these rights.

18.5	Limitation

(a)	Subject to paragraph (b) below, notwithstanding any other provision of any Finance Document, no fees, costs, expenses or other amount payable under this Clause 18 shall be payable if the Closing Date and Utilisation of the Facilities do not occur.

(b)	Reasonable and properly incurred legal fees of counsel to the Arrangers shall be payable whether or not the Closing Date or Utilisation of the Facilities occurs provided that those fees do not exceed the maximum amount agreed between the Parties.

SECTION 7

GUARANTEE

19.	GUARANTEE AND INDEMNITIES

19.1	Guarantee and Indemnities

(a)	For the purposes of this Clause 19 (Guarantee and Indemnities), “Loan Party” means each Original Loan Party and each Additional Loan Party.

(b)	Each Loan Party irrevocably and unconditionally jointly and severally:

(i)	guarantees to each Finance Party punctual performance by the Borrower and each other Loan Party of all the Borrower’s and each other Loan Party’s obligations under the Finance Documents;

(ii)	undertakes with each Finance Party that whenever the Borrower or another Loan Party does not pay any amount when due under or in connection with any Finance Document, that Loan Party shall immediately on demand pay that amount as if it was the principal obligor; and

(iii)	agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of the Borrower or another Loan Party not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Loan Party under this indemnity will not exceed the amount it would have had to pay under this Clause 19 if the amount claimed had been recoverable on the basis of a guarantee.

19.2	Continuing Guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by the Borrower or any Loan Party under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

19.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of the Borrower or any Loan Party or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Loan Party under this Clause 19 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

19.4	Waiver of defences

The obligations of each Loan Party under this Clause 19 will not be affected by an act, omission, matter or thing which, but for this Clause 19, would reduce, release or prejudice any of its obligations under this Clause 19 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, the Borrower or any Loan Party or other person;

(b)	the release of any other Loan Party or the Borrower or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the Borrower or any Loan Party or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the Borrower or any other Loan Party or any other person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

19.5	Loan Party Intent

Without prejudice to the generality of Clause 19.4 (Waiver of defences), each Loan Party expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

19.6	Immediate recourse

(a)	Subject to paragraph (b) below, each Loan Party waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Loan Party under this Clause 19. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

(b)	No claim may be made under this Clause 19 (Guarantee and Indemnities) on any Loan Party for any amount which has not yet fallen due or matured unless the Agent has given notice to the Borrower under Clause 24.17(a) (Acceleration) or automatic acceleration has occurred under Clause 24.17 (Acceleration).

19.7	Appropriations

Until all amounts which may be or become payable by the Borrower or the Loan Parties under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Loan Party shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Loan Party or on account of any Loan Party’s liability under this Clause 19.

19.8	Deferral of Loan Parties’ rights

Until all amounts which may be or become payable by the Borrower or any other Loan Parties under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, neither the Borrower nor any other Loan Party will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 19:

(a)	to be indemnified by the Borrower or any other Loan Party;

(b)	to claim any contribution from any other guarantor of the Borrower or any other Loan Party’s obligations under the Finance Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)	to bring legal or other proceedings for an order requiring the Borrower or any other Loan Party to make any payment, or perform any obligation, in respect of which the Borrower or any other Loan Party has given a guarantee, undertaking or indemnity under Clause 19.1 (Guarantee and Indemnities);

(e)	to exercise any right of set-off against the Borrower or any other Loan Party; and/or

(f)	to claim or prove as a creditor of the Borrower or any other Loan Party in competition with any Finance Party.

If a Loan Party receives any benefit, payment or distribution in relation to such rights, it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Borrower or any other Loan Parties under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 31 (Payment mechanics).

19.9	Release of Loan Parties’ right of contribution

If any Loan Party (a “Retiring Loan Party”) ceases to be a Loan Party in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Loan Party then on the date such Retiring Loan Party ceases to be a Loan Party:

(a)	that Retiring Loan Party is released by each other Loan Party from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Loan Party arising by reason of the performance by any other Loan Party of its obligations under the Finance Documents; and

(b)	each other Loan Party waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Loan Party.

19.10	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

19.11	Guarantee Limitations

Each Loan Party incorporated or organised under the laws of a state of the United States or the District of Columbia (a “US Loan Party”), and by its acceptance of this Agreement, the Agent and the other Finance Parties, hereby confirms that it is the intention of all such persons that this Agreement and the obligations of each US Loan Party hereunder shall not constitute a fraudulent transfer or conveyance for purposes of Debtor Relief Laws, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to this Agreement and the obligations of each US Loan Party hereunder. To effectuate the foregoing intention, the Finance Parties and each US Loan Party hereby irrevocably agree that the obligations of each US Loan Party under this Agreement at any time shall be limited to the maximum amount as will result in the obligations of such US Loan Party under this Agreement not constituting a fraudulent transfer or conveyance.

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

20.	REPRESENTATIONS

20.1	General

Each Loan Party (unless otherwise stated below) makes the representations and warranties set out in this Clause 20 to each Finance Party.

20.2	Status

(a)	It is a limited liability corporation, duly incorporated or organised (as applicable) and validly existing under the law of its Original Jurisdiction and, if applicable under the law of its Original Jurisdiction, in good standing under such law.

(b)	Each of its Restricted Subsidiaries is a limited liability corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation and, if applicable under the law of its Original Jurisdiction, in good standing under such law.

(c)	It and each of its Restricted Subsidiaries has the power to own its assets and carry on its business as it is being conducted except in the case of any Subsidiary which is not a Loan Party to the extent that failure to do so could not, individually or in aggregate, reasonably be expected to have a Material Adverse Effect.

20.3	Binding obligations

Subject to the Legal Reservations and the Perfection Requirements:

(a)	the obligations expressed to be assumed by it in each Transaction Document to which it is a party are legal, valid, binding and enforceable obligations; and

(b)	(without limiting the generality of paragraph (a) above), each Transaction Security Document to which it is a party creates the security interests which that Transaction Security Document purports to create and those security interests are valid and effective.

20.4	Non-conflict

The entry into and performance by it of, and the transactions contemplated by, the Transaction Documents and the granting of the Transaction Security do not and will not conflict with:

(a)	any law or regulation applicable to it to the extent that such conflict has or would be reasonably likely to have a Material Adverse Effect;

(b)	the constitutional documents of any member of the Group party to the Transaction Documents or whose shares are subject to the Transaction Security; or

(c)	any agreement or instrument binding upon it or any member of the Group or any of its or any member of the Group’s assets (or constitute a default or termination event (however described) under any such agreement or instrument) where such conflict, default or termination event has or would have or would be reasonably likely to have a Material Adverse Effect.

20.5	Power and authority

(a)	It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Transaction Documents to which it is or will be a party and the transactions contemplated by those Transaction Documents.

(b)	No limit on its powers will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities contemplated by the Transaction Documents to which it is a party.

20.6	Validity and admissibility in evidence

(a)	All Authorisations required:

(i)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party; and

(ii)	subject to the Legal Reservations and the Perfection Requirements, to make the Transaction Documents to which it is a party admissible in evidence in its Relevant Jurisdictions,

have been, or will, prior to the date on which such Transaction Documents are entered into in relation to any entered into after the Closing Date be, obtained or effected and are in full force and effect except any Authorisation referred to in Clause 20.9 (No filing or stamp taxes), which Authorisations will be promptly obtained or effected after the Closing Date and in any event within applicable time limits.

(b)	All Authorisations necessary for the conduct of the business, trade and ordinary activities of members of the Group have been obtained or effected and are in full force and effect if failure to obtain or effect those Authorisations has or is reasonably likely to have a Material Adverse Effect.

20.7	Governing law and enforcement

(a)	Subject to the Legal Reservations, the choice of governing law of the Finance Documents will be recognised and enforced in its Relevant Jurisdictions.

(b)	Subject to the Legal Reservations, any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its Relevant Jurisdictions.

20.8	Insolvency

No:

(a)	corporate action, legal proceeding or other procedure or step described in paragraph (a) of Clause 24.7 (Insolvency proceedings); or

(b)	creditors’ process described in Clause 24.8 (Creditors’ process),

has been taken or, to the knowledge of the Parent, threatened in writing in relation to any Loan Party or Material Company (or group of Restricted Subsidiaries that would together constitute a Material Company); and none of the circumstances described in Clause 24.6 (Insolvency) applies to any Loan Party or Material Company (or group of Restricted Subsidiaries that would together constitute a Material Company).

20.9	No filing or stamp taxes

Under the laws of its Relevant Jurisdiction it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents except any filing, recording or enrolling or any tax or fee payable in relation to the Mauritian Share Pledge which is referred to in any Legal Opinion and which will be made or paid promptly after the date of the relevant Finance Document and within any applicable time limits specified in the Mauritian Share Pledge.

20.10	Deduction of Tax

It is not required under the law applicable where it is incorporated or resident to make any deduction for or on account of Tax from any payment it may make under any Finance Document to a Lender which is a Qualifying Lender.

20.11	No default

(a)	No Event of Default and, on the date of this Agreement and the Closing Date, no Default is continuing or is reasonably likely to result from the making of any Loan or the entry into, the performance of, or any transaction contemplated by, any Transaction Document.

(b)	No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which has or is reasonably likely to have a Material Adverse Effect.

20.12	No misleading information

Save as disclosed in writing to the Agent and the Arrangers prior to the date of this Agreement (or, in relation to the Information Memorandum, prior to the date of the Information Memorandum):

(a)	any factual information (other than information of a general economic nature) contained in the Information Memorandum (taken as a whole) or the Information Package (taken as a whole) was true and accurate in all material respects as at the date of the relevant report or document containing the information or (as the case may be) as at the date the information is expressed to be given;

(b)	the Base Case Model has been prepared in accordance with the Accounting Principles as applied to the Original Financial Statements, and the financial projections contained in the Base Case Model have been prepared on the basis of recent historical information, are fair and based on reasonable assumptions and have been approved by the board of directors of the Parent;

(c)	any financial projection or forecast contained in the Information Memorandum or the Information Package (the “Projections”) have been prepared in good faith on the basis of recent historical information and on the basis of assumptions believed by the Parent to be reasonable at the time of preparation and arrived at after careful consideration, it being understood that the Projections are subject to significant uncertainties and contingencies many of which are beyond the control of the Group and that no assurances can be given that the projections will be realised;

(d)	the expressions of opinion or intention provided by or on behalf of a Loan Party for the purposes of the Information Memorandum or the Information Package were made after careful consideration and (as at the date of the relevant report or document containing the expression of opinion or intention) were fair and based on reasonable grounds (provided that nothing in this paragraph (c) shall require any member of the Group to review or make any enquiry in relation to tax or legal matters within the technical or professional expertise of the adviser preparing the relevant document);

(e)	no event or circumstance has occurred or arisen and no material information has been omitted from the Information Memorandum or the Information Package and no information has been given or withheld that results in the information, opinions, intentions, forecasts or projections contained in the Information Memorandum or the Information Package when taken as a whole being untrue or misleading in any material respect as at their stated date (on the same basis as set out in paragraphs (a), (b) and (c) of this Clause 20.12);

(f)	all material information provided to a Finance Party by or on behalf of the Parent or the Borrower on or before the date of this Agreement and not superseded before that date (which is or not contained in the Information Package) from any provider of any Structure Memoranda is accurate and not misleading in any material respect and all projections provided to any Finance Party on or before the date of this Agreement have been prepared in good faith on the basis of assumptions which were reasonable at the time at which they were prepared and supplied; and

(g)	all other written information provided by any member of the Group (including its advisers) to a Finance Party pursuant to any express provision of any Finance Document on or after the date of this Agreement is (taken as a whole) true, complete and accurate in all material respects as at the date it was provided and is (taken as a whole) not misleading in any material respect (in each case) as at the date on which such information is provided.

20.13	Original Financial Statements

(a)	Its Original Financial Statements were prepared in accordance with the Accounting Principles consistently applied unless expressly disclosed to the Agent in writing to the contrary. However, in the case of quarterly statements normal year-end adjustments were not made.

(b)	Its unaudited Original Financial Statements fairly represent its financial condition and results of operations for the relevant financial quarter unless expressly disclosed to the Agent in writing to the contrary prior to the date of this Agreement.

(c)	Its audited Original Financial Statements give a true and fair view of its financial condition and results of operations during the relevant financial year unless expressly disclosed to the Agent in writing to the contrary prior to the date of this Agreement.

(d)	There has been no material adverse change in the assets, business or consolidated financial condition of the Group since the date of the Original Financial Statements which is reasonably likely to have a Material Adverse Effect.

(e)	Its most recent financial statements delivered pursuant to Clause 21.1 (Financial statements):

(i)	have been prepared in accordance with the Accounting Principles as applied to the Original Financial Statements and the Base Case Model; and

(ii)	give a true and fair view of (if audited) or fairly represent in all material respects (if unaudited, having regard to the fact that the financial statements which are not audited are management accounts which have not been subject to year-end adjustments) its consolidated financial condition as at the end of, and consolidated results of operations for, the period to which they relate.

(f)	The budgets and forecasts supplied under this Agreement were arrived at after careful consideration and have been prepared in good faith on the basis of recent historical information and on the basis of assumptions which were reasonable as at the date they were prepared and supplied (it being understood that such projections and forecasts may vary from actual results and that such variances may be material).

20.14	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which are or would be reasonably likely to be adversely determined to it and which, if so adversely determined, would be reasonably likely to have a Material Adverse Effect have been started or (so far as it is aware) threatened in writing against it or any of its Subsidiaries.

20.15	No breach of laws

It has not (and none of its Subsidiaries has) breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.

20.16	Environmental laws

(a)	Each member of the Group is in compliance with Clause 23.3 (Environmental compliance) and to (so far as it is aware) no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or is reasonably likely to have a Material Adverse Effect.

(b)	No Environmental Claim has been commenced or (so far as it is aware) is threatened in writing against any member of the Group where that claim has been or is reasonably likely to be adversely determined against that member of the Group, and if so determined is reasonably likely to have a Material Adverse Effect.

(c)	The cost to the Group of compliance with Environmental Laws (including Environmental Permits) is (so far as it is aware) adequately provided for in the Base Case Model.

20.17	Taxation

(a)	It is not (and none of its Subsidiaries is) materially overdue in the filing of any Tax returns or liable to pay any material Tax penalties and it is not (and none of its Subsidiaries is) overdue in the payment of any amount in respect of Tax except where it or the relevant Subsidiary is contesting payment in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP and where the failure to file or pay Tax is reasonably likely individually or in aggregate to have a Material Adverse Effect.

(b)	No claims, audits or investigations are being, or are reasonably likely to be, made or conducted against it (or any of its Subsidiaries) with respect to Taxes such that a liability of, or claim against, any member of the Group is reasonably likely to arise which is reasonably likely individually or in aggregate to have a Material Adverse Effect.

(c)	It is resident for Tax purposes only in the jurisdiction of its incorporation.

20.18	Anti-Corruption Laws

Each member of the Group has conducted its businesses in compliance with applicable Anti-Corruption Laws in each jurisdiction in which it and each other member of the Group conducts its business or has operations and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

20.19	Security and Financial Indebtedness

(a)	No Security or Quasi-Security exists over all or any of the present or future assets of any member of the Group other than as permitted by this Agreement.

(b)	No member of the Group has any Financial Indebtedness outstanding other than as permitted by this Agreement.

20.20	Ranking

Subject to the Legal Reservations, the Transaction Security has or will have first priority ranking and it is not subject to any prior ranking or, on the date thereof, any pari passu ranking Security.

20.21	Good title to assets

It and each of its Subsidiaries has a good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted except where failure to do so is reasonably likely to have, a Material Adverse Effect.

20.22	Legal and beneficial ownership

It and each of its Subsidiaries is the sole legal and beneficial owner of the respective assets over which it purports to grant Transaction Security.

20.23	Shares

The shares of the Borrower which are subject to the Transaction Security are fully paid and not subject to any option to purchase or similar rights. The constitutional documents of the Borrower do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of the Transaction Security. Except as disclosed to the Agent prior to the date of this Agreement, there are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital of any member of the Group whose shares are subject to the Transaction Security (including any option or right of pre-emption or conversion).

20.24	Intellectual Property

Save as disclosed to the Agent or Arranger in writing prior to the date of this Agreement and so far as it is aware, it and each of its Subsidiaries:

(a)	is the sole legal and beneficial owner of or has licensed to it all the Intellectual Property which is required by it in order to carry on its business as it is being conducted and as contemplated in the Base Case Model;

(b)	does not (nor does any of its Subsidiaries), in carrying on its businesses, infringe any Intellectual Property of any third party in any respect which individually or in aggregate has or is reasonably likely to have a Material Adverse Effect; and

(c)	has taken all formal or procedural actions (including payment of fees) required to maintain any Intellectual Property owned by it which is reasonably necessary in order for it to carry on its business as it is being conducted and as contemplated in the Base Case Model.

20.25	Group Structure Chart

The Group Structure Chart delivered to the Agent pursuant to Part I of Schedule 2 (Conditions precedent) is true, complete and accurate in all material respects and shows the following information:

(a)	each member of the Group, including current name and company registration number, its Original Jurisdiction (in the case of a Loan Party), its jurisdiction of incorporation (in the case of a member of the Group which is not a Loan Party) and/or its jurisdiction of establishment, a list of shareholders and indicating whether a company is not a company with limited liability or is an Unrestricted Subsidiary; and

(b)	all minority interests in any Subsidiary of the Group and any person in which any member of the Group holds shares in its issued share capital or equivalent ownership interest of such person.

20.26	Loan Parties

The aggregate of earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA (as defined in Clause 22 (Financial Covenants)) of the Loan Parties on the Closing Date (calculated on an unconsolidated basis and excluding all intra-Group items and investments in Subsidiaries of any member of the Group) exceeds 75 per cent. of Consolidated EBITDA, as defined in Clause 22 (Financial Covenants) but excluding EBITDA of the India Business Companies.

20.27	Pensions and ERISA

(a)	Except as set out in Schedule 10 (Material Companies) or as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state laws.

(b)	(i) No ERISA Event has occurred or is reasonably expected to occur; (ii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 et seq. or 4243 of ERISA with respect to a Multiemployer Plan; and (iii) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA, except, with respect to each of the foregoing clauses of this Clause 20.27, as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(c)	Any pension schemes maintained for the benefit of any member of the Group and/or the employees of any such entity (for the avoidance of doubt, excluding any Plan, Multiemployer Plan and Pension Plan) are fully funded in compliance with all applicable laws and regulations relating thereto in all material respects.

20.28	Margin Regulations; Investment Company Act

(a)	No Loan Party is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System of the United States or any successor thereto), or extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Loans will be used for any purpose that violates Regulation U.

(b)	None of the Borrower or any Loan Party is or is required to be registered as an “investment company” under the United States Investment Company Act of 1940, as amended.

20.29	Sanctions

Neither it nor any of its Subsidiaries or Joint Ventures nor any of their respective directors, officers or employees nor, to the knowledge of the Loan Parties, any persons acting on any of their behalves:

(a)	is a Restricted Party; or

(b)	has received notice or is aware of any claim, action, suit, proceedings or investigation against it with respect to sanctions by any Sanction Authority; or

(c)	has used (directly or indirectly) any part of the proceeds of a Facility for the purpose of financing the activities of, or business and transactions with, any Restricted Party, to the extent the use of such proceeds for that purpose is prohibited by or would cause any Finance Party or member of the Group to be in breach of any sanction or is otherwise engaged, directly or indirectly, in any violation of sanctions.

20.30	Times when representations made

(a)	All the representations and warranties in this Clause 20 are made by each of the Borrower, the Parent and each other Original Loan Party on the date of this Agreement except for the representations and warranties set out in paragraphs (a) to (e) of Clause 20.12 (No misleading information) which are deemed to be made by each Loan Party (i) with respect to the Information Memorandum, on the date the Information Memorandum is approved by the Parent, (ii) with respect to the Base Case Model, on the date of this Agreement and on the Closing Date and (iii) with respect to the Information Package (other than the Base Case Model), on the date of this Agreement and on any later date on which the Information Package (or part of it) is released to the Arrangers for distribution in connection with syndication.

(b)	All the representations and warranties in this Clause 20 are deemed to be made by each Loan Party on the Closing Date.

(c)	The representations and warranties in Clause 20.12 (No misleading information) are deemed to be made by each Loan Party on the Syndication Date. The Parent and the Borrower may make disclosures against the Information Memorandum until the date falling 5 Business Days prior to the relevant date on which a representation is made or deemed to be made or repeated and when made, deemed made or repeated on that date the representation in Clause 20.12 (No misleading information) will be qualified by any such disclosure. The Arrangers must give the Borrower and the Parent at least ten clear Business Days’ notice of the intended Syndication Date.

(d)	The Repeating Representations are deemed to be made by each Loan Party on the date of each Utilisation Request, on each Utilisation Date, on the first day of each Interest Period (except that those contained in paragraphs (a) to (e) of Clause 20.13 (Original Financial Statements) will cease to be so made once subsequent financial statements have been delivered under this Agreement).

(e)	All the representations and warranties in this Clause 20 except Clause 20.12 (No misleading information) and Clause 20.25 (Group Structure Chart) are deemed to be made by each Additional Loan Party on the day on which it becomes (or it is proposed that it becomes) an Additional Loan Party.

(f)	Each representation or warranty deemed to be made after the date of this Agreement shall be made or deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

21.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 21 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

In this Clause 21:

“Annual Financial Statements” means the financial statements for a Financial Year delivered pursuant to paragraph (a) of Clause 21.1 (Financial statements).

“Quarterly Financial Statements” means the financial statements delivered pursuant to paragraph (b) of Clause 21.1 (Financial statements).

21.1	Financial statements

The Parent shall supply to the Agent in sufficient copies for all the Lenders:

(a)	as soon as they are available, but in any event within 90 days (or 180 days in the case of the financial statements referred to in paragraphs (a)(ii) and (iii) below) after the end of each of its Financial Years:

(i)	its audited consolidated financial statements for that Financial Year;

(ii)	the audited financial statements (consolidated if appropriate) of the Borrower for that Financial Year; and

(iii)	the audited financial statements of iGATE India for that Financial Year;

(b)	as soon as they are available, but in any event within 45 days after the end of each of its first three Financial Quarters of each of its Financial Years, its consolidated unaudited financial statements for that Financial Quarter.

The Parent may satisfy its obligations to provide information under Clauses 21.1(a)(i) and (b) (Financial statements) by providing Forms 10-K or 10-Q (as applicable) (or the equivalent in another jurisdiction) filed with the SEC.

21.2	Provision and contents of Compliance Certificate

(a)	The Parent shall supply a Compliance Certificate to the Agent within five days of delivery of each set of its audited consolidated Annual Financial Statements and each set of its consolidated Quarterly Financial Statements.

(b)	The Compliance Certificate shall, amongst other things, set out (in reasonable detail) computations as to compliance with Clause 22 (Financial Covenants).

(c)	Each Compliance Certificate shall be signed by a Responsible Officer.

21.3	Requirements as to financial statements

(a)	The Parent shall procure that each set of Annual Financial Statements and Quarterly Financial Statements includes a balance sheet, statement of income or operations and cashflow statement. In addition, the Parent shall procure that:

(i)	each set of Annual Financial Statements shall be audited by the Auditors; and

(ii)	each set of Quarterly Financial Statements includes a cashflow forecast in respect of the Group relating to the 12 month period commencing at the end of the relevant Financial Quarter.

(b)	Each set of financial statements delivered pursuant to Clause 21.1 (Financial statements):

(i)	shall be certified by a Responsible Officer of the relevant company as fairly representing (or in the case of audited financial statements giving a true and fair view) of the financial condition and results or operations of the Parent and its Subsidiaries as at the date at which, and for the period for which, those financial statements were drawn up and, in the case of the Annual Financial Statements, shall be accompanied by any letter addressed to the management of the relevant company by the Auditors and accompanying those Annual Financial Statements;

(ii)	shall be prepared using the Accounting Principles, accounting practices and financial reference periods consistent with those applied:

(A)	in the case of the Parent, in the preparation of the Base Case Model; and

(B)	in the case of any Loan Party, in the preparation of the Original Financial Statements for that Loan Party,

unless, in relation to any set of financial statements, the Parent notifies the Agent that there has been a change in the Accounting Principles or the accounting practices and its Auditors (or, if appropriate, the Auditors of the Loan Party) deliver to the Agent:

(C)	a description of any change necessary for those financial statements to reflect the Accounting Principles or accounting practices upon which the Base Case Model or, as the case may be, that Loan Party’s Original Financial Statements were prepared; and

(D)	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 22 (Financial Covenants) has been complied with and to make an accurate comparison between the financial position indicated in those financial statements and the Base Case Model (in the case of the Parent) or that Loan Party’s Original Financial Statements (in the case of a Loan Party).

Any reference in this Agreement to any financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Base Case Model or, as the case may be, the Original Financial Statements were prepared.

(c)	If the Agent wishes to discuss the financial position of any member of the Group with the Auditors, the Agent may notify the Borrower, stating the questions or issues which the Agent wishes to discuss with the Auditors. In this event, the Borrower must ensure that the Auditors are authorised (at the expense of the Borrower):

(i)	to discuss the financial position of each member of the Group with the Agent on request from the Agent; and

(ii)	to disclose to the Agent for the Finance Parties any information which the Agent may reasonably request (provided that any information so disclosed is kept confidential by the Agent on terms consistent with the confidentiality provisions set out in this Agreement).

21.4	Budget

If the Parent ceases to provide guidance on the Parent’s performance for the following 12 months or a longer period on quarterly update telephone conference calls for analysts and investors, the Parent shall supply to the Agent in sufficient copies for all the Lenders, as soon as the same become available but in any event within 90 days after the start of each of its Financial Years, an annual Budget for that financial year in the form customarily prepared by the Parent.

21.5	Group companies

The Parent shall, with each Compliance Certificate delivered in relation to the Annual Financial Statements, supply to the Agent a report issued by its Auditors stating which of its Subsidiaries are Material Companies and which of its Subsidiaries are Unrestricted Subsidiaries and confirming that the aggregate of earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA, as defined in Clause 22 (Financial Covenants)) of the Loan Parties

(calculated on an unconsolidated basis and excluding all intra-Group items and investments in Subsidiaries of any member of the Group) is 75 per cent. or more of Consolidated EBITDA (as defined in Clause 22 (Financial Covenants)) of the Group (excluding the EBITDA of the India Business Companies).

21.6	Information: miscellaneous

The Parent shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)	at the same time as they are dispatched, copies of all documents dispatched by the Parent to its shareholders generally (or any class of shareholders) or required by law to be dispatched by the Parent or any Loan Parties to its creditors generally (or any class of creditors);

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened in writing or pending against any member of the Group, and which are reasonably likely to be adversely determined, and would, if so determined, be reasonably likely to have a Material Adverse Effect;

(c)	promptly upon becoming aware of the relevant claim, the details of any disposal or insurance claim which will require a prepayment under Clause 8.2 (Application of Proceeds);

(d)	promptly, such information as the Security Agent may reasonably require in writing about the Charged Property and compliance of the Loan Parties with the terms of any Transaction Security Documents;

(e)	promptly on request, such further information regarding the financial condition, business or corporate affairs of the Group and/or Loan Party or Material Company as any Finance Party through the Agent may reasonably request;

(f)	promptly after the same are publicly available, copies of all annual, regular, periodic and specific reports and registration statements which Parent files with the SEC (or the equivalent thereof in another jurisdiction) (other than any registration statement or changes or addition thereto);

(g)	details of any changes in shareholding in any Loan Party (other than the Parent save where the change is a Change of Control) promptly after such change has occurred; and

(h)	details of any change of persons authorised to sign Finance Documents on behalf of a Loan Party together with specimen signatures, promptly after such change.

21.7	Notification of default

(a)	Each Loan Party shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Loan Party is aware that a notification has already been provided by another Loan Party).

(b)	Promptly upon a request by the Agent, the Parent shall supply to the Agent a certificate signed by a Responsible Officer on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

21.8	“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of a Loan Party or the composition of the shareholders of a Loan Party (including, for the avoidance of doubt, any change resulting in a shareholder holding more than 25 per cent. of the share capital of a Loan Party) after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Loan Party shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)	The Parent shall, by not less than ten Business Days’ prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Loan Party pursuant to Clause 27 (Changes to the Loan Parties).

(d)	Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Loan Party obliges the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Parent shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Loan Party.

22.	FINANCIAL COVENANTS

22.1	Financial definitions

In this Agreement:

“Consolidated Depreciation and Amortisation Expense” means, with respect to any person for any period, the total amount of depreciation and amortisation expense, including amortisation of deferred financing fees of such person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with US GAAP.

“Consolidated EBITDA” for any period means the Consolidated Net Income for such period:

(a)	increased (without duplication) by the following, in each case (to the extent deducted (and not added back) with respect to Consolidated Net Income:

(i)	provision for Taxes based on income or profits or capital, including, without limitation, state, franchise and similar Taxes and foreign withholding Taxes of such person paid or accrued during such period deducted; plus

(ii)	Consolidated Interest Expense of such person for such period including:

(A)	net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk; and

(B)	costs of surety bonds in connection with financing activities,

plus amounts excluded from “Consolidated Interest Expense” pursuant to paragraphs (a)(ii)(B) or (b) or the deductions immediately following paragraph (b) of the definition thereof; plus

(iii)	Consolidated Depreciation and Amortisation Expense of such person for such period; plus

(iv)	any expenses or charges (other than depreciation or amortisation expense) related to any New Equity, Permitted Acquisition or Permitted Joint Venture, acquisition, disposition, recapitalization or the Incurrence of Financial Indebtedness permitted to be Incurred by this Agreement (including a refinancing thereof) (whether or not successful), including:

(A)	such fees, expenses or charges related to the offering of the Senior Notes and this Agreement and any Securitisation Fees, and

(B)	any amendment or other modification of the Senior Notes, this Agreement and any Securitisation Fees; plus

(v)	the amount of any restructuring charge or reserve, integration cost or other business optimization expense or cost associated with establishing new facilities, including any one-time costs incurred in connection with acquisitions and costs related to the closure and/or consolidation of facilities, any net after tax extraordinary, exceptional, unusual or non-recurring gain, loss, charge or expense or any charges, expenses or reserves in respect of any restructuring, redundancy or severance expense; plus

(vi)	any other non-cash charges, write-downs, expenses, losses or items reducing Consolidated Net Income for such period including any impairment charges or the impact of purchase accounting, (excluding any such non-cash charge, write-down or item to the extent it represents an accrual or reserve for a cash expenditure for a future period) or other items classified by the Parent as special items, less other non-cash items of income increasing Consolidated Net Income (excluding any such non-cash item of income to the extent it represents a receipt of cash in any future period); plus

(vii)	costs associated with any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement; plus

(viii)	cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (b) below for any previous period and not added back; plus

(ix)	the impact of certain litigation disclosed to the Arrangers prior to the date of this Agreement; plus

(x)	realized and unrealised foreign exchange losses resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of the Parent and its Restricted Subsidiaries; plus

(xi)	net realized and unrealised losses from Hedging Obligations or embedded derivatives that require similar accounting treatment and the application of Accounting Standard Codification Topic 815 and related pronouncements;

(b)	decreased (without duplication) by:

(i)	non-cash gains increasing Consolidated Net Income of such person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase Consolidated EBITDA in such prior period; plus

(ii)	realised and unrealised foreign exchange income or gains resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of the Parent and its Restricted Subsidiaries; plus

(iii)	any net realised and unrealised income or gains from Hedging Obligations or embedded derivatives that require similar accounting treatment and the application of Accounting Standard Codification Topic 815 and related pronouncements; plus

(iv)	the charge to profit represented by the expensing of stock options on a gross basis, and

(c)	increased or decreased (without duplication) by, as applicable, any adjustments resulting for the application of Accounting Standards Codification Topic 460 or any comparable regulation.

“Consolidated Interest Expense” means, with respect to any person for any period, without duplication, the sum of:

(a)	consolidated interest expense of such person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income:

(i)	including:

(A)	amortisation of original issue discount resulting from the issuance of Financial Indebtedness at less than par;

(B)	all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances;

(C)	non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to US GAAP);

(D)	the interest component of Finance Lease Obligations;

(E)	the amount of the interest element in connection with any sale of receivables on a non-recourse basis;

(F)	net payments, if any, pursuant to interest rate Hedging Obligations with respect to Financial Indebtedness;

(G)	including, for the avoidance of doubt, amortisation of deferred financing fees and debt issuance costs, commissions, fees and expenses; and

(H)	including, for the avoidance of doubt, any bridge, commitment and other financing fees; and

(ii)	excluding:

(A)	accretion or accrual of discounted liabilities other than Financial Indebtedness;

(B)	any expense resulting from the discounting of any Financial Indebtedness in connection with the application of purchase accounting in connection with any acquisition; and

(C)	interest with respect to Financial Indebtedness of any Holding Company of such person appearing upon the balance sheet of such person solely by reason of push down accounting under US GAAP; and

(D)	any accelerated expensing or write-off of deferred financing fees and debt issuance costs, commissions, fees and expenses in any applicable period upon any prepayment (for whatever reason) of Financial Indebtedness.

(b)	consolidated capitalised interest of such person and its Restricted Subsidiaries for such period, whether paid or accrued,

less to the extent the items below are included in (a) or (b) above:

(i)	the up-front fee paid on the Facilities;

(ii)	any call premium paid on the Senior Notes; and

(ii)	any capitalised return (however described) on the Apax Preference Shares.

For purposes of this definition, interest on a Finance Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such person to be the rate of interest implicit in such Finance Lease Obligation in accordance with US GAAP.

“Consolidated Net Income” means, for any period, the consolidated Non-GAAP Net Income attributable to the Parent’s common shareholders as disclosed as “Non-GAAP Net Income” in the Parent’s 10-K and 10-Q filings.

“Finance Lease” means any lease or hire purchase contract which would, in accordance with the Accounting Principles, be treated as a finance or capital lease.

“Financial Quarter” means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.

“Financial Year” means the annual accounting period of the Group ending on or about 31 December in each year.

“Interest Cover” means, in respect of any Relevant Period, the ratio of Consolidated EBITDA to Consolidated Interest Expense in respect of that Relevant Period.

“Leverage Ratio” means, in respect of any Relevant Period, the ratio of Total Net Debt on the last day of that Relevant Period to Consolidated EBITDA in respect of that Relevant Period.

“Relevant Period” means each period of twelve months ending on or about the last day of the Financial Year and each period of twelve months ending on or about the last day of the first half of each Financial Year.

“Total Net Debt” means, at any time, the aggregate amount of all obligations of members of the Group for or in respect of Financial Indebtedness at that time but:

(a)	excluding any such obligations to any other member of the Group;

(b)	excluding any such obligations to the extent they constitute Financial Indebtedness, any New Shareholder Injections;

(c)	including, in the case of Finance Leases only, their capitalised value;

(d)	deducting the aggregate of Unrestricted Cash and Cash Equivalent Investments held by any member of the Group;

(e)	excluding the amount outstanding on the Apax Preference Shares plus the amount of all accruals on the Apax Preference Shares to the extent, in each case, that such amounts constitute Financial Indebtedness of the Group, and so that no amount shall be included or excluded more than once.

22.2	Financial condition

The Parent shall ensure that, for the Group:

(a)	Interest Cover: Interest Cover in respect of any Relevant Period specified in column 1 below shall not be less than the ratio set out in column 2 below opposite that Relevant Period.

Column 1	Column 2
Relevant Period
Relevant Period expiring in 2014	2.0:1
Relevant Period expiring in 2015	2.5:1
Relevant Period expiring in 2016 or subsequently	3.0:1

(b)	Leverage Ratio: The Leverage Ratio in respect of any Relevant Period specified in column 1 below shall not be more than the ratio set out in column 2 below opposite that Relevant Period:

Column 1	Column 2
Relevant Period
Relevant Period expiring in 2014	3:1
Relevant Period expiring in 2015	3:1
Relevant Period expiring in 2016	2.75:1
Relevant Period expiring in 2017	2.75:1
Relevant Period expiring in 2018	2.5:1

22.3	Financial testing

The financial covenants set out in Clause 22.2 (Financial condition) shall be calculated in accordance with the Accounting Principles and tested semi-annually at the end of the first half of each Financial Year and at the end of each Financial Year by reference to each of the financial statements delivered pursuant to paragraphs (a)(i) and (b) of Clause 21.1 (Financial statements) and/or each Compliance Certificate delivered pursuant to Clause 21.2 (Provision and contents of Compliance Certificate).

23.	GENERAL UNDERTAKINGS

The undertakings in this Clause 23 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

Authorisations and compliance with laws

23.1	Authorisations

Each Loan Party shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	after a reasonable request to the Agent (acting on the instructions of the Majority Lenders), supply certified copies of any Authorisation required under any law or regulation of a Relevant Jurisdiction to:

(i)	enable it to perform its obligations under the Finance Documents;

(ii)	ensure (subject to the Legal Reservations and the Perfection Requirements) the legality, validity, enforceability or admissibility in evidence of any Finance Document to which it is a party; and

(iii)	carry on its business where failure to do so has or is reasonably likely to have a Material Adverse Effect.

23.2	Compliance with laws

Each Loan Party shall (and the Parent shall ensure that each member of the Group will) comply in all respects with all laws to which it may be subject, if failure so to comply has or is reasonably likely to have a Material Adverse Effect.

23.3	Environmental compliance

Each Loan Party shall (and the Parent shall ensure that each member of the Group will):

(a)	comply with all Environmental Law;

(b)	obtain, maintain and ensure compliance with all requisite Environmental Permits;

(c)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law,

where failure to do so has or is reasonably likely to have a Material Adverse Effect.

23.4	Environmental claims

Each Loan Party shall (through the Parent), promptly upon becoming aware of the same, inform the Agent in writing of:

(a)	any Environmental Claim against any member of the Group which is current, pending or threatened in writing; and

(b)	any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened in writing against any member of the Group,

where the claim has been or is reasonably likely to be adversely determined against that member of the Group and, if so determined, has or is reasonably likely to have a Material Adverse Effect.

23.5	Anti-Corruption Laws

(a)	No Loan Party shall (and the Parent shall ensure that no other member of the Group will) directly or indirectly use the proceeds of the Facilities for any purpose which would breach any Anti-Corruption Laws (including applicable Anti-Money Laundering Laws).

(b)	Each Loan Party shall (and the Parent shall ensure that each other member of the Group will):

(i)	conduct its businesses in compliance with applicable Anti-Corruption Laws; and

(ii)	maintain policies and procedures designed to promote and achieve compliance with such laws.

23.6	Taxation

(a)	Each Loan Party shall (and the Parent shall ensure that each member of the Group will) pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(i)	such payment is being contested in good faith and adequate reserves are being maintained for those Taxes in accordance with US GAAP; or

(ii)	such payment can be lawfully withheld and failure to pay those Taxes does not have or is not reasonably likely to have a Material Adverse Effect.

(b)	No Loan Party may change its residence for Tax purposes.

Restrictions on business focus

23.7	Merger

No Loan Party shall (and the Parent shall ensure that no Restricted Subsidiary will) enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction other than as referred to in paragraphs (b), (f) or (g) of the definition of “Permitted Transaction” or a Permitted Merger.

23.8	Change of business

The Parent shall procure that no substantial change is made to the general nature of the business of the Parent, or the Group taken as a whole from that carried on by the Group at the date of this Agreement.

23.9	Acquisitions

(a)	Except as permitted under paragraph (b) below, no Loan Party shall (and the Parent shall ensure that no other member of the Restricted Group will):

(i)	acquire a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them); or

(ii)	incorporate a company.

(b)	Paragraph (a) above does not apply to an acquisition of a company, of shares, securities or a business or undertaking (or, in each case, any interest in any of them) or the incorporation of a company which is:

(i)	a Permitted Acquisition;

(ii)	a Permitted Transaction; or

(iii)	a Permitted Merger.

23.10	Joint ventures

(a)	No Loan Party shall (and the Parent shall ensure that no other member of the Restricted Group will):

(i)	enter into, invest in or acquire (or agree to acquire) any shares, stocks, securities or other interest in any Joint Venture; or

(ii)	transfer any assets or lend to or guarantee or give an indemnity for or give Security for the obligations of a Joint Venture or maintain the solvency of or provide working capital to any Joint Venture (or agree to do any of the foregoing).

(b)	Paragraph (a) above does not apply to any Permitted Joint Venture Investment in a Permitted Joint Venture.

23.11	Sanctions

The Loan Parties shall not, and shall not permit or authorise any other person to, directly or indirectly use, lend, make payments of, contribute or otherwise make available, all or any part of the proceeds of any Loan or other transaction(s) contemplated by this Agreement to fund any trade, business or other activities:

(a)	involving or for the benefit of any Restricted Party; or

(b)	in any other manner that would reasonably be expected to result in any Loan Party or any Lender being in breach of any Sanctions (if and to the extent applicable to either of them) or becoming a Restricted Party.

Restrictions on dealing with assets and Security

23.12	Preservation of assets

Except where failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Loan Party shall (and the Parent shall ensure that each other member of the Restricted Group will) maintain in good working order and condition (ordinary wear and tear excepted) all of its material assets necessary in the operation of its business.

23.13	Pari passu ranking

Each Loan Party shall ensure that at all times any unsecured and unsubordinated claims of a Finance Party against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

23.14	Pensions and ERISA

(a)	The Parent shall ensure that all pension schemes operated by or maintained for the benefit of any members of the Group and/or any of their employees are fully funded to the extent required by their terms and applicable laws where failure to do so could reasonably be expected to have a Material Adverse Effect.

(b)	The Parent shall ensure that the levels of contributions to arrangements which are:

(i)	any employee benefit plan, program, policy, arrangement or agreement;

(ii)	maintained or contributed to by any Loan Party or any Subsidiary of a Loan Party; and

(iii)	with respect to employees employed outside the United States,

for the time being operated by the Group (for the avoidance of doubt, excluding any Plan, Multiemployer Plan, Pension Plan and Foreign Plan) are and continue to be sufficient to comply with all material obligations of the Group whether under such schemes, plans or generally at law where failure to do so could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

23.15	Negative pledge

In this Clause 23.15, “Quasi-Security” means an arrangement or transaction described in paragraph (b) below.

Except as permitted under paragraph (c) below:

(a)	No Loan Party shall (and the Parent shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets.

(b)	No Loan Party shall (and the Parent shall ensure that no other member of the Group will):

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by a Loan Party or any other member of the Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to any Security or (as the case may be) Quasi-Security, which is:

(i)	a Permitted Security;

(ii)	a Permitted Transaction,

provided that no Security may be created over the shares of any Material Company that is neither a Loan Party nor an India Business Company and no Security over any assets of such Material Company which falls within paragraph (o) of the definition of Permitted Security will constitute Permitted Security.

23.16	Disposals

(a)	Except as permitted under paragraph (b) below, no Loan Party shall (and the Parent shall ensure that no other member of the Restricted Group will) enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of any asset.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal which is:

(i)	a Permitted Disposal; or

(ii)	a Permitted Transaction;

provided that notwithstanding the foregoing, no disposal of the shares of any Material Company that is neither a Loan Party nor an India Business Company or disposal of all or substantially all of the assets of such a Material Company shall be permitted and any such disposal will not be a “Permitted Disposal” unless it falls within paragraph (b) of the definition of “Permitted Merger” or is the Permitted ITI Canada Transfer to iGATE UK or the Permitted ITI UK Transfer.

23.17	Arm’s length basis

(a)	Except as permitted by paragraph (b) below, no Loan Party shall (and the Parent shall ensure that no other member of the Group will) enter into any transaction with any Affiliate except on arm’s length terms and for full market value.

(b)	The following transactions shall not be a breach of this Clause 23.17:

(i)	intra-Group loans permitted under Clause 23.18 (Loans or credit);

(ii)	fees, costs and expenses payable under the Transaction Documents in the amounts set out in the Transaction Documents delivered to the Agent under Clause 4.1 (Initial conditions precedent) or agreed by the Agent; and

(iii)	any Permitted Transaction (other than any of the type referred to in paragraph (f) of the definition of Permitted Transaction).

Restrictions	on movement of cash - cash out

23.18	Loans or credit

(a)	Except as permitted under paragraph (b) below, no Loan Party shall (and the Parent shall ensure that no other member of the Restricted Group will) be a creditor in respect of any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to:

(i)	a Permitted Loan; or

(ii)	a Permitted Transaction (excluding any of the types referred to in paragraph (f) of the definition of “Permitted Transaction” or referred to in paragraph (b)(i) or paragraph (b)(iv) of the definition of “Permitted Merger”).

23.19	No Guarantees

(a)	Except as permitted under paragraph (b) below, no Loan Party shall (and the Parent shall ensure that no other member of the Restricted Group will) incur or allow to remain outstanding any guarantee in respect of any obligations of any person.

(b)	Paragraph (a) above does not apply to:

(i)	a Permitted Guarantee; or

(ii)	a Permitted Transaction.

23.20	Dividends and share redemption

(a)	Except as permitted under paragraph (b) below, the Parent shall not (and will ensure that no other member of the Restricted Group will):

(i)	declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);

(ii)	repay or distribute any dividend or share premium reserve;

(iii)	pay or allow any member of the Group to pay any management, advisory or other fee to or to the order of any of the shareholders of the Parent; or

(iv)	redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so.

(b)	Paragraph (a) above does not apply to:

(i)	a Permitted Distribution; or

(ii)	a Permitted Transaction (other than one referred to in paragraph (c) of the definition of that term).

Restrictions on movement of cash - cash in

23.21	Financial Indebtedness

(a)	Except as permitted under paragraph (b) below, no Loan Party shall (and the Parent shall ensure that no other Restricted Subsidiary will) Incur any Financial Indebtedness (including Acquired Financial Indebtedness) other than Financial Indebtedness permitted under paragraph (b) below.

(b)	Paragraph (a) above does not apply to Financial Indebtedness which is:

(i)	Incurred after the date of this Agreement if on the date of such Incurrence and after giving pro forma effect thereto (including pro forma application of the proceeds thereof) the ratio of Adjusted Total Secured Financial Indebtedness to Consolidated EBITDA does not exceed 2.0:1;

(ii)	Financial Indebtedness Incurred pursuant to any Existing Credit Facilities Agreement in force on the date of this Agreement or the Finance Documents which, for the avoidance of doubt, shall not exceed the maximum amount capable of being Incurred under all such Existing Credit Facilities Agreements or the Finance Documents on the date hereof) and any Guarantee Obligations in respect of such Financial Indebtedness;

(iii)	Financial Indebtedness represented by the Senior Notes including any Guarantee Obligations in respect thereof;

(iv)	Guarantee Obligations of the Parent or any Restricted Subsidiary of Financial Indebtedness of the Parent or any Loan Party so long as the Incurrence of such Financial Indebtedness is permitted under this Clause 23.21 or arises under any performance or similar bond guaranteeing the performance by a member of the Group under any contract entered into in the ordinary course of trade or the endorsement of a negotiable instrument in the ordinary course of trade or arises under any Permitted Guarantee;

(v)	Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest-rate risk, exchange-rate risk or commodity-pricing risk arising in the ordinary course of trade but not for investment or speculative purposes (as determined in good faith by the board of directors or senior management or the Parent);

(vi)	arising under a loan by a Loan Party to another Loan Party or made by a member of the Restricted Group which is not a Loan Party to a member of the Restricted Group;

(vii)	arising under a loan by a Loan Party to a member of the Restricted Group which is not a Loan Party so long as the aggregate amount of Financial Indebtedness under any such loans (excluding loans in respect of payments for goods and services provided) shall not exceed USD 25,000,000 at any time;

(viii)	Financial Indebtedness represented by Finance Lease Obligations or Purchase Money Obligations in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Financial Indebtedness Incurred at the time of Incurrence is permitted under paragraph (b)(i) above and paragraph (o) of the definition of “Permitted Security”; or

(ix)	at any person acquired by the Parent or a Restricted Subsidiary after the Closing Date which is Incurred under arrangements in existence at the date of acquisition but not Incurred or increased or having its maturity date extended in contemplation or since that acquisition and outstanding only for a period of three months following the date of the acquisition, provided that in the case of any item referred to in paragraphs (b)(i) to (ix) above:

(A)	the financial covenants referred to in Clause 22.2 (Financial condition) will not be breached if recalculated on a proforma basis as if such Financial Indebtedness had been Incurred at the beginning of the Relevant Period, in respect of which such financial covenants were last tested;

(B)	to the extent such Financial Indebtedness is secured by Security or Quasi-Security, the Security or Quasi-Security is permitted under paragraph (d), (e), (n) or (o) of the definition of “Permitted Security”;

(C)	the amount of Financial Indebtedness outstanding from India Business Companies will not exceed USD 90,000,000 (or its equivalent in other currencies) and any Security or Quasi-Security for such Financial Indebtedness is permitted under paragraph (n) of the definition “Permitted Security” and, if applicable, paragraph (o) or paragraph (p) of the definition of “Permitted Security”;

(D)	Financial Indebtedness owed by a Loan Party to another member of the Group or a Holding Company will be subordinated to all claims of the Finance Parties against such Loan Parties; and

(E)	any Material Company which is neither a Loan Party nor an Indian Business Company may only Incur Financial Indebtedness referred to in paragraphs (b)(iv) (excluding Guarantee Obligations of any Financial Indebtedness referred to in paragraphs (i), (ii) or (iii) above), (v), (vi), (vii), (viii) (to the extent that Financial Indebtedness of the type falling within paragraph (viii) of such Material Companies does not exceed USD 1,000,000 in aggregate) or (ix) above.

23.22	Share capital

No Loan Party shall (and the Parent shall ensure that no other member of the Restricted Group will) issue any shares except pursuant to:

(a)	a Permitted Share Issue; or

(b)	a Permitted Transaction.

Miscellaneous

23.23	Insurance

(a)	Each Loan Party shall (and the Parent shall ensure that each other Restricted Subsidiary will) maintain insurances on and in relation to its business and assets against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.

(b)	All insurances must be with reputable independent insurance companies or underwriters, or be self-insurance reasonable and customary for companies to carry on the same or similar businesses and similarly situated.

23.24	Access

Each Loan Party shall, and the Parent shall ensure that each member of the Group will (not more than twice in every Financial Year, and only once at the Borrower’s expense unless the Agent reasonably suspects an Event of Default is continuing or may occur), permit the Agent and/or the Security Agent and/or accountants or other professional advisers and contractors of the Agent or Security Agent free access at all reasonable times and on reasonable notice at the risk and cost of the Loan Party or Company to:

(a)	the premises, assets, books, accounts and records of each member of the Group; and

(b)	meet and discuss matters with Senior Management.

23.25	Minimum Cash Requirement and Refinancing

(a)	The Parent shall ensure that it has Cash in accounts in its name or the name of the Borrower with Acceptable Banks in a minimum aggregate amount equal to the maximum amount required to repay all principal, interest and other amounts payable under the Finance Documents as from the date falling 7 days prior to the Apax PSI Put Option Date if all the Apax Preference Shares have not been redeemed or converted into Common Stock of the Parent by such date and shall provide such evidence thereof as the Agent shall reasonably require.

(b)	The Parent shall ensure that the Senior Notes are redeemed or purchased in an aggregate amount which reduces the aggregate principal amount of the outstanding Senior Notes and any outstanding call premium in connection therewith by USD 135,000,000 by 30 June 2015 using the Group’s existing cash resources.

(c)	The Parent shall ensure that the proceeds of the Facilities are applied as set out in the Funds Flow Statement by 30 June 2014.

(d)	The Parent shall ensure that, at all times following receipt of any Buyback Proceeds and the retention of any Hold Back Amount, the Borrower has Cash Equivalent Investments or Cash in accounts in its name with Acceptable Banks in an amount equal to the aggregate of all Hold Back Amounts from India Buybacks received and retained since the date of this Agreement and not applied in either paying interest on Facility A Loans (pursuant to Clause 10.2) or in prepayment of the Facilities (such amount being the “Required Amount”) and shall provide a certificate from a third party chartered accountant as evidence thereof, such certificate to be in form and substance acceptable to the Agent, no more than once each Financial Quarter unless an Event of Default has occurred and is continuing. If the Parent uses any Buyback Proceeds which it was permitted to retain and not required to apply in prepayment pursuant to Clause 8.2(b) (Application of proceeds) to prepay the Loans pursuant to Clause 8.3 (Application of mandatory prepayments and cancellation) the Required Amount will be reduced by the amount prepaid.

23.26	Intellectual Property

(a)	Each Loan Party shall (and the Parent shall procure that each other member of the Restricted Group will):

(i)	preserve and maintain the subsistence and validity of the Intellectual Property necessary for the business of the relevant Group member (“Material Intellectual Property”);

(ii)	use reasonable endeavours to prevent any infringement in any material respect of the Material Intellectual Property;

(iii)	make registrations and pay all registration fees and taxes necessary to maintain the Material Intellectual Property in full force and effect and record its interest in that Material Intellectual Property;

(iv)	not use or permit the Material Intellectual Property to be used in a way or take any step or omit to take any step in respect of that Material Intellectual Property which may materially and adversely affect the existence or value of the Material Intellectual Property or imperil the right of any member of the Group to use such property; and

(v)	not discontinue the use of the Material Intellectual Property,

where failure to do so, in the case of paragraphs (i) and (ii) above, or, in the case of paragraphs (iv) and (v) above, such use, permission to use, omission or discontinuation, is reasonably likely to have a Material Adverse Effect.

(b)	Failure to comply with any part of paragraph (a) above shall not be a breach of this Clause 23.26 to the extent that any dealing with Intellectual Property which would otherwise be a breach of paragraph (a) above is contemplated by the definition of Permitted Transaction.

23.27	Amendments

(a)	No Loan Party shall (and the Parent shall ensure that no other member of the Group will) amend, vary, novate, supplement, supersede, waive or terminate any term of a Transaction Document or any other document delivered to the Agent pursuant to Clause 4.1 (Initial conditions precedent) or Clause 27 (Changes to the Loan Parties) except in writing:

(i)	in accordance with Clause 37 (Amendments and Waivers);

(ii)	prior to or on the Closing Date, with the prior written consent of the Original Lenders; or

(iii)	after the Closing Date, in a way which:

(A)	could not be reasonably expected materially and adversely to affect the interests of the Lenders; and

(B)	would change the date, amount or method of payment of the dividends on the Apax Preference Shares.

(b)	The Borrower shall promptly supply to the Agent a copy of any document relating to any of the matters referred to in paragraphs (i) to (iii) above.

23.28	Loan Parties

(a)	Subject to paragraph (c) below, the Parent shall ensure that each other Material Company shall become a Loan Party in accordance with Clause 27.2 (Additional Loan Parties).

(b)	The Parent shall ensure that at all times after the Closing Date the aggregate of earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA, as defined in Clause 22 (Financial Covenants)) of the Loan Parties (in each case calculated on an unconsolidated basis and excluding all intra-Group items and investments in Subsidiaries of any member of the Group) represents not less than 75 per cent. of Consolidated EBITDA (as defined in Clause 22 (Financial Covenants)) of the Group (excluding the EBITDA of the India Business Companies).

(c)	No Material Company which is a Subsidiary of the Parent will be required to grant a guarantee:

(i)	if it is not wholly-owned by the Parent or is a controlled foreign corporation within the meaning of Section 957(a) of the US Internal Revenue Code of 1986 or has no material assets other than shares in such a controlled foreign corporation;

(ii)	it has been designated an Unrestricted Subsidiary (and the Majority Lenders agree that no such guarantee is required to be given by it);

(iii)	if it is within the India Business or any of the following and is not a Material Company on the date of this Agreement: iGate Venture Partners, I, L.P., iGate Ventures 1, L.P., Pure Pay Partners, Inc., Synerge Holdings, Inc., CHCS Services, Inc. and Patni Telecom Solutions, Inc.;

(iv)	if the grant of such guarantee would be unlawful or breach a contractual obligation under a contract between a member of the Group and a third party or require the consent, approval, licence or authorisation from a governmental authority which has not been obtained;

(v)	if the grant of such guarantee would result in a material adverse tax consequence for the Parent or its Subsidiaries (including as a result of Section 956 of the US Internal Revenue Code of 1986 or any similar law or regulation in any applicable jurisdiction (as determined by the Parent acting reasonably and on the basis of tax advice received from its tax advisers), and agreed by the Agent (on the basis of tax advice received from its tax advisers);

(vi)	if the grant of the guarantee would result in costs (including any adverse tax consequence) which the Agent and the Parent (both acting reasonably and on the basis of tax advice received from their respective tax advisers) agree are excessive compared to the benefit obtained by the Finance Parties from such guarantees;

(vii)	if general statutory limitations, corporate benefit, financial assistance, fraudulent preference, “earnings stripping” or thin capitalisation laws or regulations (or any analogous restrictions) of any applicable jurisdiction prohibit the grant of such guarantee or unless such prohibition requires that the guarantee is subject to a limit and such limit is applied provided that the Parent shall use, and ensure that the relevant Subsidiary uses, commercially reasonable efforts to overcome any such obstacle; or

(viii)	if the grant of such guarantee would result in a material risk to the officers of the relevant Subsidiary of breach of their fiduciary duties and/or civil or criminal liability provided that the Parent shall use, and ensure that the relevant subsidiary uses, commercially reasonable efforts to overcome any such obstacle.

(d)	Each Loan Party must use, and must procure that the relevant person uses, all reasonable endeavours lawfully available to avoid any such unlawfulness or personal liability. This includes agreeing to a limit on the amount guaranteed. The Agent may (but shall not be obliged to) agree to such a limit if, in its opinion, to do so would avoid the relevant unlawfulness or personal liability.

23.29	Further assurance

(a)	Each Loan Party shall (and the Parent shall procure that each other member of the Group will) promptly do all such acts or execute all such documents (including charges, notices and instructions) as the Security Agent may reasonably specify (and in such form as the Security Agent may reasonably require in favour of the Security Agent or its nominee(s)):

(i)	to perfect the Security created or intended to be created under or evidenced by the Transaction Security Documents (which may include the execution of Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Security Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law;

(ii)	to confer on the Security Agent or confer on the Finance Parties Security over any property and assets of that Loan Party located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Transaction Security Documents; and/or

(iii)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.

(b)	Each Loan Party shall (and the Parent shall procure that each other member of the Group will) take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Agent or the Finance Parties by or pursuant to the Finance Documents.

23.30	Maintenance of listing

The Parent shall ensure that no press release announcing de-listing or notice to investors notifying de-listing is sent or application is made to the NASDAQ Stock Market or any other exchange on which the securities issued by the Parent or any member of the Group are admitted to trading in respect of such securities and that any such securities are not otherwise de-listed or suspended from trading or subject to a transition market pending de-listing.

23.31	Conditions Subsequent

(a)	The Parent, ITI and the Borrower shall ensure that all necessary steps are taken to ensure the release any existing Security over the assets of the Borrower inscribed with the office of the Conservator of Mortgages of Mauritius by the date falling 21 Business Days after the Closing Date and provide reasonable evidence to the Agent that such steps have been taken and such Security has been released.

(b)	The Parent, ITI and the Borrower shall ensure that the Mauritian Closing Deliverables are delivered by the Closing Date and the Perfection Steps are carried out within the time limits specified in the Mauritian Share Pledge and any applicable statutory time limits.

(c)	The Parent, ITI and the Borrower shall ensure that all necessary steps to perfect the Transaction Security created by the Mauritian Share Pledge are taken in relation to any new shares issued by the Borrower at any time pursuant to the terms of the Mauritian Share Pledge including pursuant to the Permitted ITI Canada Transfer to the Borrower and the Permitted ITI UK Transfer to the Borrower which steps shall include the following:

(i)	execution by ITI, as the pledgor, the Security Agent and the Borrower of an addendum to the Mauritian Share Pledge (the “Mauritian Share Pledge Addendum”) for the pledge of the relevant new shares in the Borrower (the “Mauritian New Shares”) by ITI;

(ii)	delivery by ITI, as the pledgor, to the Security Agent, of the share certificates relating to the relevant Mauritian New Shares and blank share transfer form relating to such Mauritian New Shares;

(iii)	execution by ITI, as the pledgor, and the company secretary of the Borrower of a transfer in guarantee form and, subject to receipt of the transfer in guarantee signed by the Security Agent, registration by the company secretary of the Borrower within 4 Business Days of the date of the Mauritian Share Pledge Addendum relating to the Mauritian New Shares of the transfer in guarantee in the register of the Borrower;

(iv)	registration of such Mauritian Share Pledge Addendum with the Registrar General in Mauritius as soon as practicable and in any event, within 10 Business Days of such Mauritian Share Pledge Addendum, by ITI, as the pledgor, at its own cost, and delivery of evidence of such registration to the Security Agent; and

(v)	as soon as is practicable and in any event within 10 Business Days of the date of such Mauritian Share Pledge Addendum, delivery by the pledgor to the Security Agent of a certificate signed by the company secretary of the Borrower along with a copy of the updated register of pledge of the Borrower evidencing that particulars of the pledge under the Mauritian Share Pledge and such Mauritian Share Pledge Addendum have been entered into such register.

(d)	Each of iGATE UK and ITI Canada will become an Additional Loan Party in accordance with Clause 27 (Changes to Loan Parties) promptly following the respective dates on which they become direct or indirect Subsidiaries of the Borrower (and in any event within 30 days) as contemplated in the EY Reorganisation Memorandum or any EY Reorganisation Memorandum Update.

24.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 24 is an Event of Default (save for Clause 24.17 (Acceleration).

24.1	Non-payment

A Loan Party does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

(b)	payment is made within 3 Business Days of its due date.

24.2	Financial covenants and other obligations

Any requirement of Clause 22 (Financial covenants) is not satisfied or a Loan Party does not comply with the provisions of Clause 21 (Information undertakings).

24.3	Other obligations

(a)	A Loan Party does not comply with any provision of the Finance Documents (other than those referred to in Clause 24.1 (Non-payment), Clause 24.2 (Financial covenants and other obligations), Clause 23.5(a) (Anti-Corruption Laws), Clause 23.11 (Sanctions), Clause 23.25 (Minimum Cash Requirement and Refinancing) and Clause 23.30 (Maintenance of listing)).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 30 days of the earlier of (i) the Agent giving written notice to the Borrower and (ii) the Borrower or a Loan Party becoming aware of the failure to comply.

24.4	Misrepresentation

Any representation or statement made or deemed to be made by a Loan Party in the Finance Documents or any other document delivered by or on behalf of any Loan Party under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect (or, to the extent any materiality test or threshold or qualification referring to the Legal Reservations or Perfection Requirements or any qualifications similar to any of the foregoing, in any respect) when made or deemed to be made and, if such circumstances giving rise to such misrepresentations are capable of remedy within such period, such Loan Party shall have failed to remedy such circumstances within 30 days after the earlier of:

(a)	the Agent giving written notice to the Borrower; and

(b)	the Borrower or the relevant Loan Party becoming aware of the misrepresentation.

24.5	Cross default

(a)	Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

(d)	Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	No Event of Default will occur under this Clause 24.5 if:

(i)	the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness of the India Business Companies falling within paragraphs (a) to (d) above is less than USD 28,000,000 (or its equivalent in any other currency or currencies); or

(ii)	the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness of the Group falling within paragraphs (a) to (d) above is less than USD 50,000,000 (or its equivalent in any other currency or currencies).

24.6	Insolvency

(a)	Any Loan Party or any Material Company (or group of Restricted Subsidiaries which together would constitute a Material Company):

(i)	is unable or admits inability to pay its debts as they fall due;

(ii)	is deemed to, or is declared to, be unable to pay its debts under applicable law;

(iii)	suspends or threatens to suspend making payments on its debts; or

(iv)	by reason of actual or anticipated financial difficulties, commences negotiations with its creditors (or any class of its creditors, excluding any Finance Party in its capacity as such) with a view to rescheduling of its Financial Indebtedness.

(b)	A moratorium is declared in respect of any indebtedness of any Loan Party or any Material Company (or group of Restricted Subsidiaries which would together constitute a Material Company). If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

24.7	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Loan Party or any Material Company (or group of Restricted Subsidiaries which would together constitute a Material Company);

(ii)	a composition, compromise, assignment or arrangement with any creditor of any Loan Party or any Material Company (or group of Restricted Subsidiaries which would together constitute a Material Company);

(iii)	the appointment of a liquidator, receiver, interim receiver, receiver and manager, administrative receiver, administrator, compulsory manager, bankruptcy trustee, custodian, conservator, rehabilitator or other similar officer in respect of any Loan Party or any Material Company (or group of Restricted Subsidiaries which would together constitute a Material Company) or any of its assets or the passing of resolution of creditors to wind up the Borrower at a watershed meeting in accordance with the Insolvency Act 2009 of Mauritius; or

(iv)	enforcement of any Security over all or a material part of the property of any Loan Party or any Material Company (or group of Restricted Subsidiaries which would together constitute a Material Company), or any analogous procedure or step is taken in any jurisdiction.

(b)	Paragraph (a) shall not apply to:

(i)	any winding-up petition in respect of a liquidation under the laws of any part of Great Britain which is frivolous or vexatious and is discharged, stayed or dismissed within 14 days of commencement in the case of any member of the Group;

(ii)	any procedure or step referred to in Clause 24.7(a) (Insolvency proceedings) is taken without the consent or application of a member of the Group which is contested in good faith and is discharged, stayed or dismissed within 60 days or such shorter period within which the Finance Parties would need to exercise remedies under applicable law before they lost the right to exercise such remedies or a moratorium applied; or

(iii)	any procedure or step contemplated by paragraph (b) of the definition of “Permitted Transaction”.

24.8	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects:

(a)	any asset or assets of any India Business Companies having an aggregate value in excess of USD 28,000,000 (or its equivalent in other currencies); or

(b)	any asset or assets of any Restricted Group Company having an aggregate value in excess of USD 50,000,000 (or its equivalent in other currencies),

and, in either case, is not discharged within 30 days.

24.9	Unlawfulness and invalidity

(a)	It is or becomes unlawful for a Loan Party to perform any of its material obligations under the Finance Documents or any Transaction Security created or expressed to be created or evidenced by the Transaction Security Documents ceases to be effective.

(b)	Any obligation or obligations of any Loan Party under any Finance Documents are not (subject to the Legal Reservations and the Perfection Requirements) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.

(c)	Any Finance Document ceases to be in full force and effect or any Transaction Security ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than a Finance Party) to be ineffective.

24.10	Cessation of business

Any member of the Group suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business where this might reasonably be expected to have a Material Adverse Effect.

24.11	ERISA/Pensions

(a)	An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect;

(b)	any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any instalment payment with respect to its Withdrawal Liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which has resulted or could reasonably be expected to result in liability of any Loan Party which could reasonably be expected to result in a Material Adverse Effect;

(c)	any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganisation or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganisation or termination the aggregate annual contributions of the Loan Parties to all Multiemployer Plans that are then in reorganisation or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganisation or termination occurs by an aggregate amount which could reasonably be expected to result in a Material Adverse Effect; or

(d)	a termination, withdrawal or noncompliance with applicable law or plan terms or termination, withdrawal or other event similar to an ERISA Event occurs with respect to a Foreign Plan that could reasonably be expected to result in a Material Adverse Effect.

24.12	Audit qualification

The Auditors of the Group qualify the audited annual consolidated financial statements of the Parent which relates to any circumstance or event which might reasonably be expected to have a Material Adverse Effect.

24.13	Expropriation

(a)	The authority or ability of any member of the Group to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any member of the Group or any of its assets where this might reasonably be expected to have a Material Adverse Effect.

(b)	Any law or regulation is amended, enacted or introduced which might reasonably be expected to prevent, restrict or delay in any material respect the occurrence of the India Buyback or the repatriation of cash to the Borrower to enable it when taken together with all other amounts available to it, including from other members of the Group to repay amounts outstanding under the Finance Documents on their due date where this might reasonably be expected to have a Material Adverse Effect.

24.14	Repudiation and rescission of agreements

A Loan Party (or any other relevant party) rescinds or purports in writing to rescind or repudiates or purports in writing to repudiate a Finance Document or any of the Transaction Security or evidences in writing an intention to rescind or repudiate a Finance Document or any Transaction Security.

24.15	Litigation

Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened in relation to the Transaction Documents or the transactions contemplated in the Transaction Documents or against any member of the Group or its assets which might reasonably be expected to be adversely determined and, if so determined, to have a Material Adverse Effect.

24.16	Judgments

There is entered against:

(a)	any India Business Company, a final judgment or order for payment of money in an aggregate amount exceeding USD 28,000,000; or

(b)	any Restricted Group Company, a final judgement or order for payment of money in an aggregate amount not exceeding USD 50,000,000,

(to the extent, in either case, not covered by independent third party insurance) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of 60 consecutive days.

24.17	Acceleration

(a)	On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:

(i)	cancel the Total Commitments, at which time they shall immediately be cancelled;

(ii)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable;

(iii)	declare that all or part of the Loans be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and

(iv)	exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

(b)

Notwithstanding the foregoing provisions, if an Event of Default occurs under Clause 24.7 (Insolvency proceedings) as a result of any proceedings brought against any Loan Party under the United States Bankruptcy Code of 1978 or any other applicable United States Federal or State bankruptcy, insolvency or similar law (in respect of which automatic acceleration is required in order to file a claim in the relevant proceedings), then without notice to such Loan Party or any other act by the Agent or any other person, the Loans to such Loan Party, interest thereon and all other amounts owed by such Loan Party under the Finance Documents shall become immediately due and payable without presentment, demand, protest or notice of any kind, all of which are expressly waived, provided that none of the foregoing shall result in any contingent obligation owed by any other Loan Party under any guarantee under Clause 19 (Guarantee and Indemnities) becoming an actual obligation until the Agent notifies the Borrower (as directed by the Majority Lenders) or any Loan made to any other Loan Party being accelerated without notice being given to the relevant Loan Party by the Agent (acting on the instruction of the Majority Lenders).

SECTION 9

CHANGES TO PARTIES

25.	CHANGES TO THE LENDERS

25.1	Assignments and transfers by the Lenders

Subject to this Clause 25 and to Clause 26 (Restriction on Debt Purchase Transactions), an existing Lender (the “Existing Lender”) may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

under any Finance Document to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

25.2	Conditions of assignment or transfer

(a)	An Existing Lender must consult with the Borrower for no more than five Business Days before it may make any assignment or transfer or Sub-Participation in accordance with Clause 25.1 (Assignments and transfers by the Lenders) and must obtain the prior written consent of the Borrower for any assignment or transfer or Sub-Participation to a Restricted Financial Institution unless the assignment, transfer or Sub-Participation is:

(i)	to another Lender or an Affiliate of a Lender;

(ii)	if the Existing Lender is a fund, to a fund which is a Related Fund (other than a Restricted Financial Institution) of the Existing Lender; or

(iii)	made at a time when an Event of Default is continuing.

(b)	Where the prior written consent of the Borrower is required for an assignment, transfer or Sub-Participation to a Restricted Financial Institution it shall not be unreasonably withheld or delayed.

(c)	For the purposes of this Clause 25.2, “Restricted Financial Institution” means any hedge fund, whose primary purpose is not to invest in senior debt.

(d)	An assignment, transfer or Sub-Participation of part of a Lender’s participation must be in an amount such that the USD Amount of that Lender’s remaining participation (when aggregated with its Affiliates’ and Related Funds’ participation) in respect of Commitments or Loans made under a Facility is in a minimum amount of USD 2,000,000.

(e)	An assignment will only be effective on:

(i)	receipt by the Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties and the other Secured Parties as it would have been under if it was an Original Lender; and

(ii)	the performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(f)	A transfer will only be effective if the procedure set out in Clause 25.5 (Procedure for transfer) is complied with.

(g)	An Existing Lender may not assign or transfer its rights or obligations under the Finance Documents or change its Facility Office if:

(i)	as a result the Borrower would be obliged to repay all or part of the New Lender’s participation under Clause 7.1 (Illegality); or

(ii)	as a result the Borrower would be obliged to repay, under Clause 7.1 (Illegality), all or part of the participation of such Existing Lender acting through the new Facility Office.

(h)	If:

(i)	a Lender assigns or transfers its rights or obligations under the Finance Documents or changes is Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, a Loan Party would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 15 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under that Clause to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred. This paragraph (h) shall not apply in respect of an assignment or transfer made in the ordinary course of the primary syndication of the Facilities.

(i)	If any transfer, assignment or Sub-Participation is executed and purported to have effect in breach of the provisions of this Clause 25, the right to vote in respect of the Commitments and participations the subject thereof shall be suspended and such Commitment and participations shall be ignored in determining decisions requiring a vote by some or all of the Lenders, or a class of them, until such time as there has been compliance with the provisions contemplated in this section of this Clause 25.

(j)	A copy of each Confidentiality Undertaking required pursuant to any term of this Agreement shall, unless:

(i)	otherwise agreed by the Borrower; or

(ii)	no information is disclosed under or in reliance of such Confidentiality Undertaking,

be provided to the Borrower at least three Business Days prior to any provision of information to the relevant potential new Lender. A copy of any amendment to the Confidentiality Undertaking must be provided to the Borrower promptly upon such amendment taking effect.

(k)	Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

25.3	Assignment or transfer fee

Unless the Agent otherwise agrees and excluding a transfer, assignment or Sub-Participation:

(a)	to an Affiliate of a Lender;

(b)	to a Related Fund; or

(c)	made in connection with primary syndication of the Facilities,

the New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of USD 2,500.

25.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Transaction Documents, the Transaction Security or any other documents;

(ii)	the financial condition of any Loan Party;

(iii)	the performance and observance by any Loan Party or any other member of the Group of its obligations under the Transaction Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Transaction Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender, the other Finance Parties and the Secured Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Loan Party and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Transaction Document or the Transaction Security; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Loan Party and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 25; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Loan Party of its obligations under the Transaction Documents or otherwise.

25.5	Procedure for transfer

(a)	Subject to the conditions set out in Clause 25.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	Subject to Clause 25.9 (Pro rata interest settlement), on the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents and in respect of the Transaction Security each of the Loan Parties and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and in respect of the Transaction Security and their respective rights against one another under the Finance Documents and in respect of the Transaction Security shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each of the Loan Parties and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Loan Party or other member of the Group and the New Lender have assumed and/or acquired the same in place of that Loan Party and the Existing Lender;

(iii)	the Agent, the Arrangers, the Security Agent, the New Lender and the other Lenders shall acquire the same rights and assume the same obligations between themselves and in respect of the Transaction Security as they would have acquired and assumed had the New Lender been an Original Lender with the rights, and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arrangers, the Security Agent and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

25.6	Procedure for assignment

(a)	Subject to the conditions set out in Clause 25.2 (Conditions of assignment or transfer) an assignment may be effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)	The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c)	Subject to Clause 25.9 (Pro rata interest settlement), on the Transfer Date:

(i)	the Existing Lender will assign absolutely to the New Lender its rights under the Finance Documents and in respect of the Transaction Security expressed to be the subject of the assignment in the Assignment Agreement;

(ii)	the Existing Lender will be released from the obligations (the “Relevant Obligations”) expressed to be the subject of the release in the Assignment Agreement (and any corresponding obligations by which it is bound in respect of the Transaction Security); and

(iii)	the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.

(d)	Lenders may utilise procedures other than those set out in this Clause 25.6 to assign their rights under the Finance Documents (but not, without the consent of the relevant Loan Party or unless in accordance with Clause 25.5 (Procedure for transfer), to obtain a release by that Loan Party from the obligations owed to that Loan Party by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 25.2 (Conditions of assignment or transfer).

25.7	Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Borrower

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, an Assignment Agreement or an Increase Confirmation, send to the Borrower a copy of that Transfer Certificate, Assignment Agreement or Increase Confirmation.

25.8	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 25, each Lender may without consulting with or obtaining consent from any Loan Party, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)	in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or other Security for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by a Loan Party or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

25.9	Pro rata interest settlement

(a)	If the Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 25.5 (Procedure for transfer) or any assignment pursuant to Clause 25.6 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(i)	any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six Monthly intervals after the first day of that Interest Period); and

(ii)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts so that, for the avoidance of doubt:

(A)	when the Accrued Amounts become payable, those Accrued Amounts will be payable for the account of the Existing Lender; and

(B)	the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 25.9, have been payable to it on that date, but after deduction of the Accrued Amounts.

(b)	In this Clause 25.9 references to “Interest Period” shall be construed to include a reference to any other period for accrual of fees.

26.	RESTRICTION ON DEBT PURCHASE TRANSACTIONS

26.1	Prohibition on Debt Purchase Transactions by the Group

The Parent shall not, and shall procure that each other member of the Group shall not, enter into any Debt Purchase Transaction or beneficially own all or any part of the share capital of a company that is a Lender or a party to a Debt Purchase Transaction of the type referred to in paragraphs (b) or (c) of the definition of “Debt Purchase Transaction”.

26.2	Disenfranchisement on Debt Purchase Transactions entered into by Sponsor Affiliates

(a)	For so long as a Sponsor Affiliate:

(i)	beneficially owns a Commitment; or

(ii)	has entered into a sub-participation agreement relating to a Commitment or other agreement or arrangement having a substantially similar economic effect and such agreement or arrangement has not been terminated, in ascertaining:

(A)	the Majority Lenders;

(B)	whether:

(1)	any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments; or

(2)	the agreement of any specified group of Lenders,

has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents such Commitment shall be deemed to be zero; and such Sponsor Affiliate or the person with whom it has entered into such sub-participation, other agreement or arrangement shall be deemed not to be a Lender for the purposes of paragraphs (A) and (B) above (unless in the case of a person not being a Sponsor Affiliate it is a Lender by virtue otherwise than by beneficially owning the relevant Commitment).

(b)	Each Lender shall, unless such Debt Purchase Transaction is an assignment or transfer, promptly notify the Agent in writing if it knowingly enters into a Debt Purchase Transaction with a Sponsor Affiliate (a “Notifiable Debt Purchase Transaction”), such notification to be substantially in the form set out in Part I of Schedule 12 (Form of Notifiable Debt Purchase Transaction Notice).

(c)	A Lender shall promptly notify the Agent if a Notifiable Debt Purchase Transaction to which it is a party:

(i)	is terminated; or

(ii)	ceases to be with a Sponsor Affiliate,

such notification to be substantially in the form set out in Part II of Schedule 12 (Form of Notifiable Debt Purchase Transaction Notice).

(d)	Each Sponsor Affiliate that is a Lender agrees that:

(i)	in relation to any meeting or conference call to which all the Lenders are invited to attend or participate, it shall not attend or participate in the same if so requested by the Agent or, unless the Agent otherwise agrees, be entitled to receive the agenda or any minutes of the same; and

(ii)	in its capacity as Lender, unless the Agent otherwise agrees, it shall not be entitled to receive any report or other document prepared at the behest of, or on the instructions of, the Agent or one or more of the Lenders.

26.3	Sponsor Affiliates’ notification to other Lenders of Debt Purchase Transactions

Any Sponsor Affiliate which is or becomes a Lender and which enters into a Debt Purchase Transaction as a purchaser or a participant shall, by 5.00 pm on the Business Day following the day on which it entered into that Debt Purchase Transaction, notify the Agent of the extent of the Commitment(s) or amount outstanding to which that Debt Purchase Transaction relates. The Agent shall promptly disclose such information to the Lenders.

27.	CHANGES TO THE LOAN PARTIES

27.1	Assignment and transfers by Loan Parties

No Loan Party or any other member of the Group may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

27.2	Additional Loan Parties

(a)	Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 21.8 (“Know your customer” checks), the Parent may request that any of its Subsidiaries (other than the Borrower) become a Loan Party.

(b)	The Parent shall procure that any other member of the Group which is a Material Company or is a Holding Company of such a Material Company shall, as soon as possible after becoming a Material Company and, in any event within 30 days, become an Additional Loan Party to the extent required under Clause 23.28 (Loan Parties).

(c)	A member of the Restricted Group shall become an Additional Loan Party if:

(i)	the Borrower and the proposed Additional Loan Party deliver to the Agent a duly completed and executed Accession Deed; and

(ii)	the Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent) in relation to that Additional Loan Party, each in form and substance satisfactory to the Agent (acting reasonably).

(d)	The Agent shall notify the Borrower and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent).

(e)	Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (d) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

(f)	The Agent (acting on the instructions of the Majority Lenders) may, on the instructions of the Majority Lenders, agree with the Parent that the requirements under paragraph (c)(ii) above are to be delivered and/or satisfied at a date later than the date on which the relevant entity becomes an Additional Loan Party.

(g)	The Agent (acting on the instructions of the Majority Lenders) may, on the instructions of the Majority Lenders (but shall not be obliged to), agree a limit on the amount of the liability of the potential Additional Loan Party under Clause 19 (Guarantee and Indemnities) of this Agreement or other changes to the Finance Documents which in the opinion of the Agent, based on the advice of its legal counsel, are necessary or desirable to overcome any prohibition or a risk that a guarantee by the potential Additional Loan Party will not be legal, valid, binding, enforceable and effective. The reasonable cost of the advice of legal counsel obtained pursuant to this paragraph (g) shall be for the account of the Borrower.

27.3	Resignation of a Loan Party

(a)	The Borrower may request that a Loan Party (other than the Parent or the Borrower) ceases to be a Loan Party by delivering to the Agent a Resignation Letter if:

(i)	that Loan Party is being disposed of by way of a disposal of a Loan Party to a person which is not a member of the Group where that disposal is not prohibited under Clause 23.16 (Disposals) or made with the approval of the Majority Lenders (and the Borrower has confirmed this is the case) (a “Third Party Disposal”); or

(ii)	all the Lenders have consented to the resignation of that Loan Party.

(b)	The Agent shall accept a Resignation Letter and notify the Borrower and the Lenders of its acceptance if:

(i)	the Borrower has confirmed that no Default is continuing or would result from the acceptance of the Resignation Letter;

(ii)	no payment is due from the Loan Party under Clause 19.1 (Guarantee and Indemnities); and

(iii)	the Borrower has confirmed that it shall ensure that the Disposal Proceeds will be applied in accordance with Clause 8.2 (Application of Proceeds).

(c)	The resignation of that Loan Party shall not be effective until the date of the relevant Third Party Disposal at which time that company shall cease to be a Loan Party and shall have no further rights or obligations under the Finance Documents as a Loan Party.

27.4	Changes to the Loan Parties – FATCA

(a)	No Subsidiary may become an Additional Loan Party, or cease to be a Loan Party, before the date falling ten Business Days after the request of the Borrower in relation thereto has been notified by the Agent to the Lenders, unless each Lender is a “FATCA Protected Lender”. The Agent shall notify the Lenders reasonably promptly of any such requests from the Borrower.

(b)	If the Agent or a Lender reasonably believes that a Subsidiary becoming an Additional Loan Party, or ceasing to be a Loan Party, may constitute a “material modification” for the purposes of FATCA that may result (directly or indirectly) in a Party being required to make a FATCA Deduction and the Agent or such Lender (as the case may be) notifies the Borrower and the Agent accordingly, that Subsidiary may, subject to paragraphs (c) below, not become an Additional Loan Party, or cease to be an Additional Loan Party without the consent of the Agent or that Lender (as the case may be).

(c)	The consent of a Lender shall not be required pursuant to paragraph (b) above if that Lender is a FATCA Protected Lender.

27.5	Repetition of Representations

Delivery of an Accession Deed constitutes confirmation by the relevant Subsidiary that the representations and warranties referred to in paragraph (e) of Clause 20.30 (Times when representations made) are true and correct in relation to it as at the date of the delivery as if made by reference to the facts and circumstances then existing.

27.6	Resignation on disposal

If the Loan Party is or is proposed to be the subject of a Third Party Disposal then any resignation of that Loan Party shall become effective only on the making of that disposal.

SECTION 10

THE FINANCE PARTIES

28.	ROLE OF THE AGENT AND THE ARRANGERS AND OTHERS

28.1	Appointment of the Agent

(a)	Each of the Arrangers and the Lenders appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each of the Arrangers and the Lenders authorises the Agent and the Security Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent and the Security Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

28.2	Security Agent as trustee

The Security Agent declares that it holds the Security Property on trust for the Secured Parties on the terms contained in this Agreement.

28.3	Instructions

(a)	Each of the Agent and the Security Agent shall:

(i)	unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent or Security Agent in accordance with any instructions given to it by:

(A)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and

(B)	in all other cases, the Majority Lenders; and

(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.

(b)	In respect of the Security Agent only, paragraph (a) above shall not apply:

(i)	where this Agreement requires the Security Agent to act in a specified manner or to take a specified action; or

(ii)	in respect of any provision which protects the Security Agent’s own position in its personal capacity as opposed to its role of Security Agent for the Secured Parties including, without limitation, Clause 28.7(b) (No fiduciary duties) to Clause 28.12 (Exclusion of liability), Clause 28.17 (Confidentiality) to Clause 28.27 (Custodians and nominees) and Clause 28.30 (Acceptance of title) to Clause 28.33 (Disapplication of Trustee Acts).

(c)	Each of the Agent and the Security Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Agent and the Security Agent may refrain from acting unless and until it receives those instructions or that clarification.

(d)	Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent and the Security Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and shall be binding on all Finance Parties save for the Security Agent.

(e)	The Agent and the Security Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

(f)	In the absence of instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

(g)	In the absence of instructions, the Security Agent may act (or refrain from acting) as it considers in its discretion to be appropriate. In exercising any discretion to exercise a right, power or authority under the Finance Documents where it has not received any instructions as to the exercise of that discretion, the Security Agent shall do so having regard to the interests of all the Secured Parties.

(h)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (h) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Transaction Security Documents or enforcement of the Transaction Security or Transaction Security Documents.

28.4	Duties of the Agent

(a)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

(b)	Subject to paragraph (c) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(c)	Without prejudice to Clause 25.7 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Borrower) paragraph (b) above shall not apply to any Transfer Certificate, any Assignment Agreement or any Increase Confirmation.

(d)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(e)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(f)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent, the Arrangers or the Security Agent) under this Agreement it shall promptly notify the other Finance Parties.

(g)	The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

28.5	Duties of the Security Agent

(a)	The Security Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

(b)	The Security Agent shall promptly:

(i)	forward to the Agent a copy of any document received by the Security Agent from any Debtor under any Finance Document; and

(ii)	forward to a Party the original or a copy of any document which is delivered to the Security Agent for that Party by any other Party.

(c)	Except where a Finance Document specifically provides otherwise, the Security Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(d)	Without prejudice to Clause 28.11 (No duty to monitor), if the Security Agent receives notice from a Party referring to any Finance Document, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Primary Creditors.

(e)	To the extent that a Party (other than the Security Agent) is required to calculate a Common Currency Amount, the Security Agent shall upon a request by that Party, promptly notify that Party of the relevant Security Agent’s Spot Rate of Exchange.

(f)	The Security Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

28.6	Role of the Arrangers

Except as specifically provided in the Finance Documents, the Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document.

28.7	No fiduciary duties

(a)	Nothing in any Finance Document constitutes the Agent, the Security Agent or the Arrangers as a trustee or fiduciary of any other person.

(b)	None of the Agent, the Security Agent or the Arrangers, shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

28.8	Business with the Group

The Agent, the Security Agent and the Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

28.9	Rights and discretions

(a)	The Agent and the Security Agent may:

(i)	rely on any representation, communication, notice or document (including, without limitation, any notice given by a Lender pursuant to paragraphs (b) or (c) of Clause 26.2 (Disenfranchisement on Debt Purchase Transactions entered into by Sponsor Affiliates)) believed by it to be genuine, correct and appropriately authorised;

(ii)	assume that:

(A)	any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and

(B)	unless it has received notice of revocation, those instructions have not been revoked; and

(C)	in the case of the Security Agent, if it receives any instructions to act in relation to the Transaction Security, that all applicable conditions under the Finance Documents for so acting have been satisfied; and

(iii)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	Each of the Agent and the Security Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless the Agent has actual knowledge of a Default arising under Clause 24.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised;

(iii)	any notice or request made by the Borrower (other than a Utilisation Request or Selection Notice) is made on behalf of and, with the consent and knowledge of, all the Loan Parties; and

(iv)	no Notifiable Debt Purchase Transaction:

(A)	has been entered into;

(B)	has been terminated; or

(C)	has ceased to be with a Sponsor Affiliate.

(c)	Each of the Agent and the Security Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

(d)	Without prejudice to the generality of paragraph (c) above or paragraph (e) below, each of the Agent and the Security Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent or the Security Agent (and so separate from any lawyers instructed by the Lenders) if the Agent or the Security Agent (as the case may be) in its reasonable opinion deems this to be desirable.

(e)	Each of the Agent and the Security Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)	Each of the Agent and the Security Agent may act in relation to the Finance Documents through its officers, employees and agents, and the Agent and the Security Agent (as the case may be) shall not:

(i)	be liable for any error of judgment made by any such person; or

(ii)	be bound to supervise, or be in any way responsible for any loss incurred by reason of misconduct, omission or default on the part of any such person,

unless such error or such loss was directly caused by the Agent’s or the Security Agent’s (as the case may be) officer’s, employee’s or agent’s fraud, gross negligence or wilful misconduct.

(g)	Unless a Finance Document expressly provides otherwise, each of the Agent and the Security Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(h)	Without prejudice to the generality of paragraph (g) above, the Agent:

(i)	may disclose; and

(ii)	on the written request of the Borrower or the Majority Lenders, as soon as reasonably practicable, shall disclose,

the identity of a Defaulting Lender to the Borrower and to the other Finance Parties.

(i)	Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent, the Security Agent or the Arrangers is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(j)	Without prejudice to Clause 39 (Disclosure of Lender Details by Agent), the Agent may not disclose to any Finance Party any details of the rate notified to the Agent by any Lender or the identity of any such Lender for the purpose of paragraph (a)(ii) of Clause 12.2 (Market disruption).

(k)	Notwithstanding any provision of any Finance Document to the contrary, neither the Agent nor the Security Agent is obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

28.10	Responsibility for documentation

None of the Agent, the Security Agent or the Arrangers is responsible or liable for:

(a)	the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Agent, the Security Agent or the Arrangers a Loan Party or any other person in or in connection with any Finance Document, or the Information Memorandum, or the Structure Memoranda or any due diligence reports or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security; or

(c)	any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

28.11	No duty to monitor

Neither the Agent nor the Security Agent shall be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

28.12	Exclusion of liability

(a)	Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent or the Security Agent, none of the Agent or the Security Agent will be liable (including, without limitation, for negligence or any other category of liability whatsoever) for:

(i)	any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Transaction Security, unless directly caused by its gross negligence or wilful misconduct;

(ii)	exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Transaction Security; or

(iii)	in respect of the Security Agent, any shortfall which arises on the enforcement or realisation of the Security Property; or

(iv)	without prejudice to the generality of paragraphs (i) to (iii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)

No Party (other than the Agent or the Security Agent (as applicable)) may take any proceedings against any officer, employee or agent of the Agent or the Security Agent, in respect of any claim it might have against the Agent or the Security Agent, or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Transaction Document and any officer, employee or agent of the Agent or the Security Agent, may rely on this Clause subject to Clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

(c)	Neither the Agent nor the Security Agent will be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent or the Security Agent if the Agent or the Security Agent (as the case may be) has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent or the Security Agent (as the case may be) for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent, the Security Agent or the Arrangers to carry out:

(i)	any “know your customer” or other checks in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender,

on behalf of any Lender and each Lender confirms to the Agent or the Security Agent and the Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Security Agent or the Arrangers.

(e)	Without prejudice to any provision of any Finance Document excluding or limiting the liability of the Agent or the Security Agent, any liability of the Agent or the Security Agent arising under or in connection with any Finance Document or the Transaction Security shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Agent or the Security Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent or the Security Agent at any time which increase the amount of that loss. In no event shall the Agent or the Security Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent or the Security Agent has been advised of the possibility of such loss or damages.

28.13	Lenders’ indemnity to the Agent and the Security Agent

(a)	Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent and the Security Agent, within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent or the Security Agent, as the case may be (otherwise than by reason of the fraud, gross negligence or wilful misconduct of the Agent or the Security Agent) (or, in the case of any cost, loss or liability pursuant to Clause 31.11 (Disruption to Payment Systems etc.), notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent or the Security Agent under the Finance Documents (unless the Agent or the Security Agent has been reimbursed by a Loan Party pursuant to a Finance Document).

(b)	Subject to paragraph (c) below, the Borrower shall immediately on demand reimburse any Lender for any payment that Lender makes to the Agent or the Security Agent pursuant to paragraph (a) above.

(c)	Paragraph (b) above shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Agent or the Security Agent to a Loan Party.

28.14	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates acting through an office Singapore or Hong Kong as successor by giving notice to the Lenders and the Borrower.

(b)	Alternatively the Agent may resign by giving 30 days’ notice to the Lenders and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent.

(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Agent (after consultation with the Borrower) may appoint a successor Agent (acting through an office in Singapore or Hong Kong).

(d)	If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under paragraph (c) above, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this Clause 28 and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Agent’s normal fee rates and those amendments will bind the Parties.

(e)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(f)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(g)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (e) above), but shall remain entitled to the benefit of Clause 16.3 (Indemnity to the Agent) and this Clause 28 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(h)	The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)	the Agent fails to respond to a request under Clause 14.8(a) (FATCA Information) and the Borrower a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)	the information supplied by the Agent pursuant to Clause 14.8(a) (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Agent notifies the Borrower and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) the Borrower or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Borrower or that Lender, by notice to the Agent, requires it to resign.

28.15	Replacement of the Agent

(a)	After consultation with the Borrower, the Majority Lenders may, by giving 30 days’ notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor Agent (acting through an office in Hong Kong or Singapore).

(b)	The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(c)	The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) above) but shall remain entitled to the benefit of Clause 16.3 (Indemnity to the Agent) and this Clause 28 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

28.16	Resignation of the Security Agent

(a)	The Security Agent may resign and appoint one of its Affiliates as successor by giving notice to the Lenders and the Borrower.

(b)	Alternatively the Security Agent may resign by giving 30 days’ notice to the Lenders and the Borrower, in which case the Majority Lenders may appoint a successor Security Agent.

(c)	If the Majority Lenders have not appointed a successor Security Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Security Agent (after consultation with the Agent and the Borrower) may appoint a successor Security Agent.

(d)	The retiring Security Agent shall, make available to the successor Agent such documents and records and provide such assistance as the successor Security Agent may reasonably request for the purposes of performing its functions as Security Agent under the Finance Documents. The Borrower shall, within three Business Days of demand, reimburse the retiring Security Agent for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.

(e)	The Security Agent’s resignation notice shall only take effect upon:

(i)	the appointment of a successor; and

(ii)	the transfer of all the Security Property to that successor.

(f)	Upon the appointment of a successor, the retiring Security Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) of Clause 28.31 (Winding up of trust) and paragraph (d) above) but shall remain entitled to the benefit of this Clause 28 and Clause 28.13 (Lenders’ indemnity to the Agent and the Security Agent) (and any Security Agent fees for the account of the retiring Security Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if that successor had been an original Party.

(g)	The Majority Lenders may, by notice to the Security Agent, require it to resign in accordance with paragraph (b) above. In this event, the Security Agent shall resign in accordance with paragraph (b) above (but the cost referred to in paragraph (d) above shall be for the account of the Parent).

28.17	Confidentiality

(a)	In acting as agent for the Finance Parties, the Agent and the Security Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and neither the Agent nor the Security Agent (as the case may be) shall be deemed to have notice of it.

(c)	Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent or the Security Agent or the Arrangers is obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty.

28.18	Relationship with the Lenders

(a)	Subject to Clause 25.9 (Pro rata interest settlement), the Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 33.6 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and shall be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 33.2 (Addresses) and paragraph (a)(ii) of Clause 33.6 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

(c)	Each Lender shall supply the Security Agent with any information that the Security Agent may reasonably specify as being necessary or desirable to enable the Security Agent to perform its functions as Security Agent.

28.19	Credit appraisal by the Lenders

Without affecting the responsibility of any Loan Party for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent, the Security Agent and the Arrangers, that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Transaction Security;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(d)	the adequacy, accuracy or completeness of the Information Memorandum, any due diligence reports and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)	the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.

28.20	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Borrower) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

28.21	Agent’s management time

(a)	Any amount payable to the Agent under Clause 16.3 (Indemnity to the Agent), Clause 18 (Costs and expenses) or Clause 28.13 (Lenders’ indemnity to the Agent and the Security Agent) shall include the cost of utilising the Agent’s management time or other resources and is in addition to any fee paid or payable to the Agent under Clause 13 (Fees) in the event of:

(i)	a Default; or

(ii)	the Agent being requested by a Loan Party or the Majority Lenders to undertake duties which the Agent and the Borrower agree to be of an exceptional nature or outside the scope of the normal duties of the Agent under the Finance Documents; or

(iii)	the Agent and the Borrower agreeing that it is otherwise appropriate in the circumstances,

in which event the Borrower shall pay to the Agent any additional remuneration (together with any applicable Indirect Tax) that may be agreed between them or determined pursuant to paragraph (c) below.

(b)	Any cost of utilising the Agent’s management time or other resources shall include, without limitation, any such costs in connection with Clause 26.2 (Disenfranchisement of Debt Purchase Transactions entered into by Sponsor Affiliates).

(c)	If the Agent and the Borrower fail to agree upon the nature of the duties or upon the additional remuneration referred to in paragraph (a) above or whether additional remuneration is appropriate in the circumstances, any dispute shall be determined by an investment bank (acting as an expert and not as an arbitrator) selected by the Agent and approved by the Borrower or, failing approval, nominated (on the application of the Agent) by the President for the time being of the Law Society of England and Wales (the costs of the nomination and of the investment bank being payable by the Borrower) and the determination of any investment bank shall be final and binding upon the Parties.

28.22	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

28.23	Security Agent’s management time and additional expenses

(a)	Any amount payable to the Security Agent under Clause 16.4 (Indemnity to Security Agent), or Clause 18 (Costs and expenses), Clause 28.13 (Lenders’ Indemnity to Agent and the Security Agent) shall include the cost of utilising the Security Agent’s management time or other resources and is in addition to any other fee paid or payable to the Security Agent under the Finance Documents in the event of:

(i)	a Default; or

(ii)	the Security Agent being requested by a Loan Party or the Majority Lenders to undertake duties which the Security Agent and the Borrower agree to be of an exceptional nature or outside the scope of the normal duties of the Security Agent under the Finance Documents; or

(iii)	the Security Agent and the Borrower agreeing that it is otherwise appropriate in the circumstances,

in which event the Borrower shall pay to the Security Agent any additional remuneration (together with any applicable Indirect Tax) that may be agreed between them or determined pursuant to paragraph (b) below.

(b)	If the Security Agent and the Borrower fail to agree upon the nature of the duties or upon the additional remuneration referred to in paragraph (a) above or whether additional remuneration is appropriate in the circumstances, any dispute shall be determined by an investment bank (acting as an expert and not as an arbitrator) selected by the Security Agent and approved by the Borrower or, failing approval, nominated (on the application of the Security Agent) by the President for the time being of the Law Society of England and Wales (the costs of the nomination and of the investment bank being payable by the Borrower) and the determination of any investment bank shall be final and binding upon the Parties.

28.24	Reliance and engagement letters

(a)	Each Finance Party and Secured Party confirms that each of the Arrangers and the Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by the Arrangers or Agent) the terms of any reliance letter or engagement letters relating to any due diligence reports or any reports or letters provided by accountants in connection with the Finance Documents or the transactions contemplated in the Finance Documents and to bind it in respect of those due diligence reports or reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

(b)	The Security Agent may obtain and rely on any certificate or report from any Loan Party’s auditor and may enter into any reliance letter or engagement letter relating to that certificate or report on such terms as it may consider appropriate (including, without limitation, restrictions on the auditor’s liability and the extent to which that certificate or report may be relied on or disclosed).

28.25	No responsibility to perfect Transaction Security

The Security Agent shall not be liable for any failure to:

(a)	require the deposit with it of any deed or document certifying, representing or constituting the title of any Loan Party to any of the Charged Property;

(b)	obtain any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any Finance Document or the Transaction Security;

(c)	register, file or record or otherwise protect any of the Transaction Security (or the priority of any of the Transaction Security) under any law or regulation or to give notice to any person of the execution of any Finance Document or of the Transaction Security;

(d)	take, or to require any Loan Party to take, any step to perfect its title to any of the Charged Property or to render the Transaction Security effective or to secure the creation of any ancillary Security under any law or regulation; or

(e)	require any further assurance in relation to any Security Document.

28.26	Insurance by Security Agent

(a)	The Security Agent shall not be obliged:

(i)	to insure any of the Charged Property;

(ii)	to require any other person to maintain any insurance; or

(iii)	to verify any obligation to arrange or maintain insurance contained in any Finance Document,

and the Security Agent shall not be liable for any damages, costs or losses to any person as a result of the lack of, or inadequacy of, any such insurance.

(b)	Where the Security Agent is named on any insurance policy as an insured party, it shall not be liable for any damages, costs or losses to any person as a result of its failure to notify the insurers of any material fact relating to the risk assumed by such insurers or any other information of any kind, unless the Majority Lenders request it to do so in writing and the Security Agent fails to do so within fourteen days after receipt of that request.

28.27	Custodians and nominees

The Security Agent may appoint and pay any person to act as a custodian or nominee on any terms in relation to any asset of the trust as the Security Agent may determine, including for the purpose of depositing with a custodian this Agreement or any document relating to the trust created under this Agreement, and the Security Agent shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it under this Agreement or be bound to supervise the proceedings or acts of any person.

28.28	Delegation by the Security Agent

(a)	Each of the Security Agent, any Receiver and any Delegate may, at any time, delegate by power of attorney or otherwise to any person for any period, all or any right, power, authority or discretion vested in it in its capacity as such.

(b)	That delegation may be made upon any terms and conditions (including the power to sub-delegate) and subject to any restrictions that the Security Agent, that Receiver or that Delegate (as the case may be) may, in its discretion, think fit in the interests of the Secured Parties.

(c)	No Security Agent, Receiver or Delegate shall be bound to supervise or be in any way responsible for any damages, costs or losses incurred by reason of any misconduct, omission or default on the part of any such delegate or sub-delegate.

28.29	Additional Security Agents

(a)	The Security Agent may at any time appoint (and subsequently remove) any person to act as a separate trustee or as a co-trustee jointly with it:

(i)	if it considers that appointment to be in the interests of the Secured Parties;

(ii)	for the purposes of conforming to any legal requirement, restriction or condition which the Security Agent deems to be relevant; or

(iii)	for obtaining or enforcing any judgment in any jurisdiction,

and the Security Agent shall give prior notice to the Borrower and the Lenders of that appointment.

(b)	Any person so appointed shall have the rights, powers, authorities and discretions (not exceeding those given to the Security Agent under or in connection with the Finance Documents) and the duties, obligations and responsibilities that are given or imposed by the instrument of appointment.

(c)	The remuneration that the Security Agent may pay to that person, and any costs and expenses (together with any applicable Indirect Tax) incurred by that person in performing its functions pursuant to that appointment shall, for the purposes of this Agreement, be treated as costs and expenses incurred by the Security Agent.

28.30	Acceptance of title

The Security Agent shall be entitled to accept without enquiry, and shall not be obliged to investigate, any right and title that any Loan Party may have to any of the Charged Property and shall not be liable for, or bound to require any Loan Party to remedy, any defect in its right or title.

28.31	Winding up of trust

If the Security Agent, with the approval of the Agent, determines that:

(a)	all of the Secured Obligations and all other obligations secured by the Security Documents have been fully and finally discharged; and

(b)	no Secured Party is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to any Loan Party pursuant to the Finance Documents, then:

(i)	the trusts set out in this Agreement shall be wound up and the Security Agent shall release, without recourse or warranty, all of the Transaction Security and the rights of the Security Agent under each of the Security Documents; and

(ii)	any Security Agent which has resigned pursuant to Clause 28.16 (Resignation of the Security Agent) shall release, without recourse or warranty, all of its rights under each Security Document.

28.32	Powers supplemental to Trustee Acts

The rights, powers, authorities and discretions given to the Security Agent under or in connection with the Finance Documents shall be supplemental to the Trustee Act 1925 and the Trustee Act 2000 and in addition to any which may be vested in the Security Agent by law or regulation or otherwise.

28.33	Disapplication of Trustee Acts

Section 1 of the Trustee Act 2000 shall not apply to the duties of the Security Agent in relation to the trusts constituted by this Agreement. Where there are any inconsistencies between the Trustee Act 1925 or the Trustee Act 2000 and the provisions of this Agreement, the provisions of this Agreement shall, to the extent permitted by law and regulation, prevail and, in the case of any inconsistency with the Trustee Act 2000, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act.

28.34	Loan Parties: Power of Attorney

Each Loan Party by way of security for its obligations under this Agreement irrevocably appoints the Security Agent to be its attorney to do anything which that Loan Party has authorised the Security Agent or any other Party to do under this Agreement or is itself required to do under this Agreement but has failed to do (and the Security Agent may delegate that power on such terms as its sees fit).

29.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

30.	SHARING AMONG THE FINANCE PARTIES

30.1	Payments to Finance Parties

(a)	Subject to paragraph (b) below, if a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from a Loan Party other than in accordance with Clause 31 (Payment mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(i)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Agent;

(ii)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 31 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(iii)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 31.6 (Partial payments).

(b)	Paragraph (a) above shall not apply to any amount received or recovered by a Lender in respect of any cash cover provided for the benefit of that Lender.

30.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Loan Party and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 31.6 (Partial payments) towards the obligations of that Loan Party to the Sharing Finance Parties.

30.3	Recovering Finance Party’s rights

On a distribution by the Agent under Clause 30.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from a Loan Party, as between the relevant Loan Party and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Loan Party.

30.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

(b)	as between the relevant Loan Party and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Loan Party.

30.5	Exceptions

(a)	This Clause 30 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause 30.5, have a valid and enforceable claim against the relevant Loan Party.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified the other Finance Party of the legal or arbitration proceedings; and

(ii)	the other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11

ADMINISTRATION

31.	PAYMENT MECHANICS

31.1	Payments to the Agent

(a)	On each date on which a Loan Party or a Lender is required to make a payment under a Finance Document that a Loan Party or a Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency and with such bank as the Agent, in each case, specifies.

31.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 31.3 (Distributions to a Loan Party) and Clause 31.4 (Clawback and pre-funding), be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank specified by that Party in the principal financial centre of the country of that currency.

31.3	Distributions to a Loan Party

The Agent may (with the consent of the Loan Party or in accordance with Clause 32 (Set-Off)) apply any amount received by it for that Loan Party in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Loan Party under the Finance Documents or in or towards the purchase of any amount of any currency to be so applied.

31.4	Clawback and pre-funding

(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	Unless paragraph (c) below applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

(c)	If the Agent has notified the Lenders that it is willing to make available amounts for the account of the Borrower before receiving funds from the Lenders then, if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to the Borrower:

(i)	the Agent shall notify the Borrower of that Lender’s identity, and the Borrower shall on demand refund it to the Agent; and

(ii)	the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower, shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

31.5	Impaired Agent

(a)	If, at any time, the Agent becomes an Impaired Agent, a Loan Party or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 31.1 (Payments to the Agent) may instead either:

(i)	pay that amount direct to the required recipient(s); or

(ii)	if in its absolute discretion it considers that it is not reasonably practicable to pay that amount direct to the required recipient(s), pay that amount or the relevant part of that amount to an interest-bearing account:

(A)	held with an Acceptable Bank within the meaning of paragraph (a) of the definition of “Acceptable Bank” and in relation to which no Insolvency Event has occurred and is continuing;

(B)	in the name of the Loan Party or the Lender making the payment (the “Paying Party”); and

(C)	designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents (the “Recipient Party” or “Recipient Parties”).

In each case such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the Recipient Party or the Recipient Parties pro rata to their respective entitlements.

(c)	A Party which has made a payment in accordance with this Clause 31.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)	Promptly upon the appointment of a successor Agent in accordance with Clause 28.15 (Replacement of the Agent), each Paying Party shall (other than to the extent that that Party has given an instruction pursuant to paragraph (e) below) give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution to the relevant Recipient Party or Recipient Parties in accordance with Clause 31.2 (Distributions by the Agent).

(e)	A Paying Party shall, promptly upon request by a Recipient Party and to the extent:

(i)	that it has not given an instruction pursuant to paragraph (d) above; and

(ii)	that it has been provided with the necessary information by that Recipient Party,

give all requisite instructions to the bank with whom the trust account is held to transfer the relevant amount (together with any accrued interest) to that Recipient Party.

31.6	Partial payments

(a)	If the Agent receives a payment for application against amounts due in respect of any Finance Documents which is insufficient to discharge all the amounts then due and payable by a Loan Party under those Finance Documents, the Agent shall apply that payment towards the obligations of that Loan Party under those Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid amount owing to the Agent under those Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under those Finance Documents; and

(iii)	thirdly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iii) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by a Loan Party.

31.7	Set-off by Loan Parties

All payments to be made by a Loan Party under the Finance Documents shall be calculated and made without (and free and clear of any deduction for) set-off or counterclaim.

31.8	Business Days

(a)	Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement, interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

31.9	Currency of account

(a)	Subject to paragraphs (b) to (e) below, US Dollars is the currency of account and payment for any sum due from a Loan Party under any Finance Document.

(b)	A repayment of a Loan or Unpaid Sum or part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated, pursuant to this Agreement, on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated, pursuant to this Agreement, when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than US Dollars shall be paid in that other currency.

31.10	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit is at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

31.11	Disruption to Payment Systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Borrower that a Disruption Event has occurred:

(a)	the Agent may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facilities as the Agent may deem necessary in the circumstances;

(b)	the Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Agent and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents, notwithstanding the provisions of Clause 37 (Amendments and Waivers);

(e)	the Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 31.11; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

32.	SET-OFF

Following the occurrence of an Event of Default and for so long as it is continuing, a Finance Party may set off any matured obligation due from a Loan Party under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Loan Party, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

33.	NOTICES

33.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

33.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Parent or the Borrower, that identified with its name below;

(b)	in the case of each Lender, or any other Loan Party, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent or the Security Agent, that identified with its name below,

or any substitute address, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

33.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post, postage prepaid, in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 33.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by the Agent or Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s or Security Agent’s signature below (or any substitute department or officer as the Agent or Security Agent shall specify for this purpose).

(c)	All notices from or to a Loan Party shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Borrower in accordance with this Clause 33.3 will be deemed to have been made or delivered to each of the Loan Parties.

(e)	Any communication or document which becomes effective, in accordance with paragraphs (a) to (d) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

33.4	Notification of address and fax number

Promptly upon receipt of any notification of an address or fax number or change of address or fax number pursuant to Clause 33.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

33.5	Communication when Agent is Impaired Agent

If the Agent is an Impaired Agent, the Parties may, instead of communicating with each other through the Agent, communicate with each other directly, and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.

33.6	Electronic communication

(a)	Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication and if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days’ notice.

(b)	Any electronic communication made between those two Parties will be effective only when actually received in readable form and in the case of any electronic communication made by a Party to the Agent or the Security Agent only if it is addressed in such a manner as the Agent or Security Agent shall specify for this purpose.

(c)	Any electronic communication which becomes effective, in accordance with paragraph (b) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

33.7	Use of websites

(a)	The Borrower may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Borrower and the Agent (the “Designated Website”) if:

(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Borrower and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Borrower and the Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically, then the Agent shall notify the Borrower accordingly and the Borrower shall at its own cost supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event, the Borrower shall at its own cost supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Borrower and the Agent.

(c)	The Borrower shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Borrower becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Borrower notifies the Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Borrower under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)	Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Borrower shall at its own cost comply with any such request within ten Business Days.

33.8	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

34.	CALCULATIONS AND CERTIFICATES

34.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

34.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

34.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

35.	PARTIAL INVALIDITY

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

36.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party or Secured Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any Finance Document. No election to affirm any Finance Document on the part of any Finance Party or Secured Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

37.	AMENDMENTS AND WAIVERS

37.1	Required consents

(a)	Subject to Clause 37.2 (All Lender matters) and Clause 37.3 (Other exceptions), any term of the Finance Documents (other than the Mandate Letter) may be amended or waived only with the consent of the Majority Lenders and the Borrower and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 37.1.

(c)	No amendment or waiver may be made before the date falling ten Business Days after the terms of that amendment or waiver have been notified by the Agent to the Lenders, unless each Lender is a “FATCA Protected Lender”. The Agent shall notify the Lenders reasonably promptly of any amendments or waivers proposed by the Borrower.

(d)	Without prejudice to the generality of paragraphs (c), (d) and (e) of Clause 28.9 (Rights and discretions), the Agent may engage, pay for and rely on the services of lawyers in determining the consent level required for and effecting any amendment, waiver or consent under this Agreement.

(e)	Each Loan Party agrees to any such amendment or waiver permitted by this Clause 37.1 which is agreed to by the Borrower. This includes any amendment or waiver which would, but for this paragraph (e), require the consent of all of the Loan Parties.

37.2	All Lender matters

An amendment, waiver or (in the case of a Transaction Security Document) a consent of, or in relation to, any term of any Finance Document that has the effect of changing or which relates to:

(a)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(b)	an extension to the date of payment of any amount under the Finance Documents or any obligation on a Loan Party to make a prepayment pursuant to Clause 8.1 (Change of Control) (subject to the rights of Lenders to elect not to require any prepayment to be made to it pursuant to Clause 8.1 (Change of Control));

(c)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(d)	a change in currency of payment of any amount under the Finance Documents;

(e)	an increase in any Commitment or the Total Commitments, an extension of any Availability Period or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the relevant Facility;

(f)	a change to the Borrower or a change to any other Loan Party other than in accordance with Clause 27 (Changes to the Loan Parties);

(g)	any provision which expressly requires the consent of all the Lenders;

(h)	Clause 2.3 (Finance Parties’ rights and obligations), Clause 9.8 (Application of prepayments), Clause 25 (Changes to the Lenders), this Clause 37, Clause 41 (Governing law) or Clause 42.1 (Jurisdiction of English courts);

(i)	(other than as expressly permitted by the provisions of any Finance Document) the nature or scope of:

(i)	the guarantee and indemnity granted under Clause 19 (Guarantee and Indemnities);

(ii)	the Charged Property; or

(iii)	the manner in which the proceeds of enforcement of the Transaction Security are distributed,

(except in the case of paragraphs (ii) and (iii) above, insofar as it relates to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document); or

(j)	the release of any guarantee and indemnity granted under Clause 19 (Guarantee and Indemnities) or of any Transaction Security unless permitted under this Agreement or any other Finance Document or relating to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document, shall not be made, or given, without the prior consent of all the Lenders.

37.3	Other exceptions

(a)	An amendment or waiver which relates to the rights or obligations of the Agent, the Arrangers, the Security Agent or any Lender (each in their capacity as such) may not be effected without the consent of the Agent, the Arrangers, the Security Agent or that Lender.

(b)	If the Agent or a Lender reasonably believes that an amendment or waiver may constitute a “material modification” for the purposes of FATCA that may result (directly or indirectly) in a Party being required to make a FATCA Deduction and the Agent or that Lender (as the case may be) notifies the Borrower and the Agent accordingly, that amendment or waiver may, subject to paragraph (d)(ii) below, not be effected without the consent of the Agent or that Lender (as the case may be).

(c)	The consent of a Lender shall not be required pursuant to paragraph (b) above if that Lender is a FATCA Protected Lender.

(d)	Any amendment or waiver which:

(i)	relates only to the rights or obligations applicable to a particular Loan, Facility or class of Lender; and

(ii)	does not materially and adversely affect the rights or interests of Lenders in respect of any other Loan or Facility or another class of Lender,

may be made in accordance with this Clause 37 but as if references in this Clause 37 to the specified proportion of Lenders (including, for the avoidance of doubt, all the Lenders) whose consent would, but for this paragraph (d), be required for that amendment or waiver were to that proportion of the Lenders participating in that particular Loan or Facility or forming part of that particular class.

(e)	An Event of Default may be waived with the consent of the Majority Lenders but a payment Event of Default may not be waived without the consent of each Lender to which the relevant overdue payment is owing.

37.4	Excluded Commitments

If:

(a)	any Defaulting Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any term of any Finance Document or any other vote of Lenders under the terms of this Agreement within five Business Days of that request being made; or

(b)	any Lender which is not a Defaulting Lender fails to respond to such a request (other than an amendment, waiver or consent referred to in paragraphs (b), (c) and (e) or such a vote of Clause 37.2 (All Lender matters)) or such a vote within fifteen Business Days (or such longer time period as the Agent and the Borrower may agree) of that request being made,

(unless,	in either case, the Borrower and the Agent agree to a longer time period in relation to any request):

(i)	its Commitment(s) shall not be included for the purpose of calculating the Total Commitments under the relevant Facility/ies when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments has been obtained to approve that request; and

(ii)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

37.5	Replacement of Lender

(a)	If:

(i)	any Lender becomes a Non-Consenting Lender (as defined in paragraph (d) below); or

(ii)	any Lender becomes a Conflicted Lender; or

(iii)	a Loan Party becomes obliged to repay any amount in accordance with Clause 7.1 (Illegality) or to pay additional amounts pursuant to Clause 15.1 (Increased costs), Clause 14.2 (Tax gross-up) or Clause 14.3 (Tax indemnity) to any Lender, then the Borrower may, on five Business Days’ prior written notice to the Agent and such Lender, replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 25 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the Borrower, which is acceptable (in the case of any transfer of a Commitment) and which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 25 (Changes to the Lenders) for a purchase price in cash payable at the time of transfer in an amount equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans and all accrued interest and/or fees (to the extent that the Agent has not given a notification under Clause 25.9 (Pro rata interest settlement)), Break Costs and other amounts payable in relation thereto (not including any Margin) under the Finance Documents.

(b)	Unless otherwise agreed by the Majority Lenders (excluding any Non-Consenting Lender, if applicable), the replacement of a Lender pursuant to this Clause 37.5 shall be subject to the following:

(i)	the Borrower shall have no right to replace the Agent or the Security Agent (in each case in such capacity);

(ii)	neither the Agent nor the Lender shall have any obligation to the Borrower to find a Replacement Lender;

(iii)	in the event of a replacement of a Non-Consenting Lender or Conflicted Lender such replacement must take place no later than 30 days after the date on which that Lender is deemed a Non-Consenting Lender or Conflicted Lender;

(iv)	in no event shall the Lender replaced under this Clause 37.5 be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents; and

(v)	the Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer.

(c)	A Lender shall perform the checks described in paragraph (b)(v) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Agent and the Borrower when it is satisfied that it has complied with those checks.

(d)	In the event that:

(i)	the Borrower or the Agent (at the request of the Borrower) has requested the Lenders to give a consent in relation to, or to agree to a waiver or amendment of, any provisions of the Finance Documents;

(ii)	the consent, waiver or amendment in question requires the approval of all the Lenders; and

(iii)	the Lenders whose Commitments aggregate more than 85 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 75 per cent. of the Total Commitments prior to that reduction) have consented or agreed to such waiver or amendment, then any Lender who does not and continues not to consent or agree to such waiver or amendment shall be deemed a “Non-Consenting Lender”.

37.6	Disenfranchisement of Defaulting Lenders

(a)	For so long as a Defaulting Lender has any Available Commitment, in ascertaining:

(i)	the Majority Lenders; or

(ii)	whether:

(A)	any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments under the relevant Facility/ies; or

(B)	the agreement of any specified group of Lenders,

has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents,

that Defaulting Lender’s Commitments under the relevant Facility/ies will be reduced by the amount of its Available Commitments under the relevant Facility/ies and, to the extent that that reduction results in that Defaulting Lender’s Total Commitments being zero, that Defaulting Lender shall be deemed not to be a Lender for the purposes of paragraphs (i) and (ii) above.

(b)	For the purposes of this Clause 37.6, the Agent may assume that the following Lenders are Defaulting Lenders:

(i)	any Lender which has notified the Agent that it has become a Defaulting Lender;

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of “Defaulting Lender” has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

37.7	Replacement of a Defaulting Lender

(a)	The Borrower may, at any time a Lender has become and continues to be a Defaulting Lender, by giving 30 days’ prior written notice to the Agent and such Lender:

(i)	replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 25 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement;

(ii)	require such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 25 (Changes to the Lenders) all (and not part only) of the undrawn Commitment of the Lender; or

(iii)	require such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 25 (Changes to the Lenders) all (and not part only) of its rights and obligations in respect of the Facilities, to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the Borrower, which is acceptable (in the case of any transfer of a Commitment) and which confirms its willingness to assume and does assume all the obligations, or all the relevant obligations, of the transferring Lender in accordance with Clause 25 (Changes to the Lenders) for a purchase price in cash payable at the time of transfer which is either:

(A)	in an amount equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans and all accrued interest and (to the extent that the Agent has not given a notification under Clause 25.9 (Pro rata interest settlement)), Break Costs and other amounts payable in relation thereto under the Finance Documents; or

(B)	in an amount agreed between that Defaulting Lender, the Replacement Lender and the Borrower and which does not exceed the amount described in paragraph (A) above.

(b)	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause 37.7 shall be subject to the following conditions:

(i)	the Borrower shall have no right to replace the Agent or Security Agent;

(ii)	neither the Agent nor the Defaulting Lender shall have any obligation to the Borrower to find a Replacement Lender;

(iii)	the transfer must take place no later than 10 days after the notice referred to in paragraph (a) above;

(iv)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents; and

(v)	the Defaulting Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer to the Replacement Lender.

(c)	The Defaulting Lender shall perform the checks described in paragraph (b)(v) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Agent and the Borrower when it is satisfied that it has complied with those checks.

38.	CONFIDENTIALITY

38.1	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 38.2 (Disclosure of Confidential Information) and Clause 38.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

38.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)	to any of its Affiliates (including, for the avoidance of doubt, its head office and branches of its head office) and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent or Security Agent and, in each case, to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Loan Parties and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii)	appointed by any Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (b) of Clause 28.18 (Relationship with the Lenders));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 25.8 (Security over Lenders’ rights);

(viii)	who is a Party; or

(ix)	with the consent of the Borrower,

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)	in relation to paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)	in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)	in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances; and

(c)	to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and the relevant Finance Party; and

(d)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Loan Parties if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

38.3	Disclosure to numbering service providers

(a)	Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facilities and/or one or more Loan Parties the following information:

(i)	names of Loan Parties;

(ii)	country of domicile of Loan Parties;

(iii)	place of incorporation of Loan Parties;

(iv)	date of this Agreement;

(v)	Clause 41 (Governing law);

(vi)	the names of the Agent and the Arrangers;

(vii)	date of each amendment and restatement of this Agreement;

(viii)	amounts of, and names of, the Facilities (and any tranches);

(ix)	amount of Total Commitments;

(x)	currencies of the Facilities;

(xi)	type of Facilities;

(xii)	ranking of Facilities;

(xiii)	Termination Date for Facilities;

(xiv)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xiii) above; and

(xv)	such other information agreed between such Finance Party and the Borrower,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)	The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facilities and/or one or more Loan Parties by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	Each Loan Party represents that none of the information set out in paragraphs (i) to (xv) of paragraph (a) above is, nor will at any time be, unpublished price-sensitive information.

(d)	The Agent shall notify the Borrower and the other Finance Parties of:

(i)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facilities and/or one or more Loan Parties; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facilities and/or one or more Loan Parties by such numbering service provider.

38.4	Entire agreement

This Clause 38 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

38.5	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

38.6	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Borrower:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 38.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 38.

38.7	Continuing obligations

The obligations in this Clause 38 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of 12 months from the earlier of:

(a)	the date on which all amounts payable by the Loan Parties under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

39.	DISCLOSURE OF LENDER DETAILS BY AGENT

39.1	Supply of Lender details to Borrower

The Agent shall provide to the Borrower within five Business Days of a request by the Borrower (but no more frequently than once per calendar month), a list (which may be in electronic form) setting out the names of the Lenders as at that Business Day, their respective Commitments, the address and fax number (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the sending and receipt of information by electronic mail or by other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Agent to that Lender under the Finance Documents.

39.2	Supply of Lender details at Borrower’s direction

(a)	The Agent shall, at the request of the Borrower, disclose the identity of the Lenders and the details of the Lenders’ Commitments to any:

(i)	other Party or any other person if that disclosure is made to facilitate, in each case, a refinancing of the Financial Indebtedness arising under the Finance Documents or a material waiver or amendment of any term of any Finance Document; and

(ii)	member of the Group.

(b)	Subject to paragraph (c) below, the Borrower shall procure that the recipient of information disclosed pursuant to paragraph (a) above shall:

(i)	keep such information confidential;

(ii)	not disclose it to anyone; and

(iii)	ensure that all such information is protected with security measures and a degree of care that would apply to the recipient’s own confidential information.

(c)	The recipient may disclose such information to any of its officers, directors, employees, professional advisers, auditors and partners as it shall consider appropriate if any such person is informed in writing of the confidential nature thereof, except that there shall be no requirement to so inform if that person is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by duties of confidentiality in relation to the information.

39.3	Supply of Lender details to other Lenders

(a)	If a Lender (a “Disclosing Lender”) indicates to the Agent that the Agent may do so, the Agent shall disclose that Lender’s name and Commitment to any other Lender that is or becomes a Disclosing Lender.

(b)	The Agent shall, if so directed by the Requisite Lenders, request that each Lender indicates to it whether it is a Disclosing Lender.

39.4	Lender enquiry

If any Lender believes that any entity is, or may be, a Lender and if:

(a)	that entity ceases to have an Investment Grade Rating; or

(b)	an Insolvency Event occurs in relation to that entity,

the Agent shall, at the request of that Lender, indicate to that Lender the extent to which that entity has a Commitment.

39.5	Lender details definitions

In this Clause 39:

“Investment Grade Rating” means, in relation to an entity, a rating for its long-term unsecured and non-credit-enhanced debt obligations of BBB- or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or Baa3 or higher by Moody’s Investors Service Limited or a comparable rating from an internationally recognised credit rating agency.

“Requisite Lenders” means a Lender or Lenders whose Commitments aggregate 15 per cent. (or more) of the Total Commitments (or if the Total Commitments have been reduced to zero, aggregated 15 per cent. (or more) of the Total Commitments immediately prior to that reduction).

40.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 12

GOVERNING LAW AND ENFORCEMENT

41.	GOVERNING LAW

This Agreement, and any non-contractual obligations arising out of or in connection with it, are governed by English law.

42.	ENFORCEMENT

42.1	Jurisdiction of English courts

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 42.1 is for the benefit of the Finance Parties and the Secured Parties only. As a result, no Finance Party or Secured Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties and the Secured Parties may take concurrent proceedings in any number of jurisdictions.

42.2	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, each Loan Party (other than a Loan Party incorporated in England and Wales):

(i)	irrevocably appoints iGATE Computer Systems (UK) Limited as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(ii)	agrees that failure by an agent for service of process to notify the relevant Loan Party of the process will not invalidate the proceedings concerned.

(b)	If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Borrower (on behalf of all the Loan Parties) must immediately (and in any event within five Business Days of such event taking place) appoint another agent on terms acceptable to the Agent. Failing this, the Agent may appoint another agent for this purpose.

(c)	Each Loan Party expressly agrees and consents to the provisions of this Clause 42 and Clause 41 (Governing law).

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE ORIGINAL PARTIES

Part I

The Original Loan Parties

Name of Borrower	Registration number (or equivalent, if any)	Original Jurisdiction
Pan-Asia iGATE Solutions	099642 C1/GBL	Mauritius

Name of Original Loan Parties	Registration number (or equivalent, if any)	Original Jurisdiction
iGATE Technologies Inc.	2926029	Pennsylvania
iGATE Inc.	932153	Pennsylvania
iGATE Holding Corporation	2684379	Delaware
iGATE Corporation	2723678	Pennsylvania

Part II

The Original Lenders

Name of Original Lender	Facility A Commitment	Facility B Commitment
DBS Bank Ltd.	67,500,000	22,500,000
Deutsche Bank AG, Singapore Branch	67,500,000	22,500,000
ING Bank N.V., Singapore Branch	67,500,000	22,500,000
Standard Chartered Bank (Mauritius) Limited	45,000,000	22,500,000
Standard Chartered Bank, London Branch	22,500,000	nil
Total	270,000,000	90,000,000

SCHEDULE 2

CONDITIONS PRECEDENT

Part I

Conditions Precedent to Signing of the Agreement

1.	Loan Parties

(a)	A copy of the Constitutional Documents and of the constitutional documents of each other Original Loan Party.

(b)	If any Original Loan Party is a US Loan Party, a copy of a good standing certificate (including verification of tax status) with respect to such Original Loan Party, issued as of a recent date by the Secretary of State or other appropriate official of such Original Loan Party’s jurisdiction of incorporation or organisation.

(c)	A copy of a resolution of the board of directors of each Original Loan Party:

(i)	approving the terms of, and the transactions contemplated by, the Transaction Documents to which it is a party and resolving that it execute, deliver and perform the Transaction Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf;

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request and Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(iv)	in the case of a Loan Party other than the Borrower, authorising the Borrower to act as its agent in connection with the Finance Documents.

(d)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (c) above in relation to the Finance Documents and related documents.

(e)	A certificate of the Parent (signed by a director) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on any Original Loan Party to be exceeded.

(f)	A certificate of an authorised signatory of the Parent or other relevant Original Loan Party certifying that each copy document relating to it specified in this Part I of Schedule 2 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement.

2.	Transaction Documents

A copy of each of the Apax Put Option Documents and the other Transaction Documents (other than the Finance Documents) executed by the parties to those documents.

3.	Finance Documents

(a)	This Agreement executed by the members of the Group party to this Agreement.

(b)	The Fee Letters executed by the Borrower.

(c)	At least two originals of the Mauritian Share Pledge executed by ITI, the Borrower and the Security Agent.

(d)	A copy of all the share certificates and other documents of title or evidence of ownership of the shares pledged under the Mauritian Share Pledge and the executed and undated share transfer forms in relation thereto, the executed transfer in guarantee in the form contained in the Mauritian Share Pledge and the executed undated irrevocable proxy to the Security Agent in the form set out in the Mauritian Share Pledge (together the “Mauritian Closing Deliverables”).

4.	Legal opinions

The following legal opinions, each addressed to the Agent, the Security Agent and the Original Lenders and capable of being relied upon by any persons who become Lenders pursuant to the primary syndication of the Facilities.

(a)	A legal opinion of Shearman & Sterling (London) LLP, legal advisers to the Agent and the Arrangers as to English law substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(b)	A legal opinion of Uteem Chambers, legal advisers to the Agent and the Arrangers as to matters of Mauritian law substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(c)	A legal opinion of the following legal advisers to the Borrower:

(i)	Kirkland & Ellis LLP as to New York law (including a no-conflict opinion) and Delaware law; and

(ii)	Reed Smith as to Pennsylvanian law,

each substantially in the form distributed to the Original Lenders prior to signing this Agreement.

5.	Other documents and evidence

(a)	Evidence that any process agent referred to in Clause 42.2 (Service of process), if not an Original Loan Party, has accepted its appointment.

(b)	The Group Structure Chart which shows the Group assuming the Closing Date has occurred, the Material Companies and the Unrestricted Subsidiaries.

(c)	A copy, certified by an authorised signatory of the Parent to be a true copy, of the Original Financial Statements of each Loan Party.

(d)	A certificate of the Parent addressed to the Finance Parties confirming which companies within the Group are Material Companies or Unrestricted Subsidiaries and that the aggregate of earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA, as defined in Clause 22 (Financial Covenants)) (in each case calculated on an unconsolidated basis and excluding all intra-Group items and investments in Subsidiaries of any member of the Group) of the Original Loan Parties represents 75 per cent. or more of the Consolidated EBITDA (as defined in Clause 22 (Financial Covenants) (excluding the EBITDA of the India Business Companies).

(e)	Evidence that the fees, costs and expenses then due from the Parent pursuant to Clause 13 (Fees), Clause 14.5 (Stamp taxes) and Clause 18 (Costs and expenses) have been paid or will be paid by the Utilisation Date.

(f)	The Funds Flow Statement in a form agreed by the Borrower and the Agent detailing the proposed movement of funds on or before the Closing Date.

(g)	Utilisation Requests relating to any Loans to be made on the Closing Date.

(h)	The Structure Memoranda.

(i)	In the case of an Original Loan Party that is a US Loan Party, a certificate of an authorised signatory of such Original Loan Party stating that, provided that the limitation on such Original Loan Party’s guarantee pursuant to Clause 19.11 (Guarantee Limitations) is enforceable against the lenders, the respective company is Solvent after giving effect to the initial Loans, the applications of the proceeds of the Loans in accordance with Clause 3 (Purpose) of this Agreement and the payment of all estimated legal, accounting and other fees related to this Agreement and the consummation of the other transactions contemplated by this Agreement.

Part II

Conditions Precedent Required to be Delivered by an Additional Loan Party

1.	An Accession Deed executed by the Additional Loan Party and the Borrower.

2.	If any Additional Loan Party is a US Loan Party, a copy of a good standing certificate (including verification of tax status) with respect to such Additional Loan Party, issued as of a recent date by the Secretary of State or other appropriate official of such Additional Loan Party’s jurisdiction of incorporation or organisation.

3.	A copy of the constitutional documents of the Additional Loan Party.

4.	As required by law or customary practice, a copy of a resolution of the board of directors (or equivalent corporate body) of the Additional Loan Party:

(a)	approving the terms of, and the transactions contemplated by, the Accession Deed and the Finance Documents and resolving that it execute, deliver and perform the Accession Deed and any other Finance Document to which it is party;

(b)	authorising a specified person or persons to execute the Accession Deed and other Finance Documents on its behalf;

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including, in relation to an Additional Borrower, any Utilisation Request or Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(d)	authorising the Borrower to act as its agent in connection with the Finance Documents.

5.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.

6.	As required by law or customary practice, a copy of a resolution signed by all the holders of the issued shares of the Additional Loan Party, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Loan Party is a party.

7.	As required by law or customary practice, a copy of a resolution of the board of directors of each corporate shareholder of each Additional Loan Party approving the terms of the resolution referred to in paragraph 6 above.

8.	A certificate of the Additional Loan Party (signed by a Responsible Officer) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on it to be exceeded.

9.	A certificate of an authorised signatory of the Additional Loan Party certifying that each copy document listed in this Part II of Schedule 2 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of the Accession Deed.

10.	A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of any Finance Document.

11.	If available, the latest audited financial statements of the Additional Loan Party.

12.	The following legal opinions, each addressed to the Agent, the Security Agent and the Lenders:

(a)	A legal opinion of the legal advisers to the Agent in England, as to English law in the form distributed to the Lenders prior to signing the Accession Deed.

(b)	If the Additional Loan Party is incorporated in a jurisdiction other than England and Wales or is executing a Finance Document which is governed by a law other than English law, a legal opinion of the legal advisers to the Agent in the jurisdiction of its incorporation, “centre of main interest” or “establishment” (as applicable) or, as the case may be, the jurisdiction of the governing law of that Finance Document (the “Applicable Jurisdiction”) as to the law of the Applicable Jurisdiction and in the form distributed to the Lenders prior to signing the Accession Deed.

13.	If the proposed Additional Loan Party is incorporated in a jurisdiction other than England and Wales, evidence that the process agent specified in Clause 42.2 (Service of process), if not a Loan Party, has accepted its appointment in relation to the proposed Additional Loan Party.

14.	Any notices or documents required to be given or executed under the terms of those security documents.

15.	(a)

If the Additional Loan Party is incorporated in England and Wales, Scotland or Northern Ireland, evidence that the Additional Loan Party has done all that is necessary (including, without limitation, by re-registering as a private company) to comply with sections 677 to 683 of the Companies Act 2006 in order to enable that Additional Loan Party to enter into the Finance Documents and perform its obligations under the Finance Documents.

(b)	If the Additional Loan Party is not incorporated in England and Wales, Scotland or Northern Ireland, such documentary evidence as legal counsel to the Agent may require, that such Additional Loan Party has complied with any law in its jurisdiction relating to financial assistance or analogous process.

16.	In the case of an Additional Loan Party that is a US Loan Party, a certificate of an authorised signatory of such Additional Loan Party stating that, provided that the limitation on such Additional Loan Party’s guarantee pursuant to Clause 19.11 (Guarantee Limitations) is enforceable against the lenders, the respective company is Solvent after giving effect to the initial Loans, the applications of the proceeds of the Loans in accordance with Clause 3 (Purpose) of this Agreement and the payment of all estimated legal, accounting and other fees related to this Agreement and the consummation of the other transactions contemplated by this Agreement.

SCHEDULE 3

REQUESTS

Part I

Utilisation Request

Loans

From:	[Borrower]

To:	[Agent]

Dated:

Dear Sirs

[Borrower] – [•] Senior Facilities Agreement

dated [•] (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement. This is a Utilisation Request. Terms defined in the Facilities Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

(a)	Borrower:	[•]

(b)	Proposed Utilisation Date:	[•] (or, if that is not a Business Day, the next Business Day)

(c)	Facility to be utilised:	[Facility A]/[Facility B] [ ]*

(d)	Currency of Loan:	US Dollars

(e)	Amount:	[•] or, if less, the Available Facility

(f)	Interest Period:	[•]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Loan should be credited to [account].

5.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for

[Borrower]

NOTES:

*	Select the Facility to be utilised and delete references to the other Facilities.

Part II

Selection Notice

Applicable to a Loan

From:	[Borrower]

To:	[Agent]

Dated:

Dear Sirs

[Borrower] - [•] Senior Facilities Agreement

dated [•] (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement. This is a Selection Notice. Terms defined in the Facilities Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.	We refer to the following Facility A Loan[s] with an Interest Period ending on [•]*.

3.	We request that the next Interest Period for the above Facility [A]/[B] Loan[s] is [•]

4.	This Selection Notice is irrevocable.

Yours faithfully

authorised signatory for

[Borrower]

NOTES:

*	Insert details of all Loans for the relevant Facility which have an Interest Period ending on the same date.

SCHEDULE 4

FORM OF TRANSFER CERTIFICATE

To:	[•] as Agent and [•] as Security Agent

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

[Borrower] – [•] Senior Facilities Agreement

dated [•] (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement. This agreement (the “Agreement”) shall take effect as a Transfer Certificate for the purpose of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause 25.5 (Procedure for transfer) of the Facilities Agreement:

(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation and in accordance with Clause 25.5 (Procedure for transfer) all of the Existing Lender’s rights and obligations under the Facilities Agreement and the other Finance Documents which relate to that portion of the Existing Lender’s Commitment(s) and participations in Loans under the Facilities Agreement as specified in the Schedule.

(b)	The proposed Transfer Date is [•].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 33.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 25.4 (Limitation of responsibility of Existing Lenders).

4.	The New Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:

(a)	[a Qualifying Lender];

(b)	[not a Qualifying Lender].

5.	The New Lender confirms that it [is]/[is not]* a Sponsor Affiliate.

6.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

7.	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

8.	This Agreement has been entered into on the date stated at the beginning of this Agreement.

*	Delete as applicable.

NOTES:	The execution of this Transfer Certificate may not transfer a proportionate share of the Existing Lender’s interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender’s Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By:

This Agreement is accepted as a Transfer Certificate for the purposes of the Facilities Agreement by the Agent and the Transfer Date is confirmed as [            ].

[Agent]

By:

[Security Agent]

By:

SCHEDULE 5

FORM OF ASSIGNMENT AGREEMENT

To:	[ ] as Agent and [ ], [ ] as Security Agent, [ ] as Borrower, for and on behalf of each Loan Party

From:	[the Existing Lender] (the “Existing Lender”) and [the New Lender] (the “New Lender”)

Dated:

[Borrower] - [•] Senior Facilities Agreement

dated [•] (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement. This is an Assignment Agreement. This agreement (the “Agreement”) shall take effect as an Assignment Agreement for the purpose of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement*.

2.	We refer to Clause 25.6 (Procedure for assignment) of the Facilities Agreement:

(a)	The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Facilities Agreement, the other Finance Documents and in respect of the Transaction Security which correspond to that portion of the Existing Lender’s Commitment(s) and participations in Loans under the Facilities Agreement as specified in the Schedule.

(b)	The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitment(s) and participations in Loans under the Facilities Agreement specified in the Schedule.

(c)	The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.

3.	The proposed Transfer Date is [•].

4.	On the Transfer Date the New Lender becomes Party to the relevant Finance Documents as a Lender.

5.	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 33.2 (Addresses) are set out in the Schedule.

6.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 25.4 (Limitation of responsibility of Existing Lenders).

7.	The New Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:

(a)	[a Qualifying Lender];

(b)	[not a Qualifying Lender].

8.	The New Lender confirms that it [is]/[is not]** a Sponsor Affiliate.

9.	This Agreement acts as notice to the Agent (on behalf of each Finance Party) and, upon delivery in accordance with Clause 25.7 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Borrower), to the Borrower (on behalf of each Loan Party) of the assignment referred to in this Agreement.

10.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

11.	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

12.	This Agreement has been entered into on the date stated at the beginning of this Agreement.

NOTES:

*	The execution of this Assignment Agreement may not transfer a proportionate share of the Existing Lender’s interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender’s Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.
**	Delete as applicable.

THE SCHEDULE

Commitment/rights and obligations to be transferred by assignment, release and accession

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]

By:	By:

This Agreement is accepted as an Assignment Agreement for the purposes of the Facilities Agreement by the Agent, and the Transfer Date is confirmed as [•].

Signature of this Agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to in this Agreement, which notice the Agent receives on behalf of each Finance Party.

[Agent]

By:

[Security Agent]

By:

SCHEDULE 6

FORM OF ACCESSION DEED

To:	[•] as Agent and [•] as Security Agent

From:	[Subsidiary] and [Borrower]

Dated:

Dear Sirs

[Borrower] – [            ] Senior Facilities Agreement

dated [            ] (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement. This deed (the “Accession Deed”) shall take effect as an Accession Deed for the purposes of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in paragraphs 1, 2 and 3 of this Accession Deed unless given a different meaning in this Accession Deed.

2.	[Subsidiary] agrees to become an Additional Loan Party and to be bound by the terms of the Facilities Agreement and the other Finance Documents as an Additional Loan Party pursuant to Clause 27.2 (Additional Loan Parties) of the Facilities Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction] and is a limited liability company and registered number [ ].

3.	[Subsidiary’s] administrative details for the purposes of the Facilities Agreement are as follows:

Address:

Fax No.:

Attention:

4.	This Accession Deed and any non-contractual obligations arising out of or in connection with it are governed by English law.

THIS ACCESSION DEED has been signed on behalf of the Security Agent, signed on behalf of the Borrower and executed as a deed by [Subsidiary] and is delivered on the date stated above.

[Subsidiary]

EXECUTED as a DEED by	)
[ ]	)
acting by	)
and	)

Director

Director

OR

SIGNED as a DEED by	)
[ ]	)
acting by	)

Director

Witness’s signature

Name

Address

The Borrower

[Borrower]

By:

The Security Agent

[Full Name of Current Security Agent]

By:

SCHEDULE 7

FORM OF RESIGNATION LETTER

To:	[•] as Agent

From:	[resigning Loan Party] and [Borrower]

Dated:

Dear Sirs

[Borrower] - [•] Senior Facilities Agreement

dated [•] (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement. This is a Resignation Letter. Terms defined in the Facilities Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.	Pursuant to Clause 27.3 (Resignation of a Loan Party), we request that [resigning Loan Party] be released from its obligations as a Loan Party under the Facilities Agreement and the Finance Documents.

3.	We confirm that:

(a)	no Default is continuing or would result from the acceptance of this request; and

(b)	*[this request is given in relation to a Third Party Disposal of [resigning Loan Party]].

4.	This Resignation Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

[Borrower]	[resigning Loan Party]

By:	By:

NOTES:

*	Insert where resignation only permitted in case of a Third Party Disposal.

SCHEDULE 8

FORM OF COMPLIANCE CERTIFICATE

To:	[•] as Agent

From:	[Borrower]

Dated:

Dear Sirs

[Borrower] - [•] Senior Facilities Agreement

dated [•] (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement. This is a Compliance Certificate. Terms defined in the Facilities Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that:

[Insert details of covenants to be certified].

We confirm that [Interest Cover]/[Leverage Ratio] is [•]:1.

3.	[We confirm that no Event of Default is continuing.]*

4.	[We confirm that the following companies constitute Material Companies for the purposes of the Facilities Agreement: [•].]

[We confirm that the [aggregate of the earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA, as defined in Clause 22 (Financial Covenants)) (in each case calculated on an unconsolidated basis and excluding all intra-Group items and investments in Subsidiaries of any member of the Group) of the Loan Parties is 75 per cent. or more of the Consolidated EBITDA, as defined in Clause 22 (Financial Covenants).

5.	[We confirm that the following companies constitute Unrestricted Subsidiaries for the purposes of the Facilities Agreement [•]]

6.	We confirm that the amount of Buyback Proceeds received by us (i) during the most recently ended Financial Quarter is [•] and (ii) since the date of this Agreement is [•].

7.	[We confirm that we are in compliance with Clause 23.25 (Minimum Cash Requirement and Refinancing)]**

Signed
	[Responsible Officer] of [Parent]	[Responsible Officer] of [Parent]

NOTES:

*	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.
**	Add certification for certificate given for each period during which the requirements of Clause 23.25 must be complied with.

SCHEDULE 9

TIMETABLES

Part I

Loans

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request))	U-2 11:00 a.m. (Singapore time)

Delivery of a duly completed Selection Notice (Clause 11.1 (Selection of Interest Periods and Terms))	U-2 09:30 a.m. (Singapore time)

Agent determines (in relation to a Loan) the US Dollar Amount of the Loan, if required under Clause 5.4 (Lenders’ participation) and notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ participation)	U-2

LIBOR is fixed	Quotation Day 11:00 a.m. (London time)

“U” =	date of Utilisation or, if applicable, in the case of a Loan that has already been borrowed, the first day of the relevant Interest Period for that Loan.

SCHEDULE 10

MATERIAL COMPANIES

1.	iGATE Technologies Inc., a company organised under the laws of the state of Pennsylvania.

2.	iGATE Technologies Canada Inc., a company organised under the laws of Canada with registration number 002291344.

3.	iGATE Corporation, a company organised under the laws of Pennsylvania with registration number 2723678.

4.	iGATE Holding Corporation, a company organised under the laws of Delaware, with registration number 2684379.

5.	iGATE Inc., a company organised under the laws of Pennsylvania, with registration number 932153.

SCHEDULE 11

FORM OF INCREASE CONFIRMATION

To:	[ ] as Agent, [ ] as Security Agent, and [ ] as Borrower, for and on behalf of each Loan Party

From:	[the Increase Lender] (the “Increase Lender”)

Dated:

[Borrower] - [            ] Senior Facilities Agreement

dated [            ] (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement. This agreement (the “Agreement”) shall take effect as an Increase Confirmation for the purpose of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause 2.2 (Increase) of the Facilities Agreement.

3.	The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the “Relevant Commitment”) as if it was an Original Lender under the Facilities Agreement.

4.	The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the “Increase Date”) is [ ].

5.	On the Increase Date, the Increase Lender becomes party to the relevant Finance Documents as a Lender.

6.	The Facility Office and address, fax number and attention details for notices to the Increase Lender for the purposes of Clause 33.2 (Addresses) are set out in the Schedule.

7.	The Increase Lender expressly acknowledges the limitations on the Lenders’ obligations referred to in paragraph (g) of Clause 2.2 (Increase).

8.	The Increase Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:

(a)	[a Qualifying Lender];

(b)	[not a Qualifying Lender].

9.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

10.	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

11.	This Agreement has been entered into on the date stated at the beginning of this Agreement.

NOTE:	The execution of this Increase Confirmation may not be sufficient for the Increase Lender to obtain the benefit of the Transaction Security in all jurisdictions. It is the responsibility of the Increase Lender to ascertain whether any other documents or other formalities are required to obtain the benefit of the Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

THE SCHEDULE

Relevant Commitment/rights and obligations to be assumed by the Increase Lender

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[Increase Lender]

By:

This Agreement is accepted as an Increase Confirmation for the purposes of the Facilities Agreement by the Agent and the Increase Date is confirmed as [            ].

Agent

By:

Security Agent

By:

SCHEDULE 12

FORM OF NOTIFIABLE DEBT PURCHASE TRANSACTION NOTICE

Part 1

Form of Notice on Entering into Notifiable Debt Purchase Transaction

To:	[ ] as Agent

From:	[The Lender]

Dated:

[Borrower] – [            ] Senior Facilities Agreement

dated [            ] (the “Facilities Agreement”)

1.	We refer to paragraph (b) of Clause 26.2 (Disenfranchisement on Debt Purchase Transactions entered into by Sponsor Affiliates) of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in this notice unless given a different meaning in this notice.

2.	We have entered into a Notifiable Debt Purchase Transaction.

3.	The Notifiable Debt Purchase Transaction referred to in paragraph 2 above relates to the amount of our Commitment(s) as set out below.

Commitment	Amount of our Commitment to which Notifiable Debt Purchase Transaction relates (US Dollars)

[Facility A Commitment]	[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]

[Facility B Commitment]	[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]*

[Lender]

By:

NOTE:

*	Delete as applicable.

Part II

Form of Notice on Termination of Notifiable Debt Purchase Transaction /

Notifiable Debt Purchase Transaction ceasing to be with Sponsor Affiliate

To:	[ ] as Agent

From:	[The Lender]

Dated:

[Borrower] – [            ] Senior Facilities Agreement

dated [            ] (the “Facilities Agreement”)

1.	We refer to paragraph (c) of Clause 26.2 (Disenfranchisement on Debt Purchase Transactions entered into by Sponsor Affiliates) of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in this notice unless given a different meaning in this notice.

2.	A Notifiable Debt Purchase Transaction which we entered into and which we notified you of in a notice dated [ ] has [terminated]/[ceased to be with a Sponsor Affiliate].*

3.	The Notifiable Debt Purchase Transaction referred to in paragraph 2 above relates to the amount of our Commitment(s) as set out below.

Commitment	Amount of our Commitment to which Notifiable Debt Purchase Transaction relates (US Dollars)

[Facility A Commitment]	[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]

[Facility B Commitment]	[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies] **

[Lender]

By:

NOTES:

*	Delete as applicable.
**	Delete as applicable.

SCHEDULE 13

APPROVED BANKS

Country	Name of the Bank
Australia	ANZ Banking Group Limited
Australia	HSBC Bank Australia Limited
Belgium	Royal Bank Of Scotland
Canada	Citibank N.A.
Canada	Royal Bank of Canada
China	Bank of China
China	China Merchants Bank
Czech Republic	Raiffeisenbank
Denmark	Handelsbanken
Finland	Handelsbanken
Finland	Nordea Bank Finland Plc
France	Royal Bank of Scotland
Germany	Deutsche Bank Privat- und Geschäftskunden AG
India	Axis Bank Limited
India	Bank of America
India	BNP Paribas
India	Citibank N.A.
India	DBS Bank Ltd.
India	Deutsche Bank AG
India	HDFC Bank Limited
India	Hongkong and Shanghai Banking Corporation Limited
India	ICICI Bank Limited
India	Kotak Mahindra Bank Limited
India	Standard Chartered Bank
India	Standard Chartered Bank Mauritius
India	State Bank of India
India	Royal Bank of Scotland
Ireland	Ulster bank
Japan	Deutsche Bank Group Japan
Japan	Bank of Tokyo Mitsubishi UFJ
Luxemburg	BGL PNB PARIBAS
Malaysia	Deutsche Bank
Malaysia	Standard Chartered Bank
Mauritius	Standard Chartered Bank
Mexico	El Banco Nacional de Mexico
Mexico	BBVA Bancomer S.A.
Mexico	Banco Nacional de Mexico S.A.
Mexico	Citibank
Netherlands	ABN AMRO Bank N.V.
Singapore	Citibank N.A.
Singapore	Deutsche Bank, Singapore
South Africa	Standard Bank of South Africa
Sweden	Handelsbanken
Sweden	Royal Bank Of Scotland
Switzerland	Credit Suisse
Switzerland	Deutsche Bank AG, Filiale Zürich
Turkey	Türkiye Garanti bankasi TEL
UAE (Dubai)	Standard Chartered Bank
UK	Handelsbanken
UK	HSBC Bank UK
UK	NatWest Bank UK
UK	National Westminster Bank
USA	Bank of America
USA	PNC Bank

Country	Name of the Bank
USA	JP Morgan Chase N.A.
USA	Standard Chartered Bank, NewYork
USA	Union Bank N.A.

SCHEDULE 14

ACCEPTABLE EUROPEAN COUNTRIES

Belgium

Czech Republic

Denmark

Finland

France

Germany

Luxembourg

Sweden

Switzerland

The Netherlands

SIGNATURES

THE PARENT iGATE CORPORATION By: Address: 158-162P & 165-170P, EPIP Phase II, Whitefield, Bengaluru 560066 India Fax: +91 80 4125 9090
THE BORROWER PAN-ASIA iGATE SOLUTIONS By: Address: Suite No. 206, SIT Business Centre, NG Tower, Cybercity, Ebene, Mauritius Fax: + 230 467 8923

SCHEDULE 4

CONDITIONS PRECEDENT

1.	Corporate Formalities

(a)	A copy of the constitutional documents of each Loan Party or a certificate of an authorised signatory of each relevant Loan Party confirming that the constitutional documents previously delivered to the Agent for the purposes of the Original Facilities Agreement have not been amended and remain in full force and effect.

(b)	A copy of a resolution of the board of directors (and where appropriate, of the shareholders) of each Loan Party:

(i)	approving the terms of, and the transactions contemplated by, the Agreement and each of the other Amendment Documents to which it is party and resolving that it execute such documents; and

(ii)	designating authorised officers of the relevant Loan Party to execute the Agreement and each of the other Amendment Documents to which it is party and any other documents required in connection with the transactions contemplated hereby and thereby.

(c)	A certificate of an authorised signatory of each Loan Party setting out the names and signatures of the persons authorised to sign on behalf of each such Loan Party the Amendment Agreement and each of the other Amendment Documents to which it is party and all other documents to be executed in connection herewith.

2.	Additional Documents

(a)	Duly signed and dated acknowledgement of a notice from the Security Agent’s that it is holding the security under the Mauritian Share Pledge for the benefit of the New Lenders.

(b)	Duly signed confirmation letter by ITI, as pledgor under the Mauritian Share Pledge, in relation to the validity of the security given under the Mauritian Share Pledge.

3.	Legal Opinions

The following legal opinions, each addressed to the Agent, the Security Agent and the Original Lenders and capable of being relied upon by any persons who become Lenders pursuant to the primary syndication of the Facilities:

(a)	a legal opinion of Shearman & Sterling (London) LLP, legal advisers to the Agent and the Arrangers as to English law substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(b)	a legal opinion of Uteem Chambers, legal advisers to the Agent and the Arrangers as to matters of Mauritian law substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(c)	a legal opinion of the following legal advisers to the Borrower:

(i)	Kirkland & Ellis LLP as to New York law (including a no-conflict opinion) and Delaware law; and

(ii)	Reed Smith as to Pennsylvanian law,

each substantially in the form distributed to the Original Lenders prior to signing this Agreement.

4.	Other documents and evidence

(a)	A copy of the EY Reorganisation Memorandum.

(b)	Evidence that the costs and expenses then due from the Borrower have been paid.

SIGNATURES

The Company

Pan-Asia iGATE Solutions

Signature:

Name:

The Loan Parties

iGATE Technologies Inc.

Signature:

Name:

iGATE Inc.

Signature:

Name:

iGATE Holding Corporation

Signature:

Name:

iGATE Corporation

Signature:

Name:

The Agent

ING Bank N.V., Singapore Branch

Signature:

Name:

The Security Agent

ING Bank N.V., Singapore Branch

Signature:

Name:

The Arrangers

DBS Bank Ltd.

Signature:

Name:

Deutsche Bank AG, Singapore Branch

Signature:

Name:

ING Bank N.V.

Signature:

Name:

Standard Chartered Bank

Signature:

Name:

The Existing Lenders

DBS Bank Ltd.

Signature:

Name:

Deutsche Bank AG, Singapore Branch

Signature:

Name:

ING Bank N.V., Singapore Branch

Signature:

Name:

Standard Chartered Bank, London Branch

Signature:

Name:

Standard Chartered Bank (Mauritius) Limited

Signature:

Name:

The New Lenders

Hua Nan Commercial Bank Ltd., Offshore Banking Branch

Signature:

Name:

Taiwan Cooperative Bank, Offshore Banking Branch

Signature:

Name:

Taichung Commercial Bank Co., Ltd., Offshore Banking Branch

Signature:

Name:

Qatar National Bank SAQ, Singapore Branch

Signature:

Name:

Mizuho Bank, Ltd., Hong Kong Branch

Signature:

Name:

Chang Hwa Commercial Bank Ltd., Offshore Banking Branch

Signature:

Name:

Siemens Financial Services, Inc.

Signature:

Name: